Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-178685

PROSPECTUS

12,581,250 Shares

PACIFIC ETHANOL, INC.

Common Stock

This is a public offering of 12,581,250 shares of our common stock, including 4,956,250 shares of common stock issuable upon exercise of warrants.  All shares of common stock are being offered by the selling security holders identified in this prospectus.  It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated.  We will not receive any proceeds from the sale of the shares of common stock.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “PEIX.”  The last reported price of our common stock on The NASDAQ Capital Market on February 10, 2012, was $1.14 per share.

Our principal offices are located at 400 Capitol Mall, Suite 2060, Sacramento, California 95814 and our telephone number is (916) 403-2123.

Investing in our shares of common stock involves substantial risks.  See “Risk Factors” beginning on page 5 of this prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2012.

i

PROSPECTUS SUMMARY

To fully understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our financial statements and the notes to our financial statements appearing elsewhere in this prospectus.  In this prospectus, the words “we,” “us,” “our” and similar terms refer to Pacific Ethanol, Inc., a Delaware corporation, unless the context provides otherwise.

Our Company

Overview

We are the leading marketer and producer of low-carbon renewable fuels in the Western United States.

Since our inception in 2005, we have conducted ethanol marketing operations through our subsidiary Kinergy Marketing, LLC, or Kinergy, through which we market and sell ethanol produced by third parties.  In 2006, we began constructing the first of our four then wholly-owned ethanol production facilities, or Pacific Ethanol Plants, and were continuously engaged in plant construction until the fourth facility was completed in 2008.  We funded, and until recently directly operated, the Pacific Ethanol Plants through a subsidiary holding company and four other indirect subsidiaries, or Plant Owners.

In late 2008 and early 2009, we idled production at three of the Pacific Ethanol Plants due to adverse market conditions and lack of adequate working capital.  Adverse market conditions and our financial constraints continued, resulting in an inability to meet our debt service requirements, and in May 2009, each of the Plant Owners filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code, or Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, or Bankruptcy Court.

On June 29, 2010, or Effective Date, the Plant Owners declared effective their amended joint plan of reorganization, or Plan, and emerged from bankruptcy.  Under the Plan, on the Effective Date, all of the ownership interests in the Bankrupt Debtors were transferred to a newly-formed holding company, New PE Holdco, LLC, or New PE Holdco, wholly-owned as of that date by some of the prepetition lenders and new lenders of the Plant Owners.  As a result, the Pacific Ethanol Plants became wholly-owned by New PE Holdco.

We currently manage the production of ethanol at the Pacific Ethanol Plants under the terms of an asset management agreement with New PE Holdco and the Plant Owners. We also market ethanol and its co-products, including wet distillers grain and syrup, or WDG, produced by the Pacific Ethanol Plants under the terms of separate marketing agreements with the Plant Owners whose facilities are operational. In addition, we provide operations, maintenance and accounting services for a 250,000 gallon per year cellulosic integrated biorefinery owned by ZeaChem Inc. in Boardman, Oregon, which is adjacent to the Pacific Ethanol Columbia plant.  We also market ethanol and its co-products to other third parties, and provide transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington.

We have extensive customer relationships throughout the Western United States and extensive supplier relationships throughout the Western and Midwestern United States.  Our customers are integrated oil companies and gasoline marketers who blend ethanol into gasoline. We supply ethanol to our customers either from the Pacific Ethanol Plants located within the regions we serve, or with ethanol procured in bulk from other producers. In some cases, we have marketing agreements with ethanol producers to market all of the output of their facilities. Additionally, we have customers who purchase our co-products for animal feed and other uses.

Recent Developments

On November 15, 2011, we fully retired our $35.0 million senior convertible notes.  See “Management’s Discussion and Analysis of Financial Condition – Liquidity and Capital Resources – Convertible Notes.”

On November 29, 2011, we purchased an additional 7% ownership interest in New PE Holdco for an aggregate purchase price of $4.5 million in cash.

On December 13, 2011, we raised approximately $8.0 million through the issuance of 7,625,000 shares of our common stock and five-year warrants, or Warrants, to purchase an aggregate of up to 4,956,250 shares of our common stock at an exercise price of $1.50 per share, subject to adjustment.  See “Description of Common Stock and Warrant Financing.”

On December 19, 2011, we completed the purchase of an additional 7% ownership interest in New PE Holdco for an aggregate purchase price of $4.6 million in cash.  As of the date of this prospectus, we have a 34% ownership interest in New PE Holdco.

Business Strategy

Our primary goal is to maintain and advance our position as the leading marketer and producer of low carbon renewable fuels in the Western United States. We view the key elements of our business and growth strategy to achieve this objective in short- and long-term perspectives, which include:

Short-Term Strategy

•	expand ethanol production and marketing revenues, ethanol markets and distribution infrastructure;

•	continue operating the Pacific Ethanol Plants and third-party plants; and

•	focus on cost efficiencies.

Long-Term Strategy

•	continue to increase our ownership interest in New PE Holdco;

•	explore new technologies and renewable fuels; and

•	evaluate and pursue acquisition opportunities.

Competitive Strengths

We believe that our competitive strengths include the following:

•	our customer and supplier relationships;

•	our extensive ethanol distribution network;

•	our operational expertise;

•	the strategic locations of the Pacific Ethanol Plants;

•	our low carbon-intensity ethanol;

•	our use of the latest production technologies; and

•	our experienced management.

We believe that these advantages will allow us to capture an increasing share of the total market for ethanol and its co-products.

Corporate Information

We are a Delaware corporation that was incorporated in February 2005.  Our principal executive offices are located at 400 Capitol Mall, Suite 2060, Sacramento, California 95814.  Our telephone number is (916) 403-2123 and our Internet website is www.pacificethanol.net.  The content of our Internet website does not constitute a part of this prospectus.

Information in this Prospectus

You should rely only on the information contained in this prospectus in connection with this offering.  We have not authorized anyone to provide you with information that is different.  The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

The Offering

Common stock offered by the selling security holders	12,581,250(1)

Common stock outstanding prior to this offering	86,631,664

Common stock to be outstanding after this offering	91,587,914(2)

The NASDAQ Capital Market symbol	PEIX

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. See “Use of Proceeds.”
Risk Factors
There are many risks related to our business, this offering and ownership of our common stock that you should consider before you decide to buy our common stock in this offering.  You should read the “Risk Factors” section  beginning on page  5 as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

_____________
(1)	Includes 4,956,250 shares of common stock issuable upon exercise of the Warrants.
(2)	Represents 86,631,664 shares of common stock currently outstanding plus 4,956,250 shares of common stock issuable upon exercise of the Warrants.

The number of shares of common stock that will be outstanding upon the completion of this offering is based on the 86,631,664 shares outstanding as of February 10, 2012, and excludes the following:

•
248,789 shares of common stock reserved for issuance under our 2006 Stock Option Plan, or 2006 Plan, of which options to purchase 208,869 shares were outstanding as of that date, at a weighted average exercise price of $0.86 per share;

•
1,435,525 shares of common stock reserved for issuance under warrants to purchase common stock outstanding as of that date, other than the Warrants held by the selling security holders, at a weighted average exercise price of $32.16 per share;

•	2,907,393 shares of common stock reserved for issuance upon conversion of our Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock; and

•	any additional shares of common stock we may issue from time to time after that date.

RISK FACTORS

The following summarizes material risks that you should carefully consider before you decide to buy our common stock in this offering.  Any of the following risks, if they actually occur, would likely harm our business, financial condition and results of operations.  As a result, the trading price of our common stock could decline, and you could lose the money you paid to buy our common stock.

Risks Related to our Business

We have incurred significant losses and negative operating cash flow in the past and we may incur significant losses and negative operating cash flow in the foreseeable future. Continued losses and negative operating cash flow will hamper our operations and prevent us from expanding our business.

We have incurred significant losses and negative operating cash flow in the past. For 2009, we incurred a net loss of approximately $308.7 million and negative operating cash flow of approximately $6.3 million. Although we reported net income of $69.5 million for 2010, primarily due to a $119.4 million net gain in connection with the completion of the bankruptcy proceedings of our former indirect wholly-owned subsidiaries, we incurred negative operating cash flow of approximately $37.0 million. We incurred a net loss of $4.8 million and negative operating cash flow of approximately $7.6 million for the nine months ended September 30, 2011. We believe that we may incur significant losses and negative operating cash flow in the foreseeable future. We expect to rely on cash on hand, cash, if any, generated from our operations and cash, if any, generated from future financing activities, if any, to fund all of the cash requirements of our business. Continued losses and negative operating cash flow may hamper our operations and impede us from expanding our business. Continued losses and negative operating cash flow are also likely to make our capital raising needs more acute while limiting our ability to raise additional financing on favorable terms.

We are a minority member of New PE Holdco with limited control over certain significant business decisions. As a result, our interests may not be as well served as if we were in control of all aspects of the business of New PE Holdco, which could adversely affect its contribution to our results of operations and our business prospects related to that entity.

New PE Holdco owns, and we operate, the Pacific Ethanol Plants. We have a 34% ownership interest in New PE Holdco.  While this represents the single largest ownership position in New PE Holdco and although we have the power to make decisions regarding the activities of New PE Holdco that most significantly impact New PE Holdco’s economic performance by virtue of the terms of the asset management agreement we have with New PE Holdco, the consent of the other owners is required to approve certain actions, including incurring new indebtedness or refinancing existing indebtedness, entering into contracts with a term of greater than one year or a value of more than $1.0 million, making of certain capital expenditures, restarting an idle plant and sale or disposition of any plant assets.  Some actions require the consent of all owners and others require the consent of holders of 67% or 85% of the ownership interests.  In addition, we are precluded from voting on matters in which we have a direct financial interest, such as the amendment or extension of the asset management we have with New PE Holdco and the Plant Owners and/or the marketing agreements we have with the Plant Owners whose facilities are operational.  As a result of these limitations, we are dependent on the business judgment of the other owners of New PE Holdco in respect of a number of significant matters bearing on the operations of the Pacific Ethanol Plants.  Consequently, our interests may not be as well served as if we were in control of New PE Holdco, and the contribution by New PE Holdco to our results of operations and our business prospects related to that entity may be adversely affected by our lack of control over that entity.

The termination of the asset management agreement and marketing agreements to which we are a party relating to New PE Holdco and the Pacific Ethanol Plants could lead to the deconsolidation of the financial statements of New PE Holdco with our company.  If that were to occur, our results of operations would be adversely affected.

The asset management agreement and marketing agreements relating to New PE Holdco and the Pacific Ethanol Plants vest with us the power to direct substantially all of the activities of New PE Holdco that most significantly impact New PE Holdco’s economic performance. In addition, through our ownership interest in New PE Holdco, we are in a position to absorb losses and receive benefits from New PE Holdco that could potentially be significant to New PE Holdco.  As a result, we are required to consolidate the financial results of New PE Holdco with our financial results.  The asset management and marketing agreements have terms of one year and automatically renew for successive one year terms unless terminated by any party by giving notice 90 days prior to the end of any one-year period.  If either or both of these agreements were terminated, we would be required to reassess whether we would continue to have a controlling financial interest in New PE Holdco.  If we were to determine that we no longer had a controlling financial interest in New PE Holdco, we would no longer be able to consolidate New PE Holdco’s financial statements with those of Pacific Ethanol.  If that were to occur, our results of operations and financial condition would be adversely affected.

The results of operations of the Pacific Ethanol Plants and their ability to operate at a profit is largely dependent on managing the spreads among the prices of corn, natural gas, ethanol and WDG, all of which are subject to significant volatility and uncertainty.

The results of operations of the Pacific Ethanol Plants are highly impacted by commodity prices, including the spreads between the cost of corn and natural gas that they must purchase, and the prices of ethanol and WDG that they sell. Prices and supplies are subject to and determined by market forces over which we have no control, such as weather, domestic and global demand, shortages, export prices, and various governmental policies in the United States and around the world. As a result of price volatility for these commodities, our operating results may fluctuate substantially. Increases in corn prices or natural gas or decreases in ethanol or WDG prices may make it unprofitable to operate the Pacific Ethanol Plants. No assurance can be given that corn and natural gas can be purchased at, or near, current or any particular prices and that ethanol or WDG will sell at, or near, current or any particular prices. Consequently, our results of operations and financial position may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol or WDG.

Over the past several years, the price spread between ethanol and corn prices has fluctuated widely and narrowed significantly. Fluctuations are likely to continue to occur. A sustained narrow spread or any further reduction in the spread between ethanol and corn prices, whether as a result of sustained high or increased corn prices or sustained low or decreased ethanol prices, would adversely affect our results of operations and financial position. Further, combined revenues from sales of ethanol and WDG could decline below the marginal cost of production, which could cause us to suspend production of ethanol and WDG at some or all of the Pacific Ethanol Plants.

Increased ethanol production may cause a decline in ethanol prices or prevent ethanol prices from rising, and may have other negative effects, adversely impacting our results of operations, cash flows and financial condition.

We believe that the most significant factor influencing the price of ethanol has been the substantial increase in ethanol production in recent years. Domestic ethanol production capacity has increased steadily from an annualized rate of 1.5 billion gallons per year in January 1999 to 13.2 billion gallons in 2010 according to the Renewable Fuels Association, or RFA. See “Business—Governmental Regulation.” However, increases in the demand for ethanol may not be commensurate with increases in the supply of ethanol, thus leading to lower ethanol prices. Demand for ethanol could be impaired due to a number of factors, including regulatory developments and reduced United States gasoline consumption. Reduced gasoline consumption has occurred in the past and could occur in the future as a result of increased gasoline or oil prices.

The market price of ethanol is volatile and subject to large fluctuations, which may cause our profitability or losses to fluctuate significantly.

The market price of ethanol is volatile and subject to large fluctuations. The market price of ethanol is dependent upon many factors, including the supply of ethanol and the price of gasoline, which is in turn dependent upon the price of petroleum which is highly volatile and difficult to forecast. For example, our average sales price of ethanol increased by 54% in the nine months ended September 30, 2011 as compared to the comparable period in 2010. Fluctuations in the market price of ethanol may cause our profitability or losses to fluctuate significantly.

Disruptions in ethanol production infrastructure may adversely affect our business, results of operations and financial condition.

Our business depends on the continuing availability of rail, road, port, storage and distribution infrastructure. In particular, due to limited storage capacity at the Pacific Ethanol Plants and other considerations related to production efficiencies, the Pacific Ethanol Plants depend on just-in-time delivery of corn. The production of ethanol also requires a significant and uninterrupted supply of other raw materials and energy, primarily water, electricity and natural gas. The prices of electricity and natural gas have fluctuated significantly in the past and may fluctuate significantly in the future. Local water, electricity and gas utilities may not be able to reliably supply the water, electricity and natural gas that the Pacific Ethanol Plants will need or may not be able to supply those resources on acceptable terms. Any disruptions in the ethanol production infrastructure, whether caused by labor difficulties, earthquakes, storms, other natural disasters or human error or malfeasance or other reasons, could prevent timely deliveries of corn or other raw materials and energy and may require the Pacific Ethanol Plants to halt production which could have a material adverse effect on our business, results of operations and financial condition.

We and the Pacific Ethanol Plants may engage in hedging transactions and other risk mitigation strategies that could harm our results of operations.

In an attempt to partially offset the effects of volatility of ethanol prices and corn and natural gas costs, the Pacific Ethanol Plants may enter into contracts to fix the price of a portion of their ethanol production or purchase a portion of their corn or natural gas requirements on a forward basis. In addition, we may engage in other hedging transactions involving exchange-traded futures contracts for corn, natural gas and unleaded gasoline from time to time. The financial statement impact of these activities is dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which forward commitments have been made. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. As a result, our results of operations and financial position may be adversely affected by fluctuations in the price of corn, natural gas, ethanol and unleaded gasoline.

Operational difficulties at the Pacific Ethanol Plants could negatively impact sales volumes and could cause us to incur substantial losses.

Operations at the Pacific Ethanol Plants are subject to labor disruptions, unscheduled downtimes and other operational hazards inherent in the ethanol production industry, including equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Insurance obtained by the Pacific Ethanol Plants may not be adequate to fully cover the potential operational hazards described above or the Pacific Ethanol Plants may not be able to renew this insurance on commercially reasonable terms or at all.

Moreover, the production facilities at the Pacific Ethanol Plants may not operate as planned or expected. All of these facilities are designed to operate at or above a specified production capacity. The operation of these facilities is and will be, however, subject to various uncertainties. As a result, these facilities may not produce ethanol and its co-products at expected levels. In the event any of these facilities do not run at their expected capacity levels, our business, results of operations and financial condition may be materially and adversely affected.

The United States ethanol industry is highly dependent upon myriad federal and state legislation and regulation and any changes in legislation or regulation could have a material adverse effect on our results of operations and financial condition.

Various studies have criticized the efficiency of ethanol in general, and corn-based ethanol in particular, which could lead to the reduction or repeal of incentives and tariffs that promote the use and domestic production of ethanol or otherwise negatively impact public perception and acceptance of ethanol as an alternative fuel.

Although many trade groups, academics and governmental agencies have supported ethanol as a fuel additive that promotes a cleaner environment, others have criticized ethanol production as consuming considerably more energy and emitting more greenhouse gases than other biofuels and as potentially depleting water resources. Other studies have suggested that ethanol negatively impacts consumers by causing higher prices for dairy, meat and other foodstuffs from livestock that consume corn. If these views gain acceptance, support for existing measures promoting the use and domestic production of corn-based ethanol could decline, leading to a reduction or repeal of these measures. These views could also negatively impact public perception of the ethanol industry and acceptance of ethanol as a component for blending in transportation fuel.

Waivers or repeal of the national Renewable Fuel Standard’s minimum levels of renewable fuels included in gasoline could have a material adverse effect on our results of operations.

Shortly after passage of the Energy Independence and Security Act of 2007, which increased the minimum mandated required usage of ethanol, a Congressional sub-committee held hearings on the potential impact of the national Renewable Fuel Standard, or RFS, on commodity prices. While no action was taken by the sub-committee towards repeal of the national RFS, any attempt by Congress to re-visit, repeal or grant waivers of the national RFS could adversely affect demand for ethanol and could have a material adverse effect on our results of operations and financial condition.

The ethanol production and marketing industry is extremely competitive. Many of the significant competitors of the Pacific Ethanol Plants have greater production and financial resources than New PE Holdco does and one or more of these competitors could use their greater resources to gain market share at the expense of New PE Holdco. In addition, a number of New PE Holdco’s suppliers may circumvent the marketing services we provide to New PE Holdco, causing our sales and profitability to decline.

The ethanol production and marketing industry is extremely competitive. Many of New PE Holdco’s and our significant competitors in the ethanol production and marketing industry, including Archer Daniels Midland Company, or ADM, and Valero Energy Corporation, have substantially greater production and/or financial resources than we do. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than New PE Holdco or we could. Successful competition will require a continued high level of investment in marketing and customer service and support. New PE Holdco’s and our limited resources relative to many significant competitors may cause New PE Holdco to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce New PE Holdco’s and our competitiveness and cause a decline in market share, sales and profitability. Even if sufficient funds are available, we and New PE Holdco may not be able to make the modifications and improvements necessary to compete successfully.

We and New PE Holdco also face increasing competition from international suppliers. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that are generally substantially lower than the cost structures of the Pacific Ethanol Plants. Any increase in domestic or foreign competition could cause the Pacific Ethanol Plants to reduce their prices and take other steps to compete effectively, which could adversely affect their and our results of operations and financial condition.

In addition, some of New PE Holdco’s and our suppliers are potential competitors and, especially if the price of ethanol reaches historically high levels, they may seek to capture additional profits by circumventing our marketing services in favor of selling directly to our customers. If one or more of our major suppliers, or numerous smaller suppliers, circumvent our marketing services, our sales and profitability may decline.

The high concentration of our sales within the ethanol marketing and production industry could result in a significant reduction in sales and negatively affect our profitability if demand for ethanol declines.

We expect to be completely focused on the marketing and production of ethanol and its co-products for the foreseeable future. We may be unable to shift our business focus away from the marketing and production of ethanol to other renewable fuels or competing products. Accordingly, an industry shift away from ethanol or the emergence of new competing products may reduce the demand for ethanol. A downturn in the demand for ethanol would likely materially and adversely affect our sales and profitability.

The volatility in the financial and commodities markets and sustained weakening of the economy could further significantly impact our business and financial condition and may limit our ability to raise additional capital.

As widely reported, financial markets in the United States and the rest of the world have experienced extreme disruption, including, among other things, extreme volatility in securities and commodities prices, as well as severely diminished liquidity and credit availability. As a result, we believe that our ability to access capital markets and raise funds required for our operations may be severely restricted at a time when we may need to do so, which could have a material adverse effect on our ability to meet our current and future funding requirements and on our ability to react to changing economic and business conditions. We are not able to predict the duration or severity of any current or future disruption in financial markets, fluctuations in the price of crude oil or other adverse economic conditions in the United States. However, if economic conditions worsen, it is likely that these factors would have a further adverse effect on our results of operations and future prospects and may limit our ability to raise additional capital.

In addition to ethanol produced by the Pacific Ethanol Plants, we also depend on a small number of third-party suppliers for a significant portion of the ethanol we sell. If any of these suppliers does not continue to supply us with ethanol in adequate amounts, we may be unable to satisfy the demands of our customers and our sales, profitability and relationships with our customers will be adversely affected.

In addition to the ethanol produced by the Pacific Ethanol Plants, we also depend on a small number of third-party suppliers for a significant portion of the ethanol that we sell. We expect to continue to depend for the foreseeable future upon a small number of third-party suppliers for a significant portion of the total amount of the ethanol that we sell. Our third-party suppliers are primarily located in the Midwestern United States. The delivery of ethanol from these suppliers is therefore subject to delays resulting from inclement weather and other conditions. If any of these suppliers is unable or declines for any reason to continue to supply us with ethanol in adequate amounts, we may be unable to replace that supplier and source other supplies of ethanol in a timely manner, or at all, to satisfy the demands of our customers. If this occurs, our sales, profitability and our relationships with our customers will be adversely affected.

We and New PE Holdco may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We and New PE Holdco are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees and the employees of the Pacific Ethanol Plants. In addition, some of these laws and regulations require the Pacific Ethanol Plants to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. In addition, we and the Pacific Ethanol Plants have made, and expect to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

We and New PE Holdco may be liable for the investigation and cleanup of environmental contamination at each of the properties that New PE Holdco owns or that we operate, including the Pacific Ethanol Plants, and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make significant additional expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at the Pacific Ethanol Plants. Present and future environmental laws and regulations, and interpretations of those laws and regulations, applicable to New PE Holdco’s and our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial condition.

The hazards and risks associated with producing and transporting our products (including fires, natural disasters, explosions and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial condition.

If we are unable to attract and retain key personnel, our ability to operate effectively may be impaired.

Our ability to operate our business and implement strategies depends, in part, on the efforts of our executive officers and other key employees. Our future success will depend on, among other factors, our ability to retain our current key personnel and attract and retain qualified future key personnel, particularly executive management. Failure to attract or retain key personnel could have a material adverse effect on our business and results of operations.

We depend on a small number of customers for the majority of our sales. A reduction in business from any of these customers could cause a significant decline in our overall sales and profitability.

The majority of our sales are generated from a small number of customers. During each of 2010 and 2009, sales to our two largest customers, each of whom accounted for 10% or more of our net sales, represented approximately 24% and 32% of our net sales, respectively. We expect that we will continue to depend for the foreseeable future upon a small number of customers for a significant portion of our sales. Our agreements with these customers generally do not require them to purchase any specified amount of ethanol or dollar amount of sales or to make any purchases whatsoever. Therefore, in any future period, our sales generated from these customers, individually or in the aggregate, may not equal or exceed historical levels. If sales to any of these customers cease or decline, we may be unable to replace these sales with sales to either existing or new customers in a timely manner, or at all. A cessation or reduction of sales to one or more of these customers could cause a significant decline in our overall sales and profitability.

Our lack of long-term ethanol orders and commitments by our customers could lead to a rapid decline in our sales and profitability.

We cannot rely on long-term ethanol orders or commitments by our customers for protection from the negative financial effects of a decline in the demand for ethanol or a decline in the demand for our marketing services. The limited certainty of ethanol orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for a significant portion of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated. As a result of our lack of long-term ethanol orders and commitments, we may experience a rapid decline in our sales and profitability.

We recognized impairment charges in 2009 and may recognize additional impairment charges in the future.

During 2009, we recognized asset impairment charges in the aggregate amount of $252.4 million. These impairment charges primarily related to our previously wholly-owned ethanol facilities. We performed our forecast of expected future cash flows of these facilities over their estimated useful lives. The forecasts of expected future cash flows are heavily dependent upon management’s estimates and probability analysis of various scenarios including market prices for ethanol, our primary product, and corn, our primary production input. Both ethanol and corn costs have fluctuated significantly in the past year, therefore these estimates are highly subjective and are management’s best estimates at this time. We may also incur additional impairments in the future on current or future long-lived assets.

Risks Related to Ownership of our Common Stock

The market price of our common stock and the value of your investment could substantially decline if shares of our Series B Preferred Stock are converted into shares of our common stock and if our options and warrants are exercised for shares of our common stock and all of these shares of common stock are resold into the market, or if a perception exists that a substantial number of shares will be issued upon conversion of our Series B Preferred Stock or upon exercise of our warrants or options and then resold into the market.

If the conversion prices at which Series B Preferred Stock are converted and the exercise prices at which our warrants and options are exercised are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon conversion of our Series B Preferred Stock and upon exercise of our warrants and options, or even the perception that these sales could occur, could adversely affect the market price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential conversion of our outstanding Series B Preferred Stock and exercise of our outstanding warrants or options.

As a result of our issuance of shares of Series B Preferred Stock, our common stockholders may experience numerous negative effects and most of the rights of our common stockholders will be subordinate to the rights of the holders of our Series B Preferred Stock.

As a result of our issuance of shares of Series B Preferred Stock, our common stockholders may experience numerous negative effects, including dilution from any dividends paid in preferred stock and antidilution adjustments. In addition, rights in favor of the holders of our Series B Preferred Stock include seniority in liquidation and dividend preferences; substantial voting rights; and numerous protective provisions. Also, our outstanding Series B Preferred Stock could have the effect of delaying, deferring and discouraging another party from acquiring control of Pacific Ethanol.

Our stock price is highly volatile, which could result in substantial losses for investors purchasing shares of our common stock and in litigation against us.

The market price of our common stock has fluctuated significantly in the past and may continue to fluctuate significantly in the future. The market price of our common stock may continue to fluctuate in response to one or more of the following factors, many of which are beyond our control:

•
our ability to maintain contracts that are critical to our operations, including the asset management agreement with the Plant Owners that provide us with the ability to operate the Pacific Ethanol Plants and the marketing agreements with the Plant Owners whose facilities are operational that provide us with the ability to market all ethanol and co-products produced by the Pacific Ethanol Plants;

•	fluctuations in the market price of ethanol and its co-products;
•	the volume and timing of the receipt of orders for ethanol from major customers;
•	competitive pricing pressures;
•	our ability to produce, sell and deliver ethanol on a cost-effective and timely basis;
•	the introduction and announcement of one or more new alternatives to ethanol by our competitors;
•	changes in market valuations of similar companies;
•	stock market price and volume fluctuations generally;
•	regulatory developments or increased enforcement;
•	fluctuations in our quarterly or annual operating results;
•	additions or departures of key personnel;
•	our inability to obtain financing; and
•	our financing activities and future sales of our common stock or other securities.

Furthermore, we believe that the economic conditions in California and other Western states, as well as the United States as a whole, could have a negative impact on our results of operations. Demand for ethanol could also be adversely affected by a slow-down in overall demand for oxygenate and gasoline additive products. The levels of our ethanol production and purchases for resale will be based upon forecasted demand. Accordingly, any inaccuracy in forecasting anticipated revenues and expenses could adversely affect our business. The failure to receive anticipated orders or to complete delivery in any quarterly period could adversely affect our results of operations for that period. Quarterly results are not necessarily indicative of future performance for any particular period, and we may not experience revenue growth or profitability on a quarterly or an annual basis.

The price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of high stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business.

Any of the risks described above could have a material adverse effect on our sales and profitability and the price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements concerning future conditions in the industries within which we operate, and concerning our future business, financial condition, operating strategies, and operational and legal risks.  Words like “believe,” “expect,” “may,” “will,” “could,” “seek,” “estimate,” “continue,” “anticipate,” “intend,” “future,” “plan” or variations of those terms and other similar expressions, including their use in the negative, are used in this prospectus to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations, as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under “Risk Factors” and elsewhere in this prospectus.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the industries within which we operate, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders.  Rather, the selling security holders will receive those proceeds directly.

Upon exercise of the Warrants, the underlying shares of common stock of which are offered for sale hereunder, we may receive aggregate proceeds of approximately $7.4 million if the security holders elect to exercise the Warrants for cash rather than electing to exercise the Warrants using the cashless exercise provisions contained in the Warrants. We expect to use any cash proceeds from the exercise of Warrants for general working capital purposes.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings for use in the continued development of our business.

Several of our current and future debt financing arrangements may limit or prevent cash distributions from our subsidiaries to us, depending upon the achievement of specified financial and other operating conditions and our ability to properly service our debt, thereby limiting or preventing us from paying cash dividends. Further, the holders of our outstanding Series B Preferred Stock are entitled to dividends of 7% per annum, payable quarterly in arrears, none of which have been paid through the date of this prospectus. Accumulated and unpaid dividends in respect of our Series B Preferred Stock must be paid prior to the payment of any dividends on shares of our common stock. As of December 31, 2011, we had accrued unpaid dividends of approximately $7.3 million on our Series B Preferred Stock.

PRICE RANGE OF COMMON STOCK

Our common stock has traded on The NASDAQ Capital Market since May 3, 2010. Between October 10, 2005 and May 3, 2010, our common stock traded on The NASDAQ Global Market (formerly, The NASDAQ National Market). On June 8, 2011, we effected a one-for-seven reverse split of our common stock.  The table below shows, for each fiscal quarter indicated, the high and low sales prices for shares of our common stock. The prices for periods prior to June 8, 2011 have been retroactively restated as if the reverse stock split had occurred on January 1, 2009.  The prices shown reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Price Range
	High	Low

Year Ended December 31, 2011:
First Quarter (January 1 – March 31)	$7.98	$4.20
Second Quarter (April 1 – June 30)	$4.55	$1.08
Third Quarter (July 1 – September 30)	$1.31	$0.25
Fourth Quarter (October 1 – December 31)	$1.85	$0.25

Year Ended December 31, 2010:
First Quarter	$19.25	$4.97
Second Quarter	$11.20	$3.15
Third Quarter	$8.75	$2.59
Fourth Quarter	$7.98	$4.06

Year Ended December 31, 2009:
First Quarter	$4.76	$1.40
Second Quarter	$5.88	$1.96
Third Quarter	$4.69	$2.10
Fourth Quarter	$7.42	$2.45

As of February 10, 2012, we had 86,631,664 shares of common stock outstanding held of record by approximately 500 stockholders.  These holders of record include depositories that hold shares of stock for brokerage firms which, in turn, hold shares of stock for numerous beneficial owners. On February 10, 2012,  the last reported price of our common stock on The NASDAQ Capital Market was $ 1.14 per share.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Stock Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Security Holders:
2004 Plan(1)	11,429	$57.82	—
2006 Plan	208,869	$ 0.86	39,920
__________
(1)	Our 2004 Plan was terminated effective September 7, 2006, except to the extent of then-outstanding options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements, reflecting our plans and objectives that involve risks and uncertainties.  Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are the leading marketer and producer of low-carbon renewable fuels in the Western United States.

We currently manage the production of ethanol at the Pacific Ethanol Plants under the terms of an asset management agreement with New PE Holdco and the Plant Owners. We also market ethanol and its co-products, including WDG produced by the Pacific Ethanol Plants under the terms of separate marketing agreements with the Plant Owners whose facilities are operational. In addition, we provide operations, maintenance and accounting services for a 250,000 gallon per year cellulosic integrated biorefinery owned by ZeaChem Inc. in Boardman, Oregon, which is adjacent to the Pacific Ethanol Columbia plant.  We also market ethanol and its co-products to other third parties, and provide transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington.

We have extensive customer relationships throughout the Western United States and extensive supplier relationships throughout the Western and Midwestern United States. Our customers are integrated oil companies and gasoline marketers who blend ethanol into gasoline. We supply ethanol to our customers either from the Pacific Ethanol Plants located within the regions we serve, or with ethanol procured in bulk from other producers. In some cases, we have marketing agreements with ethanol producers to market all of the output of their facilities. Additionally, we have customers who purchase our co-products for animal feed and other uses.

The Pacific Ethanol Plants produce ethanol and its co-products and are comprised of the four facilities described immediately below, three of which are currently operational. If market conditions continue to improve, we may resume operations at the Madera, California facility, subject to the approval of New PE Holdco.

Facility Name	Facility Location	Estimated Annual Capacity (gallons)	Current Operating Status
Magic Valley	Burley, ID	60,000,000	Operating
Columbia	Boardman, OR	40,000,000	Operating
Stockton	Stockton, CA	60,000,000	Operating
Madera	Madera, CA	40,000,000	Idled

Under our asset management and other agreements with New PE Holdco and the Plant Owners, we manage the production and operations of the Pacific Ethanol Plants, market their ethanol and WDG and earn fees as follows:

•	ethanol marketing fees of approximately 1% of the net sales price, but not less than $0.015 per gallon and not more than $0.0225 per gallon;
•	corn procurement and handling fees of $0.045 per bushel;
•	WDG fees of 5% of the third-party purchase price, but not less than $2.00 per ton and not more than $3.50 per ton; and
•	asset management fees of $75,000 per month for each operating facility and $40,000 per month for each idled facility.

We intend to maintain our position as the leading marketer and producer of low-carbon renewable fuels in the Western United States, in part by expanding our relationships with customers and third-party ethanol producers to market higher volumes of ethanol and by expanding the market for ethanol by continuing to work with state governments to encourage the adoption of policies and standards that promote ethanol as a fuel additive and transportation fuel. Further, we may seek to provide management services for other third-party ethanol production facilities in the Western United States.

     Recent Developments

On November 15, 2011, we fully retired our $35.0 million senior convertible notes.

On November 29, 2011, we purchased an additional 7% ownership interest in New PE Holdco for an aggregate purchase price of $4.5 million in cash.

On December 13, 2011, we raised approximately $8.0 million through the issuance of 7,625,000 shares of our common stock and Warrants to purchase an aggregate of up to 4,956,250 shares of our common stock at an exercise price of $1.50 per share, subject to adjustment.  See “Description of Common Stock and Warrant Financing.”

On December 19, 2011, we completed the purchase of an additional 7% interest in New PE Holdco for an aggregate purchase price of $4.6 million in cash.  As of the date of this prospectus, we have a 34% ownership interest in New PE Holdco.

Nine Months Ended September 30, 2011 Compared to the Nine Months Ended September 30, 2010

The following selected financial information should be read in conjunction with our consolidated financial statements and notes to our consolidated financial statements included elsewhere in this prospectus, and the other sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus.

Certain performance metrics that we believe are important indicators of our results of operations include:

	Nine Months Ended September 30,
	2011	2010	Variance
Production gallons sold (in millions)	113.0	43.2	161.6%
Third party gallons sold (in millions)	194.8	152.4	27.8%
Total gallons sold (in millions)	307.8	195.6	57.4%
Average sales price per gallon	$2.79	$1.81	54.1%
Corn cost per bushel – CBOT equivalent (1)	$6.95	$3.84	81.0%
Co-product revenues as % of delivered cost of corn	22.7%	21.9%	3.7%
Average CBOT ethanol price per gallon	$2.62	$1.70	54.1%
Average CBOT corn price per bushel	$6.99	$3.83	82.5%

______________
(1)	We exclude transportation—or “basis”—costs in our corn costs to calculate a Chicago Board of Trade, or CBOT, equivalent price to compare our corn costs to average CBOT corn prices.

Net Sales, Cost of Goods Sold and Gross Profit (Loss)

The following table presents our net sales, cost of goods sold and gross profit (loss) in dollars and gross profit (loss) as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent

Net sales	$659,390	$194,087	$465,303	239.7%
Cost of goods sold	647,355	195,883	451,472	230.5%
Gross profit (loss)	$12,035	$(1,796)	$13,831	770.1%
Percentage of net sales	1.8%	(0.9)%

Net Sales

The increase in our net sales for the nine months ended September 30, 2011 as compared to the same period in 2010 was also due to an increase in total gallons sold and an increase in our average sales price per gallon.

Total volume of ethanol production gallons sold increased by 69.8 million gallons, or 162%, to 113.0 million gallons for the nine months ended September 30, 2011 as compared to 43.2 million gallons for the same period in 2010. The increase in production gallons sold is primarily due to the Stockton facility operating during the nine months ended September 30, 2011, whereas it was not operating during the same period in 2010. In addition, ethanol sold from the Pacific Ethanol Plants was classified as production gallons sold for the nine months ended September 30, 2011 and was classified as third party gallons sold for the three months ended September 30, 2010. Total volume of third party gallons sold increased by 42.4 million gallons, or 28%, to 194.8 million gallons for the nine months ended September 30, 2011 as compared to 152.4 million gallons for the same period in 2010. The increase in third party sales volume is primarily due to additional gallons sold through third-party ethanol marketing arrangements, including from the Keyes, California facility.

Our average sales price per gallon increased 54% to $2.79 for the nine months ended September 30, 2011 from an average sales price per gallon of $1.81 for the same period in 2010, consistent with the increase in the average CBOT ethanol price per gallon for the comparable periods.

Cost of Goods Sold and Gross Profit (Loss)

Our gross margin increased to $12.0 million for the nine months ended September 30, 2011 from negative $1.8 million for the same period in 2010 primarily due to higher sales volumes and increased commodity margins, as noted above. Further, for the nine months ended September 30, 2011, we were able to offset approximately $1.5 million of our production costs due to elevated corn prices with proceeds from the California Ethanol Producer Incentive Program, which were recorded as reductions to cost of goods sold.

Selling, General and Administrative Expenses

The following table presents our selling, general and administrative expenses, or SG&A, in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Selling, general and administrative expenses	$11,742	$9,065	$2,677	29.5%
Percentage of net sales	1.8%	4.7%

Our SG&A increased in absolute dollars, but decreased as a percentage of net sales for the nine months ended September 30, 2011 as compared to the same periods in 2010.

SG&A increased $2.6 million to $11.7 million for the nine months ended September 30, 2011 as compared to $9.1 million for the same period in 2010. The increase in the dollar amount of SG&A is primarily due to the following factors:

•
noncash compensation expenses increased by $0.6 million due to increased grants of restricted stock awards to our employees and members of our board of directors; during the prior year period, we made fewer grants as we continued to execute on our restructuring plans;

•	professional fees increased by $0.4 million due to organizational costs incurred by New PE Holdco; and

•	amortization of intangibles increased by $0.4 million due to amortization of the Pacific Ethanol tradename by New PE Holdco.

Fair Value Adjustments on Convertible Debt and Warrants

The following table presents our fair value adjustments on convertible debt and warrants in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Fair value adjustments on convertible debt and warrants	$6,968	$—	$6,968	NA
Percentage of net sales	1.1%	—

We issued convertible debt and warrants in the fourth quarter of 2010 for $35.0 million in cash. The convertible debt and warrants are recorded at fair value. We recorded income of $7.0 million related to the subsequent fair value adjustments of these instruments for the nine months ended September 30, 2011.

Loss on Investment in Front Range

The following table presents our loss on investment in Front Range in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Loss on investment in Front Range	$—	$12,146	$(12,146)	(100)%
Percentage of net sales	—%	6.3%

On September 27, 2010, we entered into an agreement to sell our entire interest in Front Range for $18.5 million in cash. The carrying value of our interest in Front Range prior to the sale was $30.6 million. As a result, we reduced our investment in Front Range to fair value, resulting in charge of $12.1 million. We closed the sale of our interest in Front Range on October 6, 2010.

Loss on Extinguishments of Debt

The following table presents our loss on extinguishments of debt in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Loss on extinguishments of debt	$—	$2,159	$(2,159)	(100)%
Percentage of net sales	—%	1.1%

We were party to certain agreements designed to satisfy our outstanding debt to Lyles United, LLC, or Lyles United, and Lyles Mechanical Co., or Lyles Mechanical. Under these agreements, we issued shares to a third party which acquired outstanding debt owed to Lyles United and Lyles Mechanical in successive transactions. Under these transactions, we issued an aggregate of 3.4 million shares in the nine months ended September 30, 2010, resulting in an aggregate loss of $2.2 million for the nine months ended September 30, 2010. We determined fair value based on the closing price of our shares at the end of an applicable period, which was the date the net shares to be issued were determinable. We did not issue any shares in the nine months ended September 30, 2011.

Interest Expense, net

The following table presents our interest expense, net in dollars and our interest expense, net as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Interest expense, net	$11,337	$3,462	$7,875	227.5%
Percentage of net sales	1.7%	1.8%

Interest expense, net increased by $7.8 million to $11.3 million for the nine months ended September 30, 2011 from $3.5 million for the same period in 2010. The increase in interest expense, net for the periods is primarily due to increased average debt balances, which includes our senior convertible notes and New PE Holdco’s credit facility, neither of which were applicable for the comparable periods in 2010. In addition, the increase is related to early voluntary conversions by the holders of our senior convertible notes, whereby upon conversion, “make-whole” interest is paid on the principal amounts converted in an amount that would have accrued had the principal amounts remained outstanding through maturity.

Other Expense, net

The following table presents our other expense, net in dollars and our other expense, net as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Other expense, net	$709	$1,088	$(379)	(34.8)%
Percentage of net sales	0.1%	0.6%

Other expense, net decreased by $0.4 million to $0.7 million for the nine months ended September 30, 2011 from $1.1 million for the same period in 2010. The decreases in other expense, net are primarily due to the reduction of equity losses from our investment in Front Range, in which we owned a 42% interest in the 2010 periods, which was partially offset by increases in bank fees.

Reorganization Costs and Gain from Bankruptcy Exit

The following table presents our reorganization costs and gain from bankruptcy exit in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Reorganization costs	$—	$4,153	$(4,153)	(100.0)%
Percentage of net sales	—%	2.1%
Gain from bankruptcy exit	$—	$119,408	$(119,408)	(100.0)%
Percentage of net sales	—%	61.5%

In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 852, Reorganizations, revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of a business must be reported separately as reorganization items in the statements of operations. Professional fees directly related to the reorganization include fees associated with advisors to the Plant Owners, unsecured creditors, secured creditors and administrative costs in complying with reporting rules under the Bankruptcy Code. Reorganization costs consisted of the following (in thousands):

	Nine Months Ended September 30,
	2011	2010
Professional fees	$—	$4,036
Trustee fees	—	117
Total	$—	$4,153

On the Effective Date, we no longer owned the Plant Owners. As a result, we removed the net liabilities from our consolidated financial statements, resulting in a net gain from bankruptcy exit of $119.4 million.

Net (Income) Loss Attributed to Noncontrolling Interest in Variable Interest Entity

The following table presents the proportionate share of the net (income) loss attributed to noncontrolling interest in variable interest entity, and net (income) loss attributed to noncontrolling interest in variable interest entity as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Net (income) loss attributed to noncontrolling interest in variable interest entity	$9,905	$—	$9,905	NA
Percentage of net sales	1.5%	—%

Net (income) loss attributed to noncontrolling interest in variable interest entity relates to our consolidated treatment of New PE Holdco, a variable interest entity, beginning October 6, 2010. For the nine months ended September 30, 2011, we consolidated the entire income statement of New PE Holdco. However, because we owned only 20% of New PE Holdco, we reduced our net income (loss) for the amount attributed to noncontrolling interest in variable interest entity corresponding to the 80% ownership interest that we did not own.

Net Income (Loss) Attributed to Pacific Ethanol

The following table presents our net income (loss) attributed to Pacific Ethanol in dollars and our net income (loss) attributed to Pacific Ethanol as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Net income (loss) attributed to Pacific Ethanol	$5,120	$85,539	$(80,419)	(94.0)%
Percentage of net sales	0.8%	44.1%

Net income (loss) attributed to Pacific Ethanol decreased during the nine months ended September 30, 2011 as compared to the same period in 2010, primarily due to a gain from bankruptcy exit of $119.4 million in 2010.

Preferred Stock Dividends and Income (Loss) Available to Common Stockholders

The following table presents the preferred stock dividends in dollars for our Series B Preferred Stock, these preferred stock dividends as a percentage of net sales, and our income (loss) available to common stockholders in dollars and our income (loss) available to common stockholders as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2011	2010	Dollars	Percent
Preferred stock dividends	$946	$2,346	$(1,400)	(59.7)%
Percentage of net sales	0.1%	1.2%

Income (loss) available to common stockholders	$4,174	$83,193	$(79,019)	(95.0)%
Percentage of net sales	0.6%	42.9%

Shares of our Series B Preferred Stock are entitled to quarterly cumulative dividends payable in arrears in an amount equal to 7% per annum of the purchase price per share of the Series B Preferred Stock. We have accrued dividends on our Series B Preferred Stock in the aggregate amount of $0.9 million and $2.3 million, for the nine months ended September 30, 2011 and 2010, respectively, resulting in total accrued and unpaid dividends of $7.0 million as of September 30, 2011.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Financial Performance Summary

Our net sales increased by 4%, or $11.7 million, to $328.3 million in 2010 from $316.6 million in 2009. Our net income increased by $382.1 million to $73.9 million in 2010 from a net loss of $308.2 million in 2009.

Factors that contributed to our results of operations for 2010 include:

•	Net sales. The increase in our net sales in 2010 as compared to 2009 was primarily due to the following combination of factors:

o
Higher sales volumes. Total volume of ethanol sold increased by 57% to 271.6 million gallons in 2010 from 172.7 million gallons in 2009. This increase in sales volume is primarily due to an increase in third party gallons sold, partially offset by decreased gallons sold from our ethanol production facilities. In 2010, gallons associated with Front Range were included in third party gallons sold, whereas in 2009, those gallons were included in gallons sold from our ethanol production facilities due to our deconsolidation of Front Range in 2010, as described below. Further, in 2010, two of the four Pacific Ethanol Plants were operating most of the year, whereas in 2009, only one Pacific Ethanol Plant was operating most of the year; and

o	Higher ethanol prices. Our average sales price of ethanol increased 9% to $1.96 per gallon in 2010 as compared to $1.80 per gallon in 2009.

•
Gross margin. Our gross margin increased to negative 0.2% for 2010 from negative 7.0% for 2009. The improvement in gross margin was a result of higher ethanol prices and lower depreciation expense in 2010, which were partially offset by an increase in corn costs. Depreciation was $8.0 million for 2010 as compared to $33.3 million for 2009. Our average price of corn increased by 8.8% to $4.33 per bushel in 2010 from $3.98 per bushel in 2009.

•
Selling, general and administrative expenses. Our selling, general and administrative expenses, or SG&A, decreased by $8.5 million to $13.0 million in 2010 as compared to $21.5 million in 2009 primarily as a result of decreases in professional fees, SG&A associated with Front Range, payroll and benefits, and other corporate expenses, which were partially offset by increases in bad debt expense and noncash compensation expense.

•
Impairments. We incurred no impairment charges for 2010 as compared to $252.4 million for 2009. In 2009, we recognized $252.4 million in asset impairments primarily related to the Pacific Ethanol Plants. Of the $252.4 million in asset impairments, $2.2 million related to impairment of the assets of our Imperial Valley facility prior to their disposal.

•	Loss on investment in Front Range. We sold our interest in Front Range in 2010 resulting in a loss of $12.1 million.

•	Loss on extinguishment of debt. We extinguished certain outstanding debt in 2010 in exchange for shares of our common stock. These transactions resulted in a loss of $2.2 million.

•
Gain from write-off of liabilities. We had no gain from the write-off of liabilities for 2010 as compared to a gain of $14.2 million in 2009. The gain in 2009 resulted from a write-off of liabilities related to our Imperial Valley facility.

•
Fair value adjustments on convertible notes and warrants. We issued convertible notes and warrants in 2010 for $35.0 million in cash. These instruments are recorded at fair value, resulting in a charge of $11.7 million in 2010.

•
Interest expense. Our interest expense decreased by $7.5 million to $6.3 million in 2010 from $13.8 million in 2009. This decrease is primarily due to restructuring and removal of the Plant Owners’ prepetition debt as well as certain other indebtedness that was extinguished during 2010.

•
Other income (expense). Our other income (expense) increased by $2.0 million to $0.3 million in 2010 from other expense of $1.7 million in 2009. This increase is primarily due to a gain of $1.6 million associated with our purchase of a 20% ownership interest in New PE Holdco.

•
Reorganization costs. Our reorganization costs decreased by $7.4 million to $4.2 million in 2010 from $11.6 million in 2009. This decrease is due to the wind down in 2010 of the Plant Owners’ bankruptcy proceedings that began in 2009.

•
Gain from bankruptcy exit. On June 29, 2010, the Plant Owners exited from bankruptcy, resulting in the removal of $119.4 million in net liabilities from our balance sheet. This amount was recorded as a gain in 2010.

Sales and Margins

Over the past four years, our sales mix has shifted significantly. We have generated sales by marketing ethanol produced by third parties and have also generated sales by producing our own ethanol. Our sales were initially generated solely through our marketing operations. Upon completion of the first of the Pacific Ethanol Plants, our sales included substantial sales generated from producing our own ethanol. We continue to generate sales through our marketing operations and also generate sales as a producer through our ownership interest in New PE Holdco.

The shift in our sales mix greatly altered our dependency on certain market conditions from that based primarily on the market price of ethanol to that based significantly on the cost of corn, the principal input commodity for our production of ethanol. Accordingly, our profitability is dependent on the market price of ethanol and the cost of corn.

Average ethanol sales prices increased in 2010 as compared to 2009. The average CBOT ethanol price increased by 8% to $1.83 in 2010 from $1.70 in 2009. The increase in the prevailing market price of ethanol was primarily due to the increase in crude oil prices in 2010.

Average corn prices also increased in 2010 as compared to 2009. Specifically, the average CBOT corn price increased by 15% in 2010 as compared to 2009. The increase in the prevailing market price of corn was the primary cause of the increase in our average corn price. The average CBOT corn price increased to $4.29 for 2010 from $3.74 for 2009.

We have three principal methods of selling ethanol: as a merchant, as a producer and as an agent. See “—Critical Accounting Policies—Revenue Recognition” below.

When acting as a merchant or as a producer, we generally enter into sales contracts to ship ethanol to a customer’s desired location. We support these sales contracts through purchase contracts with several third-party suppliers or through our own production. We manage the necessary logistics to deliver ethanol to our customers either directly from a third-party supplier or from our inventory via truck or rail. Our sales as a merchant or as a producer expose us to price risks resulting from potential fluctuations in the market price of ethanol and corn. Our exposure varies depending on the magnitude of our sales and purchase commitments compared to the magnitude of our existing inventory, as well as the pricing terms—such as market index or fixed pricing—of our contracts. We seek to mitigate our exposure to price risks by implementing appropriate risk management strategies.

When acting as an agent for third-party suppliers, we conduct back-to-back purchases and sales in which we match ethanol purchase and sale contracts of like quantities and delivery periods. When acting in this capacity, we receive a predetermined service fee and have little or no exposure to price risks resulting from potential fluctuations in the market price of ethanol.

We believe that our gross profit margins primarily depend on five key factors:

•
the market price of ethanol, which we believe will be impacted by the degree of competition in the ethanol market, the price of gasoline and related petroleum products, and government regulation, including tax incentives;

•	the market price of key production input commodities, including corn and natural gas;

•	the market price of WDG;

•	our ability to anticipate trends in the market price of ethanol, WDG, and key input commodities and implement appropriate risk management and opportunistic strategies; and

•	the proportion of our sales of ethanol produced at the Pacific Ethanol Plants to our sales of ethanol produced by unrelated third-parties.

We seek to optimize our gross profit margins by anticipating the factors above and, when resources are available, implementing hedging transactions and taking other actions designed to limit risk and address these factors. For example, we may seek to decrease inventory levels in anticipation of declining ethanol prices and increase inventory levels in anticipation of increasing ethanol prices. We may also seek to alter our proportion or timing, or both, of purchase and sales commitments.

Our limited resources to act upon the anticipated factors described above and/or our inability to anticipate these factors or their relative importance, and adverse movements in the factors themselves, could result in declining or even negative gross profit margins over certain periods of time. Our ability to anticipate these factors or favorable movements in these factors may enable us to generate above-average gross profit margins. However, given the difficulty associated with successfully forecasting any of these factors, we are unable to estimate our future gross profit margins.

Results of Operations

Accounting for the Results of New PE Holdco

Our consolidated financial statements include the financial statements of the Plant Owners for all periods except for the three months ended September 30, 2010. On June 29, 2010, the Plant Owners emerged from bankruptcy, and the ownership of the Plant Owners was transferred to New PE Holdco. Accordingly, for the three months ended September 30, 2010, we did not consolidate the Plant Owners’ financial results as we had no ownership interest in the Plant Owners during the period. Also, the emergence of the Plant Owners from bankruptcy resulted in a net gain of $119.4 million for 2010. On October 6, 2010, we purchased a 20% ownership interest in New PE Holdco, which gave us the single largest equity position in New PE Holdco. Based on our ownership interest as well as our asset management and marketing agreements with New PE Holdco, we determined that, beginning on October 6, 2010, we were the primary beneficiary of New PE Holdco, and as such, we resumed consolidating its financial results with our financial results beginning in the fourth quarter of 2010.

Accounting for the Results of Front Range

Effective January 1, 2010, we adopted the new guidance to Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 810, Consolidations, which resulted in us concluding that, under the FASB’s guidance, we were no longer the primary beneficiary of Front Range and, effective January 1, 2010, we prospectively adopted the guidance resulting in a deconsolidation of the financial results of Front Range. Upon deconsolidation, on January 1, 2010, we removed assets of $62.6 million and liabilities of $18.6 million from our consolidated balance sheet and recorded a cumulative debit adjustment to retained earnings of $1.8 million. The periods presented in this prospectus prior to the effective date of the deconsolidation continue to include related balances associated with our prior ownership interest in Front Range. Effective January 1, 2010, we began accounting for our investment in Front Range under the equity method, with equity earnings recorded in other income (expense) in the consolidated statements of operations. On October 6, 2010, we sold our ownership interest in Front Range, resulting in a loss of $12.1 million on the sale for 2010, as we reduced the carrying value of our investment in Front Range to its fair value equal to the $18.5 million sale price.

Selected Financial Information

The following selected financial information should be read in conjunction with our consolidated financial statements and notes to our consolidated financial statements included elsewhere in this prospectus, and the other sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus.

Certain performance metrics that we believe are important indicators of our results of operations include:

	Years Ended December 31,
	2010	2009	Percentage Variance
Production gallons sold (in millions)	69.4	86.4	(19.7)%
Third party gallons sold (in millions)	202.2	86.3	134.3%
Total gallons sold (in millions)	271.6	172.7	57.3%
Average sales price per gallon	$1.96	$1.80	8.9%
Corn cost per bushel—CBOT equivalent(1)	$4.33	$3.98	8.8%
Co-product revenues as % of delivered cost of corn(2)	21.3%	24.6%	(13.4)%
Average CBOT ethanol price per gallon (3)	$1.83	$1.70	7.6%
Average CBOT corn price per bushel (3)	$4.29	$3.74	14.7%

(1)	We exclude transportation—or “basis”—costs in our corn costs to calculate a CBOT equivalent in order to more appropriately compare our corn costs to average CBOT corn prices.
(2)	Co-product revenues as % of delivered cost of corn shows our yield based on sales of WDG generated from ethanol we produced.
(3)	Prices for 2010 exclude the three months ended September 30, 2010, as the activities of the Pacific Ethanol Plants were not consolidated in our financial results.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

	Years Ended		Dollar Variance	Percentage Variance	Results as a Percentage of Net Sales for the Years Ended December 31,
	December 31,		Favorable	Favorable
	2010	2009	(Unfavorable)	(Unfavorable)	2010	2009
	(dollars in thousands)
Net sales	$328,332	$316,560	$11,772	3.7%	100.0%	100.0%
Cost of goods sold	329,143	338,607	9,464	2.8%	100.2%	107.0%
Gross loss	(811)	(22,047)	21,236	96.3%	(0.2%)	(7.0)%
Selling, general and administrative expenses	12,956	21,458	8,502	39.6%	3.9%	6.8%
Asset impairments	—	252,388	252,388	100.0%	—	79.7%
Loss from operations	(13,767)	(295,893)	282,126	95.3%	(4.2%)	(93.5)%
Loss on investment in Front Range	(12,146)	—	(12,146)	*	(3.7%)	—
Loss on extinguishments of debt	(2,159)	—	(2,159)	*	(0.7%)	—
Gain from write-off of liabilities	—	14,232	(14,232)	(100.0%)	—	4.5%
Fair value adjustments on convertible notes and warrants	(11,736)	—	(11,736)	*	(3.6%)	—
Interest expense	(6,261)	(13,771)	7,510	54.5%	(1.9%)	(4.4)%
Other income (expense), net	297	(1,666)	1,963	117.8%	0.1%	(0.5)%
Loss before reorganization costs, gain from bankruptcy exit, provision for income taxes and noncontrolling interest in variable interest entities	(45,772)	(297,098)	251,326	84.6%	(13.9%)	(93.9)%
Reorganization costs	(4,153)	(11,607)	7,454	64.2%	(1.3%)	(3.7)%
Gain from bankruptcy exit	119,408	—	119,408	*	36.4%	—
Provision for income taxes	—	—	—	—	—	—
Net income (loss)	69,483	(308,705)	378,188	122.5%	21.2%	(97.5)%
Net income attributed to noncontrolling interest in variable interest entities	4,409	552	3,857	698.7%	1.3%	0.2%
Net income (loss) attributed to Pacific Ethanol, Inc.	$73,892	$(308,153)	$382,045	124.0%	22.5%	(97.3)%
Preferred stock dividends	(2,847)	(3,202)	355	11.1%	(0.9%)	(1.0)%
Income (loss) available to common stockholders	$71,045	$(311,355)	$382,400	122.8%	21.6%	(98.4)%
_____________
*      Not meaningful.

Net Sales

The increase in our net sales for 2010 as compared to 2009 was primarily due to the increase in third party gallons sold and an increase in our average sales price per gallon, which were partially offset by a decrease in production gallons sold.

Total volume of production gallons sold decreased by 20%, or 17.0 million gallons, to 69.4 million gallons for 2010 as compared to 86.4 million gallons for 2009. The decrease in production gallons sold is primarily due to our deconsolidation of Front Range for all of 2010 and the deconsolidation of the Columbia and Magic Valley facilities for the three months ended September 30, 2010. Third-party gallons sold increased by 134%, or 115.9 million gallons, to 202.2 million gallons for 2010 as compared to 86.3 million gallons for 2009. The increase in third-party gallons sold is primarily due to increased sales under our third-party ethanol marketing arrangements, including gallons sold for Front Range for all of 2010 and gallons sold for the Columbia and Magic Valley facilities for the three months ended September 30, 2010.

Our average sales price per gallon increased 9% to $1.96 for 2010 from an average sales price per gallon of $1.80 for 2009. This increase in average sales price per gallon is also consistent with the average CBOT price per gallon, which increased 8% to $1.83 for 2010 from $1.70 for 2009.

Cost of Goods Sold and Gross Loss

Our gross loss improved to $0.8 million for 2010 from $22.0 million for 2009 primarily due to higher ethanol prices and lower depreciation expense. Our gross margin decreased to negative 0.2% for 2010 as compared to negative 7.0% for 2009.

The improvement in gross margin resulted from higher ethanol prices and lower depreciation expense in 2010, which were partially offset by an increase in corn costs. At the end of 2009, we recognized asset impairment charges, reducing our asset base and therefore reducing our future depreciation expenses. Total depreciation expense decline 76% to $8.0 million for 2010 from $33.3 million for 2009. In addition, in 2009, we included the gross profit of Front Range in our consolidated results, however these results are not included in our 2010 results.

These factors were partially offset by higher corn costs. Corn is the single largest component of the total cost of our ethanol production. Our average price of corn increased by 8.8% to $4.33 per bushel in 2010 from $3.98 per bushel in 2009.

We are eligible to participate in the California Ethanol Producer Incentive Program through the Pacific Ethanol Plants located in California. For the year ended December 31, 2010, we recorded $0.5 million as a reduction to cost of goods sold.

Selling, General and Administrative Expenses

Our SG&A decreased by $8.5 million to $13.0 million for 2010 as compared to $21.5 million for 2009. SG&A also decreased as a percentage of net sales due to relatively flat net sales. The decrease in the amount of SG&A is primarily due to the following factors:

•	professional fees decreased by $3.4 million due to cost saving efforts and a reduction of $2.1 million in professional fees associated with fewer debt restructuring efforts;

•	SG&A associated with Front Range decreased by $2.6 million as we no longer consolidate Front Range’s financial results;

•
payroll and benefits decreased by $2.4 million due to a reduction in the total number of employees as we reduced the number of administrative positions in 2009 in response to reduced ethanol production and related support needs;

•	other general corporate expenses, including rent, decreased by $0.8 million due to a reduction in office space and other cost saving efforts; and

•	SG&A associated with the Pacific Ethanol Plants decreased by $0.3 million as we did not consolidate their financial results with our own for the three months ended September 30, 2010.

These decreases were partially offset by the following factors:

•	an increase in bad debt expense of $0.8 million due to a significant recovery of a trade receivable in 2009 that did not recur in 2010; and

•	an increase in noncash compensation expense of $0.5 million in 2010 due primarily to an increase in restricted stock grants to our employees and directors.

Asset Impairments

Our asset impairments were $252.4 million in 2009. In accordance with FASB ASC 360, Property, Plant and Equipment, we performed an impairment analysis on our long-lived assets, including our ethanol production facilities and assets associated with our suspended plant construction project in the Imperial Valley near Calipatria, California, or Imperial Project. Based on our probability-weighted cash flows for our long-lived assets, including the then current status of the Plant Owners’ restructuring efforts as they prepared to file a plan of reorganization, we determined that these assets must be assessed for impairment. The assessments resulted in a noncash impairment charge of $250.2 million, thereby initially reducing our property and equipment by that amount. Also in accordance with FASB ASC 360, we assessed for impairment our assets associated with our Imperial Project, which resulted in an impairment charge of $2.2 million in 2009.

Loss on Investment in Front Range

On September 27, 2010, we entered into an agreement to sell our entire interest in Front Range for $18.5 million in cash. The carrying value of our interest in Front Range prior to the sale was $30.6 million. As a result, we reduced our investment in Front Range to fair value, resulting in charge of $12.1 million. We closed the sale of our interest in Front Range on October 6, 2010.

Loss on Extinguishments of Debt

We were party to agreements designed to satisfy our then outstanding debt to Lyles United and Lyles Mechanical. Under these agreements, we issued shares to a third party which acquired outstanding debt owed to Lyles United and Lyles Mechanical in successive tranches. During 2010, under the terms of these agreements, we issued an aggregate of 24.1 million shares of common stock, resulting in an aggregate loss of $2.2 million.

Gain from Write-Off of Liabilities

We sold the assets associated with the Imperial Project in the fourth quarter of 2009. The resulting cash proceeds and the settlement of the remaining liabilities were deemed out of our control as they had been assigned to a trustee. As a result, we wrote-off the remaining liabilities, resulting in a gain of $14.2 million in 2009.

Fair Value Adjustments on Convertible Notes and Warrants

We issued senior convertible notes and warrants in 2010 for $35.0 million in cash. The senior convertible notes and warrants are recorded at fair value. We recorded a charge of $11.7 million related to the original issuance and subsequent fair value adjustments of these instruments. The following reconciliation summarizes the initial amounts recognized for the issuance of the senior convertible notes and warrants and subsequent amounts that are recorded in the statements of operations as fair value adjustments to senior convertible notes and warrants (in thousands):

	Balance Sheet		Statements of Operations
	Convertible Notes	Warrants	Fair Value Gain (Loss)
Issuance of $35.0 million on October 6, 2010	$37,474	$7,445	$(9,919)
Write-off of issuance costs	—	—	(2,910)
Adjustments to fair value for the period	634	(1,727)	1,093
Ending balance, December 31, 2010	$38,108	$5,718	$(11,736)

Interest Expense

Interest expense decreased by $7.5 million to $6.3 million in 2010 from $13.8 million in 2009. The decrease is primarily due to the completion of the Plant Owners’ bankruptcy proceedings, resulting in reduced debt on their balance sheets. In addition, other indebtedness owed to Lyles United and Lyles Mechanical was extinguished during 2010, further reducing interest expense for 2010 as compared to 2009.

Other Income (Expense), Net

Other income (expense) increased by $2.0 million to $0.3 million in 2010 from other expense of $1.7 million in 2009. The increase in other income (expense) is primarily due to a gain of $1.6 million associated with our acquisition of a 20% ownership interest in New PE Holdco, as we paid for the ownership interest at a discount to the fair value of the net assets of New PE Holdco.

Reorganization Costs and Gain from Bankruptcy Exit

In accordance with FASB ASC 852, Reorganizations, revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of our business must be reported separately as reorganization items in the statements of operations. We wrote-off a portion of our unamortized deferred financing fees on the debt which was considered to be unlikely to be repaid. During 2009, the Plant Owners settled a prepetition accrued liability with a vendor, resulting in a realized gain. Professional fees directly related to the reorganization include fees associated with advisors to the Plant Owners, unsecured creditors, secured creditors and administrative costs in complying with reporting rules under the Bankruptcy Code.

The Plant Owners’ reorganization costs consisted of the following (in thousands):

	December 31,
	2010	2009
Professional fees	$4,026	$5,198
Write-off of unamortized deferred financing fees	—	7,545
Settlement of accrued liability	—	(2,008)
DIP financing fees	—	750
Trustee fees	127	122
Total	$4,153	$11,607

As of the Effective Date, we no longer owned the Plant Owners. As a result, we removed the net liabilities from our consolidated financial statements, resulting in a net gain from bankruptcy exit of $119.4 million.

Net Loss Attributed to Noncontrolling Interest in Variable Interest Entities

Net loss attributed to noncontrolling interest in variable interest entities relate to the consolidated treatment of Front Range in 2009 and New PE Holdco for the three months ended December 31, 2010, both of which are variable interest entities, and represent the noncontrolling interest of others in the earnings of these entities. We consolidated their entire income statements for the applicable periods. However, because we owned less than 100% of each entity, we reduced our net income or increased our net loss for the noncontrolling interest, which represents the remaining ownership interest that we do not own.

Preferred Stock Dividends

Shares of our Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock, are entitled to quarterly cumulative dividends payable in arrears in an amount equal to 7% per annum of the purchase price per share of the Series B Preferred Stock. We accrued dividends of $2.8 million and $3.2 million for 2010 and 2009, respectively, resulting in total accrued and unpaid dividends of $6.0 million in respect of our Series B Preferred Stock as of December 31, 2010.

Liquidity and Capital Resources

During the nine months ended September 30, 2011, we funded our operations primarily from cash provided by operations, borrowings under our credit facilities and the remaining proceeds from the issuance and sale of our senior convertible notes and Warrants. We had working capital of $53.7 million and $9.5 million as of September 30, 2011 and December 31, 2010, respectively. We had cash and cash equivalents of $16.8 million and $8.7 million as of September 30, 2011 and December 31, 2010, respectively.

Our current available capital resources consist of cash on hand and amounts available for borrowing under Kinergy’s credit facility. In addition, New PE Holdco has a credit facility for use in the operations of the Pacific Ethanol Plants. We expect that our future available capital resources will consist primarily of our remaining cash balances, amounts available for borrowing, if any, under Kinergy’s credit facility, cash generated from Kinergy’s ethanol marketing business, fees paid under our asset management agreement relating to our operation of the Pacific Ethanol Plants, distributions, if any, in respect of our ownership interest in New PE Holdco, and the remaining proceeds of any future debt and/or equity financings.

We believe that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including our credit facilities, will be adequate to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months. If, however, our capital requirements or cash flow vary materially from our current projections, if unforeseen circumstances occur, or if we require a significant amount of cash to fund future acquisitions, we may require additional financing. Our failure to raise capital, if needed, could restrict our growth, or hinder our ability to compete.

Quantitative Liquidity Status

We believe that the following amounts provide insight into our liquidity and capital resources. The following selected financial information should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements included elsewhere in this prospectus, and the other sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus (dollars in thousands):

	September 30, 2011	December 31, 2010	Variance
Cash and cash equivalents	$16,808	$8,736	92.4%
Current assets	$77,298	$57,324	34.8%
Total assets of variable interest entity	$177,130	$183,652	(3.6)%
Current liabilities	$23,621	$47,831	(50.6)%
Property and equipment, net	$161,637	$168,976	(4.3)%
Notes payable, current portion	$12,146	$38,108	(68.1)%
Notes payable, noncurrent portion	$101,105	$84,981	19.0%
Total liabilities of variable interest entity	$84,095	$74,939	12.2%
Working capital	$53,677	$9,493	465.4%
Working capital ratio	3.27	1.20	172.5%

Working capital increased to $53.7 million at September 30, 2011 from $9.5 million at December 31, 2010 as a result of increases in current assets of $20.0 million and decreases in current liabilities of $24.2 million.

Current assets increased primarily due to an increase in cash and cash equivalents of $8.1 million, inventories of $5.1 million, prepaid inventory of $3.5 million and accounts receivable of $2.4 million, as a result of higher sales volumes, improved gross margins and increased collections on receivables.

Current liabilities decreased primarily due to decreases in the current portion of our long-term debt, as a result of installment payments and additional voluntary conversions on our senior convertible notes in the aggregate amount of $26.0 million, which was partially offset by an increase in accounts payable and accrued liabilities of a combined $1.8 million related to an increase in commodity prices and sales volumes.

Cash used in operating activities of $7.6 million resulted primarily from a consolidated net loss of $4.8 million, an increase in accounts receivable of $2.2 million, an increase in inventories and prepaid inventories of $8.7 million and a gain on fair value adjustments of $7.0 million. These increases were partially offset by depreciation expense of $9.5 million, an increase in accounts payable and accrued expenses of $3.9 million and noncash compensation of $2.0 million.

Cash used in investing activities of $1.5 million resulted from additions to property and equipment.

Cash provided by financing activities of $17.1 million resulted from net proceeds from borrowings under our credit facilities.

Convertible Notes

On October 6, 2010, we raised $35.0 million through the issuance of $35.0 million in principal amount of senior convertible notes and warrants to purchase an aggregate of 2.9 million shares of our common stock.  On January 7, 2011, we issued $35.0 million in principal amount of senior convertible notes in exchange for the convertible notes we issued in October 2010 and issued warrants to purchase an aggregate of 2.9 million shares of our common stock, in exchange for the warrants we issued in October 2010.  On June 30, 2011, we issued $23.75 million in principal amount of senior convertible notes in exchange for the senior convertible notes we issued in January 2011.  On August 3, 2011, we issued $17.17 million in principal amount of senior convertible notes, or Convertible Notes in exchange for the senior convertible notes we issued in June 2011.

The Convertible Notes were scheduled to mature on May 6, 2012, subject to the right of the lenders to extend the date (i) if an event of default under the Convertible Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Convertible Notes, and (ii) for a period of 20 business days after the consummation of specific types of transactions involving a change of control. The Convertible Notes accrued interest at the rate of 8% per annum, which was compounded monthly, with any accrued interest recorded as an accrued liability in the consolidated balance sheets. The interest rate would have increased to 15% per annum upon the occurrence of an event of default.

Interest on the Convertible Notes was payable in arrears on specified installment dates. If a holder elected to convert or redeem all or any portion of a Convertible Note prior to the maturity date, all interest that would have accrued on the amount being converted or redeemed through the maturity date would also be payable. If we elected to redeem all or any portion of a Convertible Note prior to the maturity date, all interest that would have accrued through the maturity date on the amount redeemed would also has been payable.

We were obligated to make amortization payments with respect to the principal amount of each Convertible Note on the first trading day of each calendar month after August 1, 2011 until the Maturity Date, or collectively with the Maturity Date, the Installment Dates.

On each Installment Date, occurring after August 1, 2011, we were required to pay on each Convertible Note an amount equal to: (i) with respect to any Installment Date other than the Maturity Date, the lesser of (A) the product of (I) the quotient of (x) $21 million divided by (y) 9, multiplied by (II) the fraction equal to (m) the principal amount of the Initial Note on October 6, 2010 divided by (n) $35 million and (B) the principal amount under the Convertible Note as of such Installment Date, and (ii) with respect to the Maturity Date, the principal amount under the Convertible Note, together with, in each case of clauses (i) and (ii), the sum of any accrued and unpaid Interest as of such Installment Date under the Convertible Note and accrued and unpaid late charges, if any, under the Convertible Note as of such Installment Date, or the Installment Amount. We may have elected to pay the Installment Amount and applicable interest in cash or shares of our common stock, at our election, subject to the satisfaction of certain conditions.

If we elected to make all or part of an amortization payment in shares of our common stock, we were required to deliver to the holders of the Convertible Notes the amount of shares of our common stock equal to the portion of the amount being paid in shares of our common stock divided by the lesser of the then existing Conversion Price and 85% of the average of the volume weighted average prices of the 5 lowest trading days during the 20 consecutive trading day period ending on the trading day immediately prior to the applicable Installment Date.

All amounts due under the Convertible Notes were convertible at any time, in whole or in part, at the option of the holders into shares of our common stock at a specified conversion price, or Conversion Price. The Convertible Notes were initially convertible into shares of our common stock at the initial Conversion Price of $5.95 per share, or Fixed Conversion Price. The Conversion Price was not to exceed $5.95 and, unless we obtained a waiver, we could not make monthly amortization and interest payments in shares of common stock if the Conversion Price was less than $0.60.

The Convertible Notes were then convertible by the holders into shares of our common stock at a Conversion Price that was determined as follows:

•
If we had elected to make an amortization payment in shares of common stock and the date of conversion occurs during the 15 calendar day period following (and including) the applicable Installment Date, or Initial Period, the Conversion Price would have equaled the lesser of (i) the Fixed Conversion Price, and (ii) the average of the volume weighted average prices of our common stock for each of the five lowest trading days during the 20 trading day period immediately prior to the Initial Period.

•
If we had elected to make an amortization payment in shares of common stock and the date of conversion occurs during the period beginning on the 16th calendar day after the applicable Installment Date and ending on the day immediately prior to the next Installment Date or the maturity date, the Conversion Price would have been equal to the lesser of (i) the Fixed Conversion Price, and (ii) the closing bid price of our common stock on the trading date immediately before the date of conversion.

•	The holder may, up to three times, have elected a 12% discount to the closing bid price of our common stock on the date immediately before the conversion.

•
Four of the seven holders may, up to fifteen times, have elected a 15% discount to the closing bid price of our common stock on the date immediately before the conversion while the other three holders may, up to fifteen times, elect a 10% discount to the closing bid price of our common stock on the date immediately before the conversion.

In addition, if an event of default had occurred and was continuing, the Conversion Price would have been equal to the lesser of (i) the Fixed Conversion Price, and (ii) the closing bid price of our common stock on the trading date immediately before the date of conversion.

The Fixed Conversion Price was subject to “full ratchet” anti-dilution adjustment where if we were to issue or were deemed to have issued specified securities at a price lower than the then applicable Fixed Conversion Price, the Fixed Conversion Price will immediately decline to equal the price at which we issued or were deemed to have issued the securities. In addition, if we sold or issued any securities with “floating” conversion prices based on the market price of our common stock, the holder of a Convertible Note would have had the right to substitute that “floating” conversion price for the Fixed Conversion Price upon conversion of all or part of the Convertible Note. We agreed to pay “buy-in” damages of the converting holder if we failed to timely deliver common stock upon conversion of the Convertible Notes.

On November 15, 2011, we fully retired the Convertible Notes. The following table summarizes the Installment Amounts and additional conversions by the note holders through November 15, 2011 (in thousands):

	Principal	Interest	Total	Shares
Installment Amount – 3/7/2011	$3,500	$1,263	$4,763	1,148
Installment Amount – 5/2/2011	3,500	383	3,883	1,396
Installment Amount – 6/1/2011	3,350	176	3,526	1,563
Holder Conversions – Q2 2011	900	49	949	428
Installment Amount – 7/1/2011	3,450	159	3,609	3,313
Installment Amount – 9/1/2011	283	144	427	*
Holder Conversions – Q3 2011	10,688	649	11,337	27,144
Installment Amount – 10/3/2011	929	64	993	*
Installment Amount – 11/1/2011	--	5	5	*
Holder Conversions – Q4 2011	8,400	397	8,797	28,867
_______________	$35,000	$3,289	$38,289	63,859
* Cash payment

New PE Holdco Term Debt and Working Capital Line of Credit

On the Effective Date, approximately $294.4 million in prepetition and post petition secured indebtedness of the Plant Owners was restructured under a Credit Agreement entered into on June 25, 2010 among the Plant Owners, as borrowers, and West LB, AG, New York Branch, and other lenders. Under the Plan, the Plant Owners’ existing prepetition and post petition secured indebtedness of approximately $294.4 million was restructured to consist of approximately $50.0 million in three-year term loans and a new three-year revolving credit facility of up to $35.0 million to fund working capital requirements.

Notes Payable to Related Parties

On March 31, 2009, our Chairman of the Board and our Chief Executive Officer provided funds in the aggregate amount of $2.0 million for general working capital purposes, in exchange for two unsecured promissory notes payable by us. Interest on the unpaid principal amounts accrues at a rate per annum of 8.00%. All principal and accrued and unpaid interest on the promissory notes was due and payable in March 2010. The maturity date of these notes was initially extended to January 5, 2011. On October 29, 2010, we repaid $0.8 million of principal on these notes and all accrued and unpaid interest. On November 5, 2010, we further extended the maturity date of these notes to March 31, 2012.

Kinergy Operating Line of Credit

Kinergy maintains a credit facility in the aggregate amount of up to $30.0 million. The credit facility expires on December 31, 2013. In May 2011, Kinergy and its lender amended and increased the credit facility to up to $30.0 million, with an optional accordion feature for an additional $5.0 million. Interest accrues under the credit facility at a rate equal to (i) the three-month London Interbank Offered Rate (LIBOR), plus (ii) a specified applicable margin ranging between 3.50% and 4.50%. The credit facility’s monthly unused line fee is 0.50% of the amount by which the maximum credit under the facility exceeds the average daily principal balance. Kinergy is also required to pay customary fees and expenses associated with the credit facility and issuances of letters of credit. In addition, Kinergy is responsible for a $3,000 monthly servicing fee. Payments that may be made by Kinergy to Pacific Ethanol as reimbursement for management and other services provided by Pacific Ethanol to Kinergy are limited to $750,000 per fiscal quarter in 2011, $800,000 per fiscal quarter in 2012, and $850,000 per fiscal quarter in 2013.

Commencing with the quarter ending June 30, 2011 through and including the quarter ended September 30, 2011, Kinergy is required to generate quarterly EBITDA of $350,000 and an EBITDA of $900,000 for the two quarterly periods during that period.  For the fiscal quarter ended December 31, 2011, Kinergy is required to generate quarterly EBITDA of $800,000 for the two consecutive quarterly periods then ended.  For the fiscal quarter ending March 31, 2012, Kinergy is required to generate quarterly EBITDA of $450,000.  For the fiscal quarter ending June 30, 2012 and each fiscal quarter thereafter, Kinergy is required to generate quarterly EBITDA of $450,000 and an EBITDA of $1,100,000 for each two consecutive quarterly periods. Further, for all periods commencing May 2011, Kinergy must maintain a fixed coverage ratio of at least 2.0 under the credit facility and is prohibited from incurring any additional indebtedness (other than specific intercompany indebtedness) or making any capital expenditures in excess of $100,000 absent the lender’s prior consent. Kinergy’s obligations under the credit facility are secured by a first-priority security interest in all of its assets in favor of the lender.

Prior to 2011, Kinergy was required to maintain minimum levels of EBITDA for each month on a cumulative total of $550,000 for the nine months ended September 30, 2010 and $230,000 for the year ended December 31, 2009.

The following table summarizes Kinergy’s financial covenants and actual results for the periods presented (dollars in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2011	2010	2010	2009

EBITDA Requirement – Three Months	$ 350	N/A	$ 250	N/A
Actual	$1,590	N/A	$ 555	N/A
Excess (Deficit)	$1,240	N/A	$ 305	N/A

EBITDA Requirement – Six Months	$ 900	N/A	$ 900	N/A
Actual	$3,221	N/A	$2,387	N/A
Excess (Deficit)	$2,321	N/A	$1,487	N/A

Fixed Coverage Ratio Requirement	2.00	N/A	1.10	N/A
Actual	6.39	N/A	7.13	N/A
Excess (Deficit)	4.39	N/A	6.03	N/A

Year to Date EBITDA Requirement (effective prior to 2011)	N/A	$ 550	N/A	$ 230
Actual	N/A	$2,428	N/A	$1,254
Excess (Deficit)	N/A	$1,878	N/A	$1,024

We have guaranteed all of Kinergy’s obligations under the credit facility.  As of September 30, 2011, Kinergy had an available borrowing base under the credit facility of $29,822,000 and had an outstanding balance of $21,848,000.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of net sales and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition

We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured.

We derive revenue primarily from sales of ethanol and related co-products. We recognize revenue when title transfers to our customers, which is generally upon the delivery of these products to a customer’s designated location. These deliveries are made in accordance with sales commitments and related sales orders entered into with customers either verbally or in written form. The sales commitments and related sales orders provide quantities, pricing and conditions of sales. In this regard, we engage in three basic types of revenue generating transactions:

•	As a producer. Sales as a producer consist of sales of our inventory produced at the Pacific Ethanol Plants.

•
As a merchant. Sales as a merchant consist of sales to customers through purchases from third-party suppliers in which we may or may not obtain physical control of the ethanol or co-products, though ultimately titled to us, in which shipments are directed from our suppliers to our terminals or direct to our customers but for which we accept the risk of loss in the transactions.

•
As an agent. Sales as an agent consist of sales to customers through purchases from third-party suppliers in which, depending upon the terms of the transactions, title to the product may technically pass to us, but the risks and rewards of inventory ownership remain with third-party suppliers as we receive a predetermined service fee under these transactions and therefore act predominantly in an agency capacity.

Revenue from sales of third-party ethanol and its co-products is recorded net of costs when we are acting as an agent between the customer and supplier and gross when we are a principal to the transaction. Several factors are considered to determine whether we are acting as an agent or principal, most notably whether we are the primary obligor to the customer, whether we have inventory risk and related risk of loss or whether we add meaningful value to the vendor’s product or service. Consideration is also given to whether we have latitude in establishing the sales price or have credit risk, or both.

We record revenues based upon the gross amounts billed to our customers in transactions where we act as a producer or a merchant and obtain title to ethanol and its co-products and therefore own the product and any related, unmitigated inventory risk for the ethanol, regardless of whether we actually obtain physical control of the product. When we act in an agency capacity, we record revenues on a net basis, or our predetermined agency fees and any associated freight only, based upon the amount of net revenues retained in excess of amounts paid to suppliers.

Consolidation of Variable Interest Entities

We have determined that Front Range met the definition of a variable interest entity through our prior ownership interest in that entity. Since our initial acquisition of our ownership interest in Front Range through December 31, 2009, we determined that we were the primary beneficiary of Front Range and we were therefore required to treat Front Range as a consolidated subsidiary for financial reporting purposes rather than use equity investment accounting treatment. As a result, we consolidated the financial results of Front Range, including its entire balance sheet with the balance of the noncontrolling interest displayed as a component of equity, and its income statement after intercompany eliminations with an adjustment for the noncontrolling interest as net income (loss) attributed to noncontrolling interest in variable interest entity, through December 31, 2009.

Effective January 1, 2010, we adopted new accounting guidance. Under the new guidance, we concluded that we were no longer the primary beneficiary of Front Range. As a result, effective January 1, 2010, we deconsolidated the financial results of Front Range. Our conclusion that we were no longer the primary beneficiary of Front Range was based upon our determination that we did not have the power to direct most of the activities that most significantly impact Front Range’s economic performance. Some of those activities include efficient management and operations of its ethanol production facility, procurement of feedstock, sale of co-products and implementation of risk management strategies.

We have determined that as of the Effective Date, New PE Holdco met the definition of a variable interest entity because New PE Holdco had vested with us the power to operate the Pacific Ethanol Plants through the terms of the asset management and marketing agreements.  As a result, holders of the equity investment in New PE Holdco lack the power, through voting rights or similar rights, to direct the activities of New PE Holdco that most significantly impact New PE Holdco’s economic performance thereby rendering New PE Holdco a variable interest entity.  Upon our acquisition of our initial 20% ownership interest in New PE Holdco on October 6, 2010, we determined that because our ownership interest is the largest single ownership interest in New PE Holdco and therefore we are in the position to absorb more losses and receive more benefits from New PE Holdco, through our ownership interest, than any other single equity investor, we are the primary beneficiary of New PE Holdco and therefore we are required to consolidate the financial results of New PE Holdco in the same manner as we previously accounted for Front Range, as discussed above.

These determinations will be reviewed for appropriateness at each future reporting period.

Convertible Notes and Warrants Carried at Fair Value

We have elected the fair value alternative for our Convertible Notes in order to simply our accounting and reporting. We have also recorded our Warrants issued in connection with our Convertible Notes at fair value. We believe the valuation of the Convertible Notes and Warrants is a critical accounting estimate because valuation estimates obtained from third parties involve inputs other than quoted prices to value the conversion feature. Changes in such estimates, and in particular certain of the inputs to the valuation, can be volatile from period to period and may markedly impact the total mark-to-market on the Convertible Notes and Warrants recorded as fair value adjustments in our consolidated statements of operations.

We recorded fair value adjustments on convertible notes and warrants of $7.0 million in income and $11.7 million of expense for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively.

Impairment of Long-Lived and Intangible Assets

Our long-lived assets have been primarily associated with the Pacific Ethanol Plants, reflecting the original cost of construction, adjusted for any subsequent impairment.

We evaluate impairment of long-lived assets in accordance with FASB ASC 360. We assess the impairment of long-lived assets, including property and equipment and purchased intangibles subject to amortization, when events or changes in circumstances indicate that the fair value of each asset (or asset group) could be less than the net book value of the asset (or asset group). We assess long-lived assets for impairment by first determining the forecasted, undiscounted cash flows each asset (or asset group) is expected to generate plus the net proceeds expected from the sale of the asset (or asset group). If the amount of proceeds is less than the carrying value of the asset (or asset group), we then determine the fair value of the asset (or asset group). An impairment loss would be recognized when the fair value is less than the related net book value, and an impairment expense would be recorded in the amount of the difference. Forecasts of future cash flows are judgments based on our experience and knowledge of our operations and the industries in which we operate. These forecasts could be significantly affected by future changes in market conditions, the economic environment, including inflation, and the purchasing decisions of our customers.

We review our intangible assets with indefinite lives at least annually or more frequently if impairment indicators arise. In our review, we determine the fair value of these assets using market multiples and discounted cash flow modeling and compare it to the net book value of the acquired assets.

We recognized asset impairment charges associated with the Pacific Ethanol Plants and our Imperial Project in the aggregate amount of $252.4 million in 2009. We did not recognize any asset impairment charges for the nine months ended September 30, 2011 and for the year ended December 31, 2010.

Allowance for Doubtful Accounts

We sell ethanol primarily to gasoline refining and distribution companies and sell WDG to dairy operators and animal feed distributors. We had significant concentrations of credit risk from sales of our ethanol as of December 31, 2010 and 2009, as described in Note 1 to our consolidated financial statements included elsewhere in this prospectus. However, those ethanol customers historically have had good credit ratings and historically we have collected amounts that were billed to those customers. Receivables from customers are generally unsecured. We continuously monitor our customer account balances and actively pursue collections on past due balances.

We maintain an allowance for doubtful accounts for balances that appear to have specific collection issues. Our collection process is based on the age of the invoice and requires attempted contacts with the customer at specified intervals. If after a specified number of days, we have been unsuccessful in our collection efforts, we consider recording a bad debt allowance for the balance in question. We would eventually write-off accounts included in our allowance when we have determined that collection is not likely. The factors considered in reaching this determination are the apparent financial condition of the customer, and our success in contacting and negotiating with the customer.

We recognized a recovery of bad debt expense of $0.2 million for each of the nine months ended September 30, 2011 and for the year ended December 31, 2010.

Effects of Inflation

The impact of inflation was not significant to our financial condition or results of operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010.

Impact of New Accounting Pronouncements

None.

BUSINESS

Business Overview

Background

We are the leading marketer and producer of low-carbon renewable fuels in the Western United States.

Since our inception in 2005, we have conducted ethanol marketing operations through our subsidiary, Kinergy, through which we market and sell ethanol produced by third parties. In 2006, we began constructing the first of our four then wholly-owned ethanol production facilities, or Pacific Ethanol Plants, and were continuously engaged in plant construction until the fourth facility was completed in 2008. We funded, and until recently directly operated, four wholly-owned production facilities through the Plant Owners.

In 2006, we completed our Madera, California facility and began producing ethanol and its co-products at the facility, and also acquired a 42% interest in Front Range which owns an ethanol production facility in Windsor, Colorado. In 2007, we entered into credit agreements to borrow up to $325.0 million to fund the construction of, or refinance indebtedness in respect of, up to five ethanol production facilities and provide working capital as each production facility became operational. Later in 2007, the credit facility was reduced to $250.8 million for up to four ethanol production facilities. A portion of this indebtedness was used to refinance outstanding indebtedness in respect of the Madera facility as well as other facilities under construction. In 2007, we began production at the Columbia facility in Boardman, Oregon and in 2008, we began production at the Magic Valley facility in Burley, Idaho and another facility in Stockton, California.

Our net sales increased significantly from $87.6 million in 2005 to $703.9 million in 2008 as the Pacific Ethanol Plants began production in 2006, 2007 and 2008, with all facilities producing and selling ethanol in the last quarter of 2008. During these periods, we also sold additional volume under ethanol marketing arrangements with third party suppliers. However, our net sales dropped considerably to $316.6 million in 2009 as we idled production at three of the Pacific Ethanol Plants for most of 2009, as discussed further below.

Our average ethanol sales price peaked at $2.28 per gallon in 2006, stayed relatively stable for 2007 and 2008, but declined to $1.80 per gallon in 2009. In 2007, our average price of corn, the primary raw material for our ethanol production, began increasing dramatically, ultimately rising by over 125% from $2.44 per bushel in 2006 to $5.52 per bushel in 2008. As a result, our gross margins, which peaked at 11.0% in 2006, began declining in 2007, reaching negative 4.7% in 2008. Our average price of corn declined to $3.98 per bushel in 2009, but lower ethanol prices and overhead and depreciation expenses with no corresponding sales from the idled facilities resulted in a gross margin of negative 7.0% in 2009.

From 2006 until the fourth quarter of 2008, when the fourth Pacific Ethanol Plant was completed, we maintained a cost structure commensurate with our construction activities, including substantial project overhead and staffing. Upon completion of the fourth Pacific Ethanol Plant, we sought to alter our cost structure to one more suitable for an operating company. However, beginning in 2008, we began experiencing significant financial constraints and adverse market conditions, and our working capital lines of credit for the Pacific Ethanol Plants were insufficient given substantially higher corn prices and other input costs in the production process.

In late 2008 and early 2009, we idled production at three of the Pacific Ethanol Plants due to adverse market conditions and lack of adequate working capital. Adverse market conditions and our financial constraints continued, resulting in an inability to meet our debt service requirements. We and the ethanol industry, as a whole, experienced significant adverse conditions through most of 2009 as a result of elevated corn prices, reduced demand for transportation fuel and declining ethanol prices, resulting in prolonged negative operating margins. In response to these adverse conditions, as well as severe working capital and liquidity constraints, we reduced production significantly and implemented many cost-saving initiatives.

On May 17, 2009, each of the Plant Owners filed voluntary petitions for relief under chapter 11 of Title 11 of the Bankruptcy Code in the Bankruptcy Court in an effort to restructure their indebtedness. The Plant Owners continued to operate their businesses and manage their properties as debtors and debtors-in-possession during the pendency of the bankruptcy proceedings.

On June 3, 2009, the Bankruptcy Court approved the Plant Owners’ post petition financing facility provided by WestLB, AG, New York Branch, or West LB, and the banks and financial institutions that are from time to time lender parties to the Amended and Restated Debtor-in-Possession Credit Agreement dated June 3, 2009, or as amended, the Post Petition Credit Agreement. The post petition credit facility was intended to fund the Plant Owners’ working capital and general corporate needs in the ordinary course of business and allow them to pay these and other amounts as required or permitted to be paid under the terms of the Post Petition Credit Agreement, including the administrative costs associated with the chapter 11 filings.

On March 26, 2010, the Plant Owners filed a joint plan of reorganization with the Bankruptcy Court. On April 16, 2010, the Plant Owners filed the Plan with the Bankruptcy Court, which was structured in cooperation with a number of the Plant Owners’ secured lenders. The Bankruptcy Court confirmed the Plan at a hearing on June 8, 2010. On the Effective Date, the Plant Owners emerged from bankruptcy under the terms of the Plan.

On the Effective Date, approximately $294.4 million in prepetition and post petition secured indebtedness of the Plant Owners was restructured under a Credit Agreement entered into on June 25, 2010 among the Plant Owners, as borrowers, and West LB and other lenders, or Credit Agreement. Under the Plan, the Plant Owners’ existing prepetition and post petition secured indebtedness of approximately $294.4 million was restructured to consist of approximately $50.0 million in three-year term loans and a new three-year revolving credit facility of up to $35.0 million to fund working capital requirements of New PE Holdco.

Under the Plan, on the Effective Date, all of the ownership interests in the Plant Owners were transferred to New PE Holdco, wholly-owned as of that date by some of the prepetition lenders of the Plant Owners and the new lenders to the post-emergence companies under the Credit Agreement. As a result, the Pacific Ethanol Plants are now wholly-owned by New PE Holdco.

Also on the Effective Date, we entered into a Call Option Agreement with New PE Holdco and a number of owners of membership interests in New PE Holdco, whereby we had the right to acquire from the owners membership interests in New PE Holdco in an amount up to 25% of the total membership interests in New PE Holdco for a total price of $30 million in cash (or $1,200,000 for each one percent of membership interest in New PE Holdco). We did not provide any separate legal consideration for the Call Option and no value was attributed to the Call Option in the joint plan of reorganization.

On the Effective Date, we also entered into an asset management agreement with New PE Holdco and the Plant Owners under which we agreed to operate and maintain the Pacific Ethanol Plants on behalf of the Plant Owners. Under the terms of the asset management agreement, we are in complete charge of, and have care and custody over, each Pacific Ethanol Plant that is not operational, including the recommendation as to when a Pacific Ethanol Plant should become operational.  We perform all activities necessary to support a cost effective return of each Pacific Ethanol Plant to operational status once the equity investors in New PE Holdco approve our recommendation to re-start an non-operational Pacific Ethanol Plant. In addition, we operate and maintain each Pacific Ethanol Plant that is operational, including supplying all goods and materials necessary to operate and maintain each Pacific Ethanol Plant.  In operating the Pacific Ethanol Plants, we direct the production process to obtain optimal production yields, lower costs by leveraging our infrastructure, enter into risk management agreements such as insurance policies and manage commodity risk practices.

On the Effective Date, we also entered into marketing agreements with all Pacific Ethanol Plants that are operational to market and sell ethanol manufactured by the Pacific Ethanol Plants.  The marketing agreements provide us with the absolute discretion to solicit, negotiate, administer (including payment collection), enforce and execute ethanol and co-product sales agreements with any third party.

Recent Developments

On November 15, 2011, we fully retired our $35.0 million senior convertible notes.

On November 29, 2011, we purchased an additional 7% ownership interest in New PE Holdco for an aggregate purchase price of $4.5 million in cash.

On December 13, 2011, we raised approximately $8.0 million through the issuance of 7,625,000 shares of our common stock and Warrants to purchase an aggregate of up to 4,956,250 shares of our common stock at an exercise price of $1.50 per share, subject to adjustment.  See “Description of Common Stock and Warrant Financing.”

On December 19, 2011, we purchased an additional 7% ownership interest in New PE Holdco for an aggregate purchase price of $4.6 million in cash.  As of the date of this prospectus, we have a 34% ownership interest in New PE Holdco.

Current Operations

We currently operate the Pacific Ethanol Plants under the terms of an asset management agreement with New PE Holdco and the Plant Owners.  We also market ethanol and its co-products, including WDG produced by the Pacific Ethanol Plants under the terms of separate marketing agreements with the Plant Owners whose facilities are operational. In addition, we provide operations, maintenance and accounting services for a 250,000 gallon per year cellulosic integrated biorefinery owned by ZeaChem Inc. in Boardman, Oregon, which is adjacent to the Pacific Ethanol Columbia plant.  We also market ethanol and its co-products to other third parties, and provide transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington.

We have extensive customer relationships throughout the Western United States and extensive supplier relationships throughout the Western and Midwestern United States.  Our customers are integrated oil companies and gasoline marketers who blend ethanol into gasoline. We supply ethanol to our customers either from the Pacific Ethanol Plants located within the regions we serve, or with ethanol procured in bulk from other producers. In some cases, we have marketing agreements with ethanol producers to market all of the output of their facilities. Additionally, we have customers who purchase our co-products for animal feed and other uses.

The Pacific Ethanol Plants produce ethanol and its co-products and are comprised of the four facilities described immediately below, three of which are currently operational. If market conditions continue to improve, we may resume operations at the Madera, California facility, subject to the approval of New PE Holdco.

Facility Name	Facility Location	Estimated Annual Capacity (gallons)	Current Operating Status
Magic Valley	Burley, ID	60,000,000	Operating
Columbia	Boardman, OR	40,000,000	Operating
Stockton	Stockton, CA	60,000,000	Operating
Madera	Madera, CA	40,000,000	Idled

Company History

We are a Delaware corporation formed in February 2005. Our main Internet address is http://www.pacificethanol.net. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports and other Securities and Exchange Commission filings are available free of charge through our website as soon as reasonably practicable after the reports are electronically filed with, or furnished to, the Securities and Exchange Commission. Our common stock trades on The NASDAQ Capital Market under the symbol “PEIX.” The inclusion of our Internet address in this prospectus does not include or incorporate by reference into this prospectus any information contained on our website.

Business Strategy

Our primary goal is to maintain and advance our position as the leading marketer and producer of low-carbon renewable fuels in the Western United States. We view the key elements of our business and growth strategy to achieve this objective in short- and long-term perspectives, which include:

Short-Term Strategy

•
Expand ethanol production and marketing revenues, ethanol markets and distribution infrastructure. We plan to increase our ethanol production and marketing revenues by expanding our relationships with third-party ethanol producers and our ethanol customers to increase sales volumes of ethanol throughout the Western United States at profitable margins. In addition, we plan to maintain and increase sales to animal feed customers in the local markets we serve for WDG. We also plan to expand the market for ethanol by continuing to work with the federal government and state governments to encourage the adoption of policies and standards that promote ethanol as a component in transportation fuels. In addition, we plan to expand our distribution infrastructure by increasing our ability to provide transportation, storage and related logistical services to our customers throughout the Western United States.

•
Operation of Pacific Ethanol Plants and Third-Party Plants. We operate the Pacific Ethanol Plants under an asset management agreement with New PE Holdco and the Plant Owners.  Further, if the idled Pacific Ethanol Plant and other third party facilities become operational, we intend to expand our business by providing management services to those facilities.  For example, on October 19, 2011, we entered into a management agreement with ZeaChem Inc. to provide operations, maintenance and accounting services for its 250,000 gallon per year cellulosic integrated biorefinery in Boardman, Oregon.

•
Focus on cost efficiencies. We operate the Pacific Ethanol Plants in markets where we believe local characteristics create an opportunity to capture a significant production and shipping cost advantage over competing ethanol production facilities. We believe a combination of factors will enable us to achieve this cost advantage, including:

o
Locations near fuel blending facilities will enable lower ethanol transportation costs and allow timing and logistical advantages over competing locations which require ethanol to be shipped over much longer distances.

o	Locations adjacent to major rail lines will enable the efficient delivery of corn in large unit trains from major corn-producing regions.

o	Locations near large concentrations of dairy and/or beef cattle will enable delivery of WDG over short distances without the need for costly drying processes.

In addition to these location-related efficiencies, we believe that we can continue to increase operating efficiencies by incorporating advanced design elements into the production facilities to take advantage of state-of-the-art technical and operational efficiencies.

Long-Term Strategy

•
Continue to increase our ownership interest in New PE Holdco. We intend to continue to increase our ownership interest in New PE Holdco as opportunities arise to purchase additional interests from other members and as financial resources and business prospects make the acquisition of additional ownership interests in New PE Holdco advisable.

•
Explore new technologies and renewable fuels. We are evaluating a number of technologies that may increase the efficiency of our ethanol production facilities and reduce our use of carbon-based fuels. For example, we have installed a reactor system at the Columbia facility from Pursuit Dynamics PLC and we are continuing trials for the purpose of verifying the stated benefits. In addition, we are exploring the feasibility of using different and potentially abundant and cost-effective feedstocks, including cellulosic feed stock, to supplement corn as the raw material used in the production of ethanol. As capital resources become available, we intend to continue pursuing these opportunities.

•
Evaluate and pursue acquisition opportunities. We intend to evaluate and pursue opportunities to acquire additional ethanol production, storage and distribution facilities and related infrastructure as financial resources and business prospects make the acquisition of these facilities advisable. In addition, we may also seek to acquire facility sites under development.

Competitive Strengths

We believe that our competitive strengths include the following:

•
Our customer and supplier relationships. We have developed extensive business relationships with our customers and suppliers. In particular, we have developed extensive business relationships with major and independent un-branded gasoline suppliers who collectively control the majority of all gasoline sales in California and other Western states. In addition, we have developed extensive business relationships with ethanol and grain suppliers throughout the Western and Midwestern United States.

•
Our ethanol distribution network. We believe that we have a competitive advantage due to our experience in marketing to the segment of customers in major metropolitan and rural markets in the Western United States. We have developed an ethanol distribution network for delivery of ethanol by truck to virtually every significant fuel terminal as well as to numerous smaller fuel terminals throughout California and other Western states. Fuel terminals have limited storage capacity and we have been successful in securing storage tanks at many of the terminals we service. In addition, we have an extensive network of third-party delivery trucks available to deliver ethanol throughout the Western United States.

•
Our operational expertise. We began managing ethanol production facilities in 2006. We believe that we have obtained operational expertise and know-how that can be used to continue operating the Pacific Ethanol Plants and provide operational services to third party facilities.

•
Our strategic locations. We believe that our focus on developing and acquiring ethanol production facilities in markets where local characteristics create the opportunity to capture a significant production and shipping cost advantage over competing ethanol production facilities provides us with competitive advantages, including transportation cost, delivery timing and logistical advantages as well as higher margins associated with the local sale of WDG and other co-products.

•
Our low carbon-intensity ethanol. The California Air Resources Board recently enacted a low carbon fuels standard for transportation fuels.  If the standard goes into effect, carbon emission standards placed on ethanol produced in California will be higher than in other states, significantly favoring low carbon-intensity fuels. The ethanol produced in California by the Pacific Ethanol Plants and certain other California producers, all of which is marketed through Kinergy, will have a lower carbon-intensity rating than either gasoline or ethanol produced in the mid-west, and will therefore be a superior product for our California customers. However, enforcement of California’s low carbon fuels standard was recently halted by the U.S. District Court on federal constitutional grounds, a decision that has been appealed by the California Air Resources Board.

•
Modern technologies. The Pacific Ethanol Plants use the latest production technologies to take advantage of state-of-the-art technical and operational efficiencies in order to achieve lower operating costs and more efficient production of ethanol and its co-products and reduce our use of carbon-based fuels.

•
Our experienced management. Neil M. Koehler, our President and Chief Executive Officer, has over 20 years of experience in the ethanol production, sales and marketing industry. Mr. Koehler is a Director of the California Renewable Fuels Partnership, a Director of the RFA, and is a frequent speaker on the issue of renewable fuels and ethanol marketing and production. In addition to Mr. Koehler, we have seasoned managers with many years of experience in the ethanol, fuel and energy industries leading our various departments. We believe that the experience of our management over the past two decades and our ethanol marketing operations have enabled us to establish valuable relationships in the ethanol industry and understand the business of marketing and producing ethanol and its co-products.

We believe that these advantages will allow us to capture an increasing share of the total market for ethanol and its co-products.

Industry Overview and Market Opportunity

Overview of Ethanol Market

The primary applications for fuel-grade ethanol in the United States include:

•
Octane enhancer. On average, regular unleaded gasoline has an octane rating of 87 and premium unleaded gasoline has an octane rating of 91. In contrast, pure ethanol has an average octane rating of 113. Adding ethanol to gasoline enables refiners to produce greater quantities of lower octane blend stock with an octane rating of less than 87 before blending. In addition, ethanol is commonly added to finished regular grade gasoline as a means of producing higher octane mid-grade and premium gasoline.

•
Renewable fuels. Ethanol is blended with gasoline in order to enable gasoline refiners to comply with a variety of governmental programs, in particular, the national RFS program which was enacted to promote alternatives to fossil fuels. See “—Governmental Regulation.”

•
Fuel blending. In addition to its performance and environmental benefits, ethanol is used to extend fuel supplies. As the need for automotive fuel in the United States increases and the dependence on foreign crude oil and refined products grows, the United States is increasingly seeking domestic sources of fuel. Much of the ethanol blending throughout the United States is done for the purpose of extending the volume of fuel sold at the gasoline pump.

The United States ethanol industry is highly dependent upon federal and state legislation and regulation.  For example, the Energy Independence and Security Act of 2007, which was signed into law in December 2007, significantly increased the prior national RFS. The national RFS significantly increases the mandated use of renewable fuels to approximately 14.0 billion gallons in 2011 and 15.0 billion gallons in 2012, and rises incrementally and peaks at 36.0 billion gallons by 2022. We believe that these increases will bolster demand for ethanol.

The State of California recently adopted a low carbon fuels standard for transportation fuels. Originally intended to go into effect on January 1, 2011, the enforcement of the low carbon fuels standard was halted on December 29, 2011 by the U.S. District Court on federal constitutional grounds.  The California Air Resources Board has appealed that decision.  If the standard goes into effect, the California Governor’s office estimates that the standard will have the effect of increasing current renewable fuels use in California by three to five times by 2020. The State of Oregon implemented a state-wide renewable fuels standard effective January 2008. This standard requires a 10% ethanol blend in every gallon of gasoline and is expected to cause the use of approximately 160 million gallons of ethanol per year in Oregon.

According to the RFA, the domestic ethanol industry produced approximately 13.2 billion gallons of ethanol in 2010, an increase of approximately 22% from the approximately 10.8 billion gallons of ethanol produced in 2009. We believe that the ethanol market in California alone represented approximately 10% of the national market. However, the Western United States has relatively few ethanol facilities and local ethanol production levels are substantially below the local demand for ethanol. The balance of ethanol is shipped via rail from the Midwest to the Western United States. Gasoline and diesel fuel that supply the major fuel terminals are shipped in pipelines throughout portions of the Western United States. Unlike gasoline and diesel fuel, however, ethanol is not shipped in these pipelines because ethanol has an affinity for mixing with water already present in the pipelines. When mixed, water dilutes ethanol and creates significant quality control issues. Therefore, ethanol must be trucked from rail terminals to regional fuel terminals, or blending racks.

We believe that approximately 90% of the ethanol produced in the United States is made in the Midwest from corn. According to the Department of Energy, or DOE, ethanol is typically blended at 5.7% to 10% by volume, but is also blended at up to 85% by volume for vehicles designed to operate on 85% ethanol. The Environmental Protection Agency, or EPA, recently increased the allowable blend of ethanol in gasoline from 10% to 15%. Compared to gasoline, ethanol is generally considered to be cleaner burning and contains higher octane. We anticipate that the increasing demand for transportation fuels coupled with limited opportunities for gasoline refinery expansions and the growing importance of reducing CO2 emissions through the use of renewable fuels will generate additional growth in the demand for ethanol in the Western United States.

Ethanol prices, net of tax incentives offered by the federal government, are generally positively correlated to fluctuations in gasoline prices. In addition, we believe that ethanol prices in the Western United States are typically $0.15 to $0.20 per gallon higher than in the Midwest due to the freight costs of delivering ethanol from Midwest production facilities.

According to the DOE, total annual gasoline consumption in the United States is approximately 139 billion gallons and total annual ethanol consumption represented less than 10% of this amount in 2010. We believe that the domestic ethanol industry has substantial potential for growth to initially reach at least 10% of the total annual gasoline consumption in the United States, or approximately 14 billion gallons of ethanol annually and thereafter up to 36 billion gallons of ethanol annually required under the national RFS by 2022, subject to an annual EPA review to adjust targets based on availability of commercially produced advanced and cellulose biofuels.

While we believe that the overall national market for ethanol will grow, we believe that the market for ethanol in specific geographic areas including California could experience either increases or decreases in demand depending on, among other factors, the preferences of petroleum refiners and state policies. See “Risk Factors.”

Overview of Ethanol Production Process

The production of ethanol from starch- or sugar-based feedstocks has been refined considerably in recent years, leading to a highly-efficient process that we believe now yields substantially more energy from ethanol and its co-products than is required to make the products. The modern production of ethanol requires large amounts of corn, or other high-starch grains, and water as well as chemicals, enzymes and yeast, and denaturants including unleaded gasoline or liquid natural gas, in addition to natural gas and electricity.

In the dry milling process, corn or other high-starch grains are first ground into meal and then slurried with water to form a mash. Enzymes are then added to the mash to convert the starch into the simple sugar, dextrose. Ammonia is also added for acidic (pH) control and as a nutrient for the yeast. The mash is processed through a high temperature cooking procedure, which reduces bacteria levels prior to fermentation. The mash is then cooled and transferred to fermenters, where yeast is added and the conversion of sugar to ethanol and CO2 begins.

After fermentation, the resulting “beer” is transferred to distillation, where the ethanol is separated from the residual “stillage.” The ethanol is concentrated to 190 proof using conventional distillation methods and then is dehydrated to approximately 200 proof, representing 100% alcohol levels, in a molecular sieve system. The resulting anhydrous ethanol is then blended with about 5% denaturant, which is usually gasoline, and is then ready for shipment to market.

The residual stillage is separated into a coarse grain portion and a liquid portion through a centrifugation process. The soluble liquid portion is concentrated to about 40% dissolved solids by an evaporation process. This intermediate state is called condensed distillers solubles, or syrup. The coarse grain and syrup portions are then mixed to produce WDG or can be mixed and dried to produce dried distillers grains with solubles, or DDGS. Both WDG and DDGS are high-protein animal feed products.

Overview of Distillers Grains Market

Most distillers grains are produced in the Midwest, where producers dry the grains before shipping. Successful and profitable delivery of DDGS from the Midwest to markets in the Western United States faces a number of challenges, including drying of distiller grains which may increase the energy cost to dry the grains and reduce the quality of the feed product, and longer distance to market, which may increase the handling and transportation costs to deliver the grains to market. By not drying the distillers grains and by shipping WDG locally, we believe that we will be able to better preserve the feed value of this product, as the WDG retains a higher percentage of nutrients than DDGS.

Historically, the market price for distillers grains has generally tracked the value of corn. We believe that the market price of DDGS is determined by a number of factors, including the market value of corn, soybean meal and other competitive ingredients, the performance or value of DDGS in a particular feed formulation and general market forces of supply and demand. The market price of distillers grains is also often influenced by nutritional models that calculate the feed value of distillers grains by nutritional content, as well as reliability of consistent supply.

Customers

We sell ethanol produced by the Pacific Ethanol Plants and other third-parties to various customers in the Western United States. We also arrange for transportation, storage and delivery of ethanol purchased by our customers through our agreements with third-party service providers. In addition, we sell WDG produced by the Pacific Ethanol Plants to customers comprised of dairies and feedlots located near the Pacific Ethanol Plants.

During 2010 and 2009, we produced or purchased ethanol from third parties and resold an aggregate of approximately 272 million and 173 million gallons of fuel-grade ethanol to approximately 57 and 60 customers, respectively. Sales to our two largest customers in 2010 and 2009 represented approximately 24% and 32%, of our net sales, respectively. Each of Chevron Products USA and Valero Energy Corporation, or Valero, accounted for 10% or more of our net sales in 2009 and Chevron Products USA accounted for more than 10% of our net sales in 2010. Sales to each of our other customers represented less than 10% of our net sales in each of 2010 and 2009.

Most of the major metropolitan areas in the Western United States have fuel terminals served by rail, but other major metropolitan areas and more remote smaller cities and rural areas do not. We believe that we have a competitive advantage due to our experience in marketing to the segment of customers in major metropolitan and rural markets in the Western United States. We manage the complicated logistics of shipping ethanol purchased from third-parties from the Midwest by rail to intermediate storage locations throughout the Western United States and trucking the ethanol from these storage locations to blending racks where the ethanol is blended with gasoline. We believe that by establishing an efficient service for truck deliveries to these more remote locations, we have differentiated ourselves from our competitors. In addition, by producing ethanol in the Western United States, we believe that we will benefit from our ability to increase spot sales of ethanol from this additional supply following ethanol price spikes caused from time to time by rail delays in delivering ethanol from the Midwest to the Western United States. In addition to producing ethanol, we produce ethanol co-products, including WDG. We endeavor to position WDG as the protein feed of choice for cattle based on its nutritional composition, consistency of quality and delivery, ease of handling and its mixing ability with other feed ingredients. We are one of the few WDG producers with production facilities located in the Western United States and we primarily sell our WDG to dairy farmers in close proximity to the Pacific Ethanol Plants.

Suppliers

Our marketing operations are dependent upon various third-party producers of fuel-grade ethanol. In addition, we provide ethanol transportation, storage and delivery services through third-party service providers with whom we have contracted to receive ethanol at agreed upon locations from our suppliers and to store and/or deliver the ethanol to agreed upon locations on behalf of our customers. These contracts generally run from year-to-year, subject to termination by either party upon advance written notice before the end of the then current annual term.

During 2010 and 2009, we purchased fuel-grade ethanol and corn, the largest component in producing ethanol, from our suppliers. Purchases from our three largest suppliers in 2010 represented approximately 60% of our total ethanol and corn purchases. Purchases from our four largest suppliers in 2009 represented approximately 55% of our total ethanol and corn purchases. Purchases from each of our other suppliers represented less than 10% of total ethanol and corn purchases in each of 2010 and 2009.

The ethanol production operations of the Pacific Ethanol Plants are dependent upon various raw materials suppliers, including suppliers of corn, natural gas, electricity and water. The cost of corn is the most important variable cost associated with the production of ethanol. An ethanol facility must be able to efficiently ship corn from the Midwest via rail and cheaply and reliably truck ethanol to local markets. We believe that our existing grain receiving facilities at the Pacific Ethanol Plants are some of the most efficient grain receiving facilities in the United States. We source corn for the Pacific Ethanol Plants using standard contracts, including spot purchase, forward purchase and basis contracts. When resources are available to do so, we seek to limit the exposure of the Pacific Ethanol Plants to raw material price fluctuations by purchasing forward a portion of their corn requirements on a fixed price basis and by purchasing corn and other raw materials future contracts. In addition, to help protect against supply disruptions, the Pacific Ethanol Plants may maintain inventories of corn.

Pacific Ethanol Plants

The table below provides an overview of the Pacific Ethanol Plants owned by New PE Holdco and operated by us. Three of the Pacific Ethanol Plants are currently operational. If market conditions continue to improve, we may resume operations at the Madera, California facility, subject to the approval of New PE Holdco.
	Madera Facility	Columbia Facility	Magic Valley Facility	Stockton Facility
Location	Madera, CA	Boardman, OR	Burley, ID	Stockton, CA
Quarter/Year operations began	4th Qtr., 2006	3rd Qtr., 2007	2nd Qtr., 2008	3rd Qtr., 2008
Operating status	Idled	Operating	Operating	Operating
Annual design basis ethanol production capacity (in millions of gallons)	35	35	50	50
Approximate maximum annual ethanol production capacity (in millions of gallons)	40	40	60	60
Ownership by New PE Holdco	100%	100%	100%	100%
Primary energy source	Natural Gas	Natural Gas	Natural Gas	Natural Gas
Estimated annual WDG production capacity (in thousands of tons)	293	293	418	418

Commodity Risk Management

We may seek to employ one or more risk mitigation techniques when sufficient working capital is available. We may seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn and natural gas requirements through fixed-price or variable-price contracts with our suppliers, as well as entering into derivative contracts for ethanol, corn and natural gas prices. To mitigate ethanol inventory price risks, we may sell a portion of our production forward under fixed- or index-price contracts, or both. We may hedge a portion of the price risks by selling exchange-traded futures contracts. Proper execution of these risk mitigation strategies can reduce the volatility of our gross profit margins.

Marketing Arrangements

In addition to our marketing agreements with the Plant Owners whose facilities are operational to market all of the ethanol produced at those Pacific Ethanol Plants, we have exclusive ethanol marketing agreements with third-party ethanol producers, including Calgren Renewable Fuels, LLC, Front Range and AE Advanced Fuels Keyes, Inc. to market and sell their entire ethanol production volumes. Calgren Renewable Fuels, LLC owns and operates an ethanol production facility in Pixley, California with annual production capacity of 55 million gallons. Front Range owns and operates an ethanol production facility in Windsor, Colorado with annual production capacity of 50 million gallons. We intend to evaluate and pursue opportunities to enter into marketing arrangements with other ethanol producers as business prospects make these marketing arrangements advisable.

Competition

We operate in the highly competitive ethanol marketing and production industry. The largest ethanol producers in the United States are ADM and Valero, collectively with over 20% of the total installed capacity of ethanol in the United States. In addition, there are many mid-size producers with several plants under ownership, smaller producers with one or two plants, and several ethanol marketers that create significant competition.  Overall, we believe there are over 200 ethanol facilities in the United States with an installed capacity of approximately 13.5 billion gallons and many brokers and marketers with whom we compete for sales of ethanol and its co-products.

We believe that our competitive strengths include our strategic locations in the Western United States, our extensive ethanol distribution network, our extensive customer and supplier relationships, our use of modern technologies at our production facilities and our experienced management. We believe that these advantages will allow us to capture an increasing share of the total market for ethanol and its co-products and earn favorable margins on ethanol and its co-products that we produce.

Our strategic focus on particular geographic locations designed to exploit cost efficiencies may nevertheless result in higher than expected costs as a result of more expensive raw materials and related shipping costs, including corn, which generally must be transported from the Midwest. If the costs of producing and shipping ethanol and its co-products over short distances are not advantageous relative to the costs of obtaining raw materials from the Midwest, then the planned benefits of our strategic locations may not be realized.

Governmental Regulation

Our business is subject to federal, state and local laws and regulations relating to the protection of the environment and in support of the corn and ethanol industries. These laws, their underlying regulatory requirements and their enforcement, some of which are described below, impact, or may impact, our existing and proposed business operations by imposing:

•	restrictions on our existing and proposed business operations and/or the need to install enhanced or additional controls;

•	the need to obtain and comply with permits and authorizations;

•
liability for exceeding applicable permit limits or legal requirements, in some cases for the remediation of contaminated soil and groundwater at our facilities, contiguous and adjacent properties and other properties owned and/or operated by third parties; and

•	specifications for the ethanol we market and produce.

In addition, some of the governmental regulations to which we are subject are helpful to our ethanol marketing and production business. The ethanol fuel industry is greatly dependent upon tax policies and environmental regulations that favor the use of ethanol in motor fuel blends in North America. Some of the governmental regulations applicable to our ethanol marketing and production business are briefly described below.

Federal Excise Tax Exemption

The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers. Prior to December 31, 2011, the fuel is blended with ethanol, the blender may have claimed a $0.45 per gallon tax credit for each gallon of ethanol used in the mixture. This tax credit expired on December 31, 2011.

Clean Air Act Amendments of 1990

In November 1990, a comprehensive amendment to the Clean Air Act of 1977, or Clean Air Act, established a series of requirements and restrictions for gasoline content designed to reduce air pollution in identified problem areas of the United States. The two principal components affecting motor fuel content are the oxygenated fuels program, which is administered by states under federal guidelines, and a federally supervised reformulated gasoline, or RFG, program.

Oxygenated Fuels Program

Federal law requires the sale of oxygenated fuels in a number of carbon monoxide non-attainment MSAs during at least four winter months, typically November through February. Any additional MSAs not in compliance for a period of two consecutive years may also be included in the program. The EPA Administrator is afforded flexibility in requiring a shorter or longer period of use depending upon available supplies of oxygenated fuels or the level of non-attainment. This law currently affects the Los Angeles area, where over 150 million gallons of ethanol are blended with gasoline each winter.

Reformulated Gasoline Program

The Clean Air Act Amendments of 1990 established special standards effective January 1, 1995 for the most polluted ozone non-attainment areas: Los Angeles Area, Baltimore, Chicago Area, Houston Area, Milwaukee Area, New York City Area, Hartford, Philadelphia Area and San Diego, with provisions to add other areas in the future if conditions warrant. California’s San Joaquin Valley, the location of both the Madera and Stockton facilities, was added in 2002. At the outset of the RFG program there were a total of 96 MSAs not in compliance with clean air standards for ozone, which represents approximately 60% of the national market.

The RFG program also includes a provision that allows individual states to “opt into” the federal program by request of the governor, to adopt standards promulgated by California that are stricter than federal standards, or to offer alternative programs designed to reduce ozone levels. Nearly the entire Northeast and middle Atlantic areas from Washington, D.C. to Boston not under the federal mandate have “opted into” the federal standards.

These state mandates in recent years have created a variety of gasoline grades to meet different regional environmental requirements. The RFG program accounts for about 30% of nationwide gasoline consumption. California refiners blend a minimum of 2.0% oxygen by weight, which is the equivalent of 5.7% ethanol in every gallon of gasoline, or roughly 1.0 billion gallons of ethanol per year in California alone.

National Energy Legislation

In addition, the Energy Independence and Security Act of 2007, which was signed into law in December 2007, significantly increased the prior national RFS. The national RFS significantly increases the mandated use of renewable fuels to approximately 14.0 billion gallons in 2011 and 15.0 billion gallons in 2012, and rises incrementally and peaks at 36.0 billion gallons by 2022.

E15 (a blend of gasoline and ethanol)

On October 13, 2010, the EPA partially granted a waiver request application submitted under Section 211(f)(4) of the Clean Air Act. This partial waiver allows fuel and fuel additive manufacturers to introduce into commerce gasoline that contains greater than 10 volume percent of ethanol, up to 15 volume percent of ethanol, or E15, for use in some motor vehicles once other conditions are fulfilled. This waiver only applies to vehicles from model year 2001 and beyond. It is important to remember that there are a number of additional steps that must be completed – some of which are not under EPA control – to allow the sale and distribution of E15. These include, but are not limited to, submission of a complete E15 fuels registration application by industry, and changes to some states’ laws to allow for the use of E15.

State Energy Legislation and Regulations

State energy legislation and regulations may affect the demand for ethanol. California recently passed legislation regulating the total emissions of CO2 from vehicles and other sources. In 2006, the State of Washington passed a statewide renewable fuel standard effective December 1, 2008. The State of Oregon implemented a state-wide renewable fuels standard effective January 2008. This standard requires a 10% ethanol blend in every gallon of gasoline and is expected to cause the use of approximately 160 million gallons of ethanol per year in Oregon. We believe other states may also enact their own renewable fuel standards.

In January 2007, California’s Governor signed an executive order directing the California Air Resources Board to implement California’s low carbon fuels standard for transportation fuels. The enforcement of the low carbon fuels standard was recently halted by the U.S. District Court on federal constitutional grounds, a decision that has been appealed by the California Air Resources Board.  If enforced, the Governor’s office estimates that the standard will have the effect of increasing current renewable fuels use in California by three to five times by 2020.

The State of California has established a policy to support ethanol produced in California with the California Ethanol Producer Incentive Program, or CEPIP, a producer incentive which offers up to $0.25 per gallon when ethanol production profitability is less than prescribed levels determined by the California Energy Commission, or CEC. The Pacific Ethanol Plants located in California are eligible for the CEPIP, and the Stockton facility is currently participating in the program. This program began in late 2010 and is to continue for four years. No assurances can be given that the California legislature will continue to fund the CEPIP or that the CEC will not alter the program thresholds, participant eligibility or other policy choices that may impact the ability of the Pacific Ethanol Plants located in California to be eligible for the CEPIP.

Additional Environmental Regulations

In addition to the governmental regulations applicable to the ethanol marketing and production industries described above, our business is subject to additional federal, state and local environmental regulations, including regulations established by the EPA, the Regional Water Quality Control Board, the San Joaquin Valley Air Pollution Control District and the California Air Resources Board. We cannot predict the manner or extent to which these regulations will harm or help our business or the ethanol production and marketing industry in general.

Employees

As of February 10 , 2012, we had approximately 145 full-time employees. We believe that our employees are highly-skilled, and our success will depend in part upon our ability to retain our employees and attract new qualified employees, many of whom are in great demand. We have never had a work stoppage or strike, and no employees are presently represented by a labor union or covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Legal Proceedings

We are subject to legal proceedings, claims and litigation arising in the ordinary course of business, including those noted in this section.  We have not recorded any accrual for contingent liabilities associated with the legal proceedings described below.

On December 22, 2005, Barry J. Spiegel, a former shareholder and director of Accessity Corp., a New York corporation, or Accessity, filed a complaint in the Circuit Court of the 17th Judicial District in and for Broward County, Florida (Case No. 05018512), or the State Court Action, against Barry Siegel, Philip Kart, Kenneth Friedman and Bruce Udell, or collectively, the Individual Defendants. Messrs. Udell and Friedman are former directors of Accessity and Pacific Ethanol. Mr. Kart is a former executive officer of Accessity and Pacific Ethanol. Mr. Siegel is a former director and former executive officer of Accessity and Pacific Ethanol.

The State Court Action relates to a March 2005 transaction, or Share Exchange Transaction, with the shareholders of Pacific Ethanol, Inc., a California corporation, or PEI California, and the holders of the membership interests of each of Kinergy and ReEnergy, LLC, or ReEnergy. Upon completion of the Share Exchange Transaction, we acquired all of the issued and outstanding shares of capital stock of PEI California and all of the outstanding membership interests of each of Kinergy and ReEnergy. Immediately prior to the consummation of the Share Exchange Transaction, our predecessor, Accessity, reincorporated in the State of Delaware under the name Pacific Ethanol, Inc.  The State Court Action purports to state the following five counts against the Individual Defendants: (i) breach of fiduciary duty, (ii) violation of the Florida Deceptive and Unfair Trade Practices Act, (iii) conspiracy to defraud, (iv) fraud, and (v) violation of Florida’s Securities and Investor Protection Act. Mr. Spiegel based his claims on allegations that the actions of the Individual Defendants in approving the Share Exchange Transaction caused the value of his Accessity common stock to diminish and is seeking approximately $22.0 million in damages. On March 8, 2006, the Individual Defendants filed a motion to dismiss the State Court Action. Mr. Spiegel filed his response in opposition on May 30, 2006. The court granted the motion to dismiss by Order dated December 1, 2006, on the grounds that, among other things, Mr. Spiegel failed to bring his claims as a derivative action.

On February 9, 2007, Mr. Spiegel filed an amended complaint which purports to state the following five counts: (i) breach of fiduciary duty, (ii) fraudulent inducement, (iii) violation of Florida’s Securities and Investor Protection Act, (iv) fraudulent concealment, and (v) breach of fiduciary duty of disclosure. The amended complaint included Pacific Ethanol as a defendant. On March 30, 2007, Pacific Ethanol filed a motion to dismiss the amended complaint. Before the court could decide that motion, on June 4, 2007, Mr. Spiegel amended his complaint, which purports to state two counts: (a) breach of fiduciary duty, and (b) fraudulent inducement. The first count is alleged against the Individual Defendants and the second count is alleged against the Individual Defendants and Pacific Ethanol. The amended complaint was, however, voluntarily dismissed on August 27, 2007, by Mr. Spiegel as to Pacific Ethanol.

Mr. Spiegel sought and obtained leave to file another amended complaint on June 25, 2009, which renewed his case against Pacific Ethanol, and named three additional individual defendants, and asserted the following three counts: (x) breach of fiduciary duty, (y) fraudulent inducement, and (z) aiding and abetting breach of fiduciary duty. The first two counts are alleged solely against the Individual Defendants. With respect to the third count, Mr. Spiegel has named Pacific Ethanol California, Inc. (formerly known as Pacific Ethanol, Inc.), as well as William L. Jones, Neil M. Koehler and Ryan W. Turner. Messrs. Jones and Turner are directors of Pacific Ethanol. Mr. Turner is a former officer of Pacific Ethanol. Mr. Koehler is a director and officer of Pacific Ethanol. Pacific Ethanol and the Individual Defendants filed a motion to dismiss the count against them, and the court granted the motion. Plaintiff then filed another amended complaint, and Defendants once again moved to dismiss. The motion was heard on February 17, 2010, and the court, on March 22, 2010, denied the motion requiring Pacific Ethanol and Messrs. Jones, Koehler and Turner to answer the complaint and respond to discovery requests.

On December 28, 2006, Barry J. Spiegel, filed a complaint in the United States District Court, Southern District of Florida (Case No. 06-61848), or the Federal Court Action, against the Individual Defendants and Pacific Ethanol. The Federal Court Action relates to the Share Exchange Transaction and purports to state the following three counts: (i) violations of Section 14(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, and Securities and Exchange Commission Rule 14a-9 promulgated thereunder, (ii) violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and (iii) violation of Section 20(A) of the Exchange Act. The first two counts are alleged against the Individual Defendants and Pacific Ethanol and the third count is alleged solely against the Individual Defendants. Mr. Spiegel bases his claims on, among other things, allegations that the actions of the Individual Defendants and Pacific Ethanol in connection with the Share Exchange Transaction resulted in a share exchange ratio that was unfair and resulted in the preparation of a proxy statement seeking shareholder approval of the Share Exchange Transaction that contained material misrepresentations and omissions. Mr. Spiegel is seeking in excess of $15.0 million in damages.

Mr. Spiegel amended the Federal Court Action on March 5, 2007, and Pacific Ethanol and the Individual Defendants filed a Motion to Dismiss the amended pleading on April 23, 2007. Plaintiff Spiegel sought to stay his own federal case, but the Motion was denied on July 17, 2007. The court required Mr. Spiegel to respond to our Motion to Dismiss. On January 15, 2008, the court rendered an Order dismissing the claims under Section 14(a) of the Exchange Act on the basis that they were time barred and that more facts were needed for the claims under Section 10(b) of the Exchange Act. The court, however, stayed the entire case pending resolution of the State Court Action.

On November 9, 2011, the parties entered into a confidential settlement agreement to settle all matters relating to the State Court Action and the Federal Court Action.  The confidential settlement agreement became effective on November 21, 2011 whereupon the State Court Action and the Federal Court Action were dismissed with prejudice.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our current directors and executive officers as of February 10, 2012:

Name	Age	Positions Held
William L. Jones	62	Chairman of the Board and Director
Neil M. Koehler	53	Chief Executive Officer, President and Director
Bryon T. McGregor	48	Chief Financial Officer
Christopher W. Wright	59	Vice President, General Counsel and Secretary
Terry L. Stone (1)	62	Director
John L. Prince (1)	69	Director
Douglas L. Kieta (1)	69	Director
Larry D. Layne (1)	71	Director
Michael D. Kandris	64	Director
___________
(1)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees.

Our officers are appointed by and serve at the discretion of our Board of Directors, or Board. There are no family relationships among our executive officers and directors.

Following is a brief description of the business experience and educational background of each of our directors and executive officers, including the capacities in which they served during the past five years:

William L. Jones has served as Chairman of the Board and as a director since March 2005.  Mr. Jones is a co-founder of Pacific Ethanol California, Inc., or PEI California, which is now one of our wholly-owned subsidiaries, and served as Chairman of the Board of PEI California since its formation in January 2003 through March 2004, when he stepped off the board of PEI California to focus on his candidacy for one of California’s United States Senate seats.  Mr. Jones was California’s Secretary of State from 1995 to 2003.  Since May 2002, Mr. Jones has also been the owner of Tri-J Land & Cattle, a diversified farming and cattle company in Fresno County, California.  Mr. Jones has a B.A. degree in Agribusiness and Plant Sciences from California State University, Fresno.

Mr. Jones’s qualifications to serve on our Board include:

•	co-founder of PEI California;

•	knowledge gained through his extensive work as our Chairman since our inception in 2005;

•	extensive knowledge of and experience in the agricultural and feed industries, as well as a deep understanding of operations in political environments; and

•	background as an owner of a farming company in California, and his previous role in the California state government.

Neil M. Koehler has served as Chief Executive Officer, President and as a director since March 2005.  Mr. Koehler served as Chief Executive Officer of PEI California since its formation in January 2003 and as a member of its board of directors since March 2004.  Prior to his association with PEI California, Mr. Koehler was the co-founder and General Manager of Parallel Products, one of the first ethanol production facilities in California, which was sold to a public company in 1997.  Mr. Koehler was also the sole manager and sole limited liability company member of Kinergy, which he founded in September 2000, and which is now one of our wholly-owned subsidiaries.  Mr. Koehler has over 20 years of experience in the ethanol production, sales and marketing industry in the Western United States.  Mr. Koehler is a Director of the California Renewable Fuels Partnership, a Director of the RFA and is a nationally-recognized speaker on the production and marketing of renewable fuels.  Mr. Koehler has a B.A. degree in Government from Pomona College.

Mr. Koehler’s qualifications to serve on our Board include:

•	day-to-day leadership experience as our current President and Chief Executive Officer provides Mr. Koehler with intimate knowledge of our operations;

•	extensive knowledge of and experience in the ethanol production, sales and marketing industry, particularly in the Western United States;

•	prior leadership experience with other companies in the ethanol industry; and

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities.

Bryon T. McGregor has served as our Chief Financial Officer since November 19, 2009.  Mr. McGregor served as Vice President, Finance at Pacific Ethanol from September 2008 until he became Interim Chief Financial Officer in April 2009.  Prior to joining Pacific Ethanol, Mr. McGregor was employed as Senior Director for E*TRADE Financial from February 2002 to August 2008, serving in various capacities including International Treasurer based in London England from 2006 to 2008, Brokerage Treasurer and Director from 2003 to 2006 and Assistant Treasurer and Director of Finance and Investor Relations from 2002 to 2003. Prior to joining E*TRADE, Mr. McGregor served as Manager of Finance and Head of Project Finance for BP (formerly Atlantic Richfield Company – ARCO) from 1998 to 2001. Mr. McGregor has extensive experience in banking and served as a Director of International Project Finance for Credit Suisse from 1992 to 1998, as Assistant Vice President for Sumitomo Mitsubishi Banking Corp (formerly The Sumitomo Bank Limited) from 1989 to 1992, and as Commercial Banking Officer for Bank of America from 1987 to 1989. Mr. McGregor has a B.S. degree in Business Management from Brigham Young University with an emphasis in International Finance and a minor in Japanese.

Christopher W. Wright has served as Vice President, General Counsel and Secretary since June 2006.  From April 2004 until he joined Pacific Ethanol in June 2006, Mr. Wright operated an independent consulting practice, advising companies on complex transactions, including acquisitions and financings.  Prior to that time, from January 2003 to April 2004, Mr. Wright was a partner with Orrick, Herrington & Sutcliffe, LLP, and from July 1998 to December 2002, Mr. Wright was a partner with Cooley Godward LLP, where he served as Partner-in-Charge of the Pacific Northwest office.  Mr. Wright has extensive experience advising boards of directors on compliance, securities matters and strategic transactions, with a particular focus on guiding the development of rapidly growing companies.  He has acted as general counsel for numerous technology enterprises in all aspects of corporate development, including fund-raising, business and technology acquisitions, mergers and strategic alliances.  Mr. Wright holds an A.B. in History from Yale College and a J.D. from the University of Chicago Law School.

Terry L. Stone has served as a director since March 2005.  Mr. Stone is a Certified Public Accountant with over thirty years of experience in accounting and taxation.  He has been the owner of his own accountancy firm since 1990 and has provided accounting and taxation services to a wide range of industries, including agriculture, manufacturing, retail, equipment leasing, professionals and not-for-profit organizations.  Mr. Stone has served as a part-time instructor at California State University, Fresno, teaching classes in taxation, auditing and financial and management accounting.  Mr. Stone is also a financial advisor and franchisee of Ameriprise Financial Services, Inc.  Mr. Stone has a B.S. degree in Accounting from California State University, Fresno.

Mr. Stone’s qualifications to serve on our Board include:

•	extensive experience with financial accounting and tax matters;

•	recognized expertise as an instructor of taxation, auditing and financial and management accounting;

•	“audit committee financial expert,” as defined by the Securities and Exchange Commission, and satisfies the “financial sophistication” requirements of The NASDAQ Stock Market’s listing standards; and

•
ability to communicate and encourage discussion, together with his experience as a senior independent director of all Board committees on which he serves make him an effective chairman of our Audit Committee.

John L. Prince has served as a director since July 2005.  Mr. Prince is retired but also works as a consultant to Ruan Transport Corp. and other companies.  Mr. Prince was an Executive Vice President with Land O’ Lakes, Inc. from July 1998 until his retirement in 2004.  Prior to that time, Mr. Prince was President and Chief Executive Officer of Dairyman’s Cooperative Creamery Association, or the DCCA, located in Tulare, California, until its merger with Land O’ Lakes, Inc. in July 1998.  Land O’ Lakes, Inc. is a farmer-owned, national branded organization based in Minnesota with annual sales in excess of $6 billion and membership and operations in over 30 states.  Prior to joining the DCCA, Mr. Prince was President and Chief Executive Officer for nine years until 1994, and was Operations Manager for the preceding ten years commencing in 1975, of the Alto Dairy Cooperative in Waupun, Wisconsin.  Mr. Prince has a B.A. degree in Business Administration from the University of Northern Iowa.

Mr. Prince’s qualifications to serve on our Board include:

•	extensive experience in various executive leadership positions;

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities; and

•	ability to communicate and encourage discussion help Mr. Prince discharge his duties effectively as chairman of our Nominating and Governance Committee.

Douglas L. Kieta   has served as a director since April 2006.  Mr. Kieta is currently retired. Prior to retirement in January 2009, Mr. Kieta was employed by BE&K, Inc., a large engineering and construction company headquartered in Birmingham, Alabama, where he served as the Vice President of Power since May 2006.  From April 1999 to April 2006, Mr. Kieta was employed at Calpine Corporation where he was the Senior Vice President of Construction and Engineering.  Calpine Corporation is a major North American power company which leases and operates integrated systems of fuel-efficient natural gas-fired and renewable geothermal power plants and delivers clean, reliable and fuel-efficient electricity to customers and communities in 21 U.S. states and three Canadian provinces.  Mr. Kieta has a B.S. degree in Civil Engineering from Clarkson University and a Master’s degree in Civil Engineering from Cornell University.

Mr. Kieta’s qualifications to serve on our Board include:

•	extensive experience in various leadership positions;

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities; and

•
service with Calpine affords a deep understanding of large-scale construction and engineering projects as well as plant operations, which is particularly relevant to our ethanol production facility operations.

Larry D. Layne has served as a director since December 2007.  Mr. Layne joined First Western Bank in 1963 and served in various capacities with First Western Bank and its acquiror, Lloyds Bank of California, and Lloyd’s acquiror, Sanwa Bank, until his retirement in 2000.  Sanwa Bank was subsequently acquired by Bank of the West.  From 1999 to 2000, Mr. Layne was Vice Chairman of Sanwa Bank in charge of its Commercial Banking Group which encompassed all of Sanwa Bank’s 38 commercial and business banking centers and 12 Pacific Rim branches as well as numerous internal departments.  From 1997 to 2000, Mr. Layne was also Chairman of the Board of The Eureka Funds, a mutual fund family of five separate investment funds with total assets of $900 million.  From 1996 to 2000, Mr. Layne was Group Executive Vice President of the Relationship Banking Group of Sanwa Bank in charge of its 107 branches and 13 commercial banking centers as well as numerous internal departments.  Mr. Layne has also served in various capacities with many industry and community organizations, including as Director and Chairman of the Board of the Agricultural Foundation at California State University, Fresno, or CSUF; Chairman of the Audit Committee of the Ag. Foundation at CSUF; board member of the Fresno Metropolitan Flood Control District; and Chairman of the Ag Lending Committee of the California Bankers Association.  Mr. Layne has a B.S. degree in Dairy Husbandry from CSUF and is a graduate of the California Agriculture Leadership Program.

Mr. Layne’s qualifications to serve on our Board include:

•	extensive experience in various leadership positions;

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities.

•	experience and involvement in California industry and community organizations provides a useful perspective; and

•	ability to communicate and encourage discussion help Mr. Layne discharge his duties effectively as chairman of our Compensation Committee.

Michael D. Kandris has served as a director since June 2008. Mr. Kandris was President, Western Division of Ruan Transportation Management Systems, or RTMS, until his retirement in September 2009.  Prior to that time, Mr. Kandris served as President and Chief Operating Officer of RTMS.  Mr. Kandris has 30 years of experience in all modes of transportation and logistics.  As President for RTMS, Mr. Kandris held responsibilities in numerous operations and administrative functions.  Mr. Kandris serves as a board member for the National Tank Truck Organization.  Mr. Kandris has a B.S. degree in Business from California State University, Hayward.

Mr. Kandris’ qualifications to serve on our Board include:

•	extensive experience in various executive leadership positions;

•	extensive experience in rail and truck transportation and logistics; and

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities.

Director Independence

Our corporate governance guidelines provide that a majority of the Board and all members of our Audit, Compensation and Nominating and Corporate Governance Committees shall be independent.  On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Pacific Ethanol in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.  Following completion of these questionnaires, the Board, with the assistance of the Nominating and Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the Securities and Exchange Commission and The NASDAQ Stock Market, additional criteria contained in our corporate governance guidelines and consideration of any other material relationship a director may have with Pacific Ethanol.

The Board has determined that all of its directors are independent under these standards, except for (i) William L. Jones, as a result of his receipt of interest payments in excess of $120,000 attributable to a loan made to us by Mr. Jones in 2009, (ii) Michael D. Kandris, as a result of his receipt of consulting fees in excess of $120,000 in 2011, and (iii) Mr. Koehler, who serves full-time as our Chief Executive Officer and President. See “Certain Relationships and Related Transactions” below.

Board Committees

Our Board has established standing Audit, Compensation and Nominating and Corporate Governance Committees.  Each committee operates pursuant to a written charter that has been approved by our Board and the corresponding committee and that is reviewed annually and revised as appropriate. Each charter is available at our website at http://www.pacificethanol.net.

Audit Committee

Our Audit Committee selects our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our financial statements for each interim period and for our year and implements and manages our enterprise risk management program.  The Audit Committee also has the authority to retain consultants, and other advisors.  Messrs. Stone, Prince, Kieta and Layne serve on our Audit Committee.  Our Board has determined that each member of the Audit Committee is “independent” under the current listing standards of The NASDAQ Stock Market and satisfies the other requirements under The NASDAQ Stock Market’s listing standards and Securities and Exchange Commission rules regarding audit committee membership.  Our Board has determined that Mr. Stone (i) qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission rules and regulations governing the composition of the Audit Committee, and (ii) satisfies the “financial sophistication” requirements of The NASDAQ Stock Market’s listing standards.

Compensation Committee

Our Compensation Committee is responsible for establishing and administering a compensation policy for executive officers and the compensation to be provided to our executive officers, including, among other things, annual salaries and bonuses, stock options, stock grants, other stock-based awards, and other incentive compensation arrangements.  In addition, the Compensation Committee reviews the compensation philosophy and policies and approves the salaries, bonuses and stock compensation arrangements for all other employees.  Our Compensation Committee also has the authority to administer our 2006 Plan with respect to grants to executive officers and directors, and also has authority to make equity awards under our 2006 Plan to all other eligible individuals.  However, our Board may retain, reassume or exercise from time to time the power to administer our 2006 Plan.  Equity awards made to members of the Compensation Committee must be authorized and approved by a disinterested majority of our Board.  Messrs. Stone, Prince, Kieta and Layne serve on our Compensation Committee.  Our Board has determined that each member of the Compensation Committee is “independent” under the current listing standards of The NASDAQ Stock Market.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee considers and reports periodically to the Board on matters related to the identification, selection and qualification of Board members and candidates nominated to the Board. Our Nominating and Corporate Governance Committee also advises and makes recommendations to the Board with respect to corporate governance matters.  The Nominating and Corporate Governance Committee also has the authority to retain consultants, and other advisors.  Messrs. Stone, Prince, Kieta and Layne serve on our Nominating and Corporate Governance Committee.  Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” under the current listing standards of The NASDAQ Stock Market.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our company.  None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board.  In setting the compensation of directors, we consider the significant amount of time that Board members spend in fulfilling their duties to Pacific Ethanol as well as the experience level we require to serve on our Board.  The Board, through its Compensation Committee, annually reviews the compensation and compensation policies for Board members.  In recommending director compensation, the Compensation Committee is guided by the following three goals:

•	compensation should pay directors fairly for work required in a company of our size and scope;

•	compensation should align directors’ interests with the long-term interests of our stockholders; and

•	the structure of the compensation should be clearly disclosed to our stockholders.

In addition, as with our executive compensation, in making compensation decisions as to our directors, our Compensation Committee compared our cash and equity compensation payable to directors against market data obtained by Hewitt Associates in 2008.  The data included a general industry survey of 235 companies with less than $1,000,000,000 in annual revenues and a general industry survey of 51 companies with between $500,000,000 and $1,000,000,000 in annual revenues.  The Compensation Committee set compensation for our directors at approximately the median of compensation paid to directors of the companies comprising the market data provided to us by Hewitt Associates in 2008.

Cash Compensation

Our cash compensation plan for directors provides the Chairman of our Board annual compensation of $80,000, the Chairman of our Audit Committee annual compensation of $42,000, the Chairman of our Compensation Committee annual compensation of $36,000 and the Chairman of our Nominating and Corporate Governance Committee annual compensation of $36,000. All other directors, except employee directors, receive annual compensation of $24,000.  These amounts are paid in advance in bi-weekly installments.  In addition, directors are reimbursed for specified reasonable and documented expenses in connection with attendance at meetings of our Board and its committees.  Employee directors do not receive director compensation in connection with their service as directors.

Equity Compensation

Our Compensation Committee or our full Board typically grants equity compensation to our newly elected or reelected directors which normally vests as to 100% of the grants no later than one year after the date of grant.  Vesting is normally subject to continued service on our Board during the full year.

In determining the amount of equity compensation, the Compensation Committee determines the value of total compensation, approximately targeting the median of compensation paid to directors of the companies comprising the market data provided to us by Hewitt Associates in 2008.  The Compensation Committee then determines the cash component based on this market data.  The balance of the total compensation target is then allocated to equity awards, and the number of shares to be granted to our directors is based on the estimated value of the underlying shares on the expected grant date.

In addition, our Compensation Committee may grant, and has from time to time granted, additional equity compensation to directors at its discretion.

Compensation of Employee Director

Mr. Koehler was compensated as a full-time employee and officer but received no additional compensation for service as a Board member during 2011.  Information regarding the compensation awarded to Mr. Koehler is included in “Executive Compensation and Related Information—Summary Compensation Table” below.

Director Compensation Table – 2011

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)			All other Compensation ($)(3)		Total ($)
William L. Jones	$80,000		$9,829	(4)	−		$89,829
Terry L. Stone	$42,000		$7,371	(5)	−		$49,371
John L. Prince	$36,000		$7,371	(6)	−		$43,371
Douglas L. Kieta	$36,000		$7,371	(7)	−		$43,371
Larry D. Layne	$36,000		$7,371	(8)	−		$43,371
Michael D. Kandris	$36,000		$7,371	(9)	$148,074	(11)	$191,445
Ryan W. Turner	$14,539	$	−	(10)	−		$14,539
 _______________
(1)	For a description of annual director fees and fees for chair positions, see the disclosure above under “Compensation of Directors—Cash Compensation.”
(2)
The amounts shown are the fair value of stock awards on the date of grant.  Fair value is calculated by multiplying the number of shares of stock granted by the closing price of our common stock on the date of grant.  The shares of common stock were issued under our 2006 Plan.

(3)	The value of perquisites and other personal benefits was less than $10,000 in aggregate for each director.
(4)
At December 31, 2011, Mr. Jones held 47,522 shares from stock awards, including 33,118 unvested shares, and also held options to purchase an aggregate of 7,143 shares of common stock.  Mr. Jones was granted 4,457 and 6,329 shares of our common stock on October 4, 2006 and June 12, 2008, having aggregate grant date fair values of $407,472 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date.  Mr. Jones was granted 4,286, 8,164 and 12,858 shares of our common stock on January 28, 2010, October 1, 2010 and October 20, 2010, having aggregate grant date fair values of $64,200, $60,000 and $85,500, respectively, calculated based on the fair market value of our common stock on the applicable grant date. Mr. Jones was granted 11,429 shares of our common stock on August 1, 2011, having an aggregate grant date fair value of $9,829, calculated based on the fair market value of our common stock on the applicable grant date. The grant on January 28, 2010 vested immediately. The grants made on October 1, 2010 and October 20, 2010 vested as to 100% of the shares on July 1, 2011. The grant on August 1, 2011, vests 100% on the earlier of July 1, 2012, or our next annual stockholder meeting.

(5)
At December 31, 2011, Mr. Stone held 33,877 shares from stock awards, including 29,592 unvested shares, and also held options to purchase an aggregate of 2,143 shares of common stock.  Mr. Stone was granted 2,229 and 6,329 shares of our common stock on October 4, 2006 and June 12, 2008, having aggregate grant date fair values of $203,736 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date. On December 28, 2009, Mr. Stone voluntarily relinquished 3,614 unvested shares of restricted stock.  Mr. Stone was granted 4,286, 8,164 and 12,858 shares of our common stock on January 28, 2010, October 1, 2010 and October 20, 2010, having aggregate grant date fair values of $64,200, $60,000 and $85,500, respectively, calculated based on the fair market value of our common stock on the applicable grant date. Mr. Stone was granted 8,571 shares of our common stock on August 1, 2011, having an aggregate grant date fair value of $7,371, calculated based on the fair market value of our common stock on the applicable grant date. The grant on January 28, 2010 vested immediately. The grants made on October 1, 2010 and October 20, 2010 vested as to 100% of the shares on July 1, 2011. The grant on August 1, 2011, vests 100% on the earlier of July 1, 2012, or our next annual stockholder meeting.

(6)
At December 31, 2011, Mr. Prince held 29,592 unvested shares from stock awards, and also held options to purchase an aggregate of 2,143 shares of common stock.  Mr. Prince was granted 2,229 and 6,329 shares of our common stock on October 4, 2006 and June 12, 2008, having aggregate grant date fair values of $203,736 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date. On December 28, 2009, Mr. Prince voluntarily relinquished 3,614 unvested shares of restricted stock. Mr. Prince was granted 4,286, 8,164 and 12,858 shares of our common stock on January 28, 2010, October 1, 2010 and October 20, 2010, having aggregate grant date fair values of $64,200, $60,000 and $85,500, respectively, calculated based on the fair market value of our common stock on the applicable grant date. Mr. Prince was granted 8,571 shares of our common stock on August 1, 2011, having an aggregate grant date fair value of $7,371, calculated based on the fair market value of our common stock on the applicable grant date. The grant on January 28, 2010 vested immediately. The grants made on October 1, 2010 and October 20, 2010 vested as to 100% of the shares on July 1, 2011. The grant on August 1, 2011, vests 100% on the earlier of July 1, 2012, or our next annual stockholder meeting.

(7)
At December 31, 2011, Mr. Kieta held 38,820 shares from stock awards, including 29,592 unvested shares.  Mr. Kieta was granted 2,229 and 6,329 shares of our common stock on October 4, 2006 and June 12, 2008, having aggregate grant date fair values of $203,736 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date. On December 28, 2009, Mr. Kieta voluntarily relinquished 3,614 unvested shares of restricted stock. Mr. Kieta was granted 4,286, 8,164 and 12,858 shares of our common stock on January 28, 2010, October 1, 2010 and October 20, 2010, having aggregate grant date fair values of $64,200, $60,000 and $85,500, respectively, calculated based on the fair market value of our common stock on the applicable grant date. Mr. Kieta was granted 8,571 shares of our common stock on August 1, 2011, having an aggregate grant date fair value of $7,371, calculated based on the fair market value of our common stock on the applicable grant date. The grant on January 28, 2010 vested immediately. The grants made on October 1, 2010 and October 20, 2010 vested as to 100% of the shares on July 1, 2011. The grant on August 1, 2011, vests 100% on the earlier of July 1, 2012, or our next annual stockholder meeting.

(8)
At December 31, 2011, Mr. Layne held 34,535 shares from stock awards, including 29,592 unvested shares.  Mr. Layne was granted 2,229 and 6,329 shares of our common stock on January 17, 2008 and June 12, 2008, having aggregate grant date fair values of $86,112 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date. On December 28, 2009, Mr. Layne voluntarily relinquished 3,614 unvested shares of restricted stock.  Mr. Layne was granted 4,286, 8,164 and 12,858 shares of our common stock on January 28, 2010, October 1, 2010 and October 20, 2010, having aggregate grant date fair values of $64,200, $60,000 and $85,500, respectively, calculated based on the fair market value of our common stock on the applicable grant date. Mr. Layne was granted 8,571 shares of our common stock on August 1, 2011, having an aggregate grant date fair value of $7,371, calculated based on the fair market value of our common stock on the applicable grant date. The grant on January 28, 2010 vested immediately. The grants made on October 1, 2010 and October 20, 2010 vested as to 100% of the shares on July 1, 2011. The grant on August 1, 2011, vests 100% on the earlier of July 1, 2012, or our next annual stockholder meeting.

(9)
At December 31, 2011, Mr. Kandris held 33,877 shares from stock awards, including 29,592 unvested shares.  Mr. Kandris was granted 3,614 shares of our common stock on June 12, 2008, having an aggregate grant date fair value of $59,961, calculated based on the fair market value of our common stock on the grant date. On December 28, 2009, Mr. Kandris voluntarily relinquished 3,614 unvested shares of restricted stock. Mr. Kandris was granted 4,286, 8,164 and 12,858 shares of our common stock on January 28, 2010, October 1, 2010 and October 20, 2010, having aggregate grant date fair values of $64,200, $60,000 and $85,500, respectively, calculated based on the fair market value of our common stock on the applicable grant date. Mr. Kandris was granted 8,571 shares of our common stock on August 1, 2011, having an aggregate grant date fair value of $7,371, calculated based on the fair market value of our common stock on the applicable grant date. The grant on January 28, 2010 vested immediately. The grants made on October 1, 2010 and October 20, 2010 vested as to 100% of the shares on July 1, 2011. The grant on August 1, 2011, vests 100% on the earlier of July 1, 2012, or our next annual stockholder meeting.

(10)
At December 31, 2011, Mr. Turner held 22,806 shares from stock awards, including 21,021 unvested shares.  Mr. Turner was granted 1,786, 8,164 and 12,858 shares of our common stock on September 7, 2010, October 1, 2010 and October 20, 2010, having aggregate grant date fair values of $7,375, $60,000 and $85,500, respectively, calculated based on the fair market value of our common stock on the applicable grant date. The grant on September 7, 2010 vested immediately.  The grants made on October 1, 2010 and October 20, 2010 vested as to 100% of the shares on July 1, 2011.  On April 4, 2011, Mr. Turner chose not to stand for reelection as a member of the Board.

(11)	Represents payments we made to Mr. Kandris in consideration of consulting services provided to us under a consulting agreement.

Summary Compensation Table

The following table sets forth summary information concerning the compensation of our (i) Chief Executive Officer and President, who serves as our principal executive officer, (ii) Chief Financial Officer, who serves as our principal financial officer, and (iii) Vice President, General Counsel and Secretary (collectively, the “named executive officers”), for all services rendered in all capacities to us for the years ended December 31, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
Neil M. Koehler	2011	$381,900	$—	$86,200	$—		$468,100
Chief Executive Officer and President	2010	$375,000	$—	$1,247,500	$12,250	(3)	$1,634,750
Bryon T. McGregor	2011	$244,400	$—	$28,500	$—		$272,900
Chief Financial Officer	2010	$240,000	$—	$349,300	$—		$589,300
Christopher W. Wright	2011	$244,400	$—	$28,500	$—		$272,900
Vice President, General Counsel and Secretary	2010	$240,000	$—	$349,300	$—		$589,300
_______________
(1)
The amounts shown are the fair value of stock awards and stock options on the date of grant.  Fair value of stock awards is calculated by multiplying the number of shares of stock granted by the closing price of our common stock on the date of grant.  Fair value of stock option is calculated based on a Black-Scholes Merton Valuation Model. The shares of common stock were issued under our 2006 Plan.  Information regarding the vesting schedules for the named executive officers is included in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End−2010” table below.

(2)	Except as contained in the table, the value of perquisites and other personal benefits was less than $10,000 in aggregate for each of the named executive officers.
(3)	Amount represents matching 401K funds.

Executive Employment Agreements

Neil M. Koehler

Our Amended and Restated Executive Employment Agreement with Mr. Koehler dated as of December 11, 2007 provides for at-will employment as our President and Chief Executive Officer.  Mr. Koehler initially received a base salary of $300,000 per year, which was increased to $375,000 effective March 1, 2008, and is eligible to receive an annual discretionary cash bonus of up to 70% of his base salary, to be paid based upon performance criteria set by the Board.

Upon termination by Pacific Ethanol without cause, resignation by Mr. Koehler for good reason or upon Mr. Koehler’s disability, Mr. Koehler is entitled to receive (i) severance equal to twelve months of base salary, (ii) continued health insurance coverage for twelve months, and (iii) accelerated vesting of 25% of all shares or options subject to any equity awards granted to Mr. Koehler prior to Mr. Koehler’s termination which are unvested as of the date of termination.  However, if Mr. Koehler is terminated without cause or resigns for good reason within three months before or twelve months after a change in control, Mr. Koehler is entitled to (a) severance equal to eighteen months of base salary, (b) continued health insurance coverage for eighteen months, and (c) accelerated vesting of 100% of all shares or options subject to any equity awards granted to Mr. Koehler prior to Mr. Koehler’s termination that are unvested as of the date of termination.

The term “for good reason” is defined in the Executive Employment Agreement as (i) the assignment to Mr. Koehler of any duties or responsibilities that result in the material diminution of Mr. Koehler’s authority, duties or responsibility, (ii) a material reduction by Pacific Ethanol in Mr. Koehler’s annual base salary, except to the extent the base salaries of all other executive officers of Pacific Ethanol are accordingly reduced, (iii) a relocation of Mr. Koehler’s place of work, or Pacific Ethanol’s principal executive offices if Mr. Koehler’s principal office is at these offices, to a location that increases Mr. Koehler’s daily one-way commute by more than thirty-five miles, or (iv) any material breach by Pacific Ethanol of any material provision of the Executive Employment Agreement.

The term “cause” is defined in the Executive Employment Agreement as (i) Mr. Koehler’s indictment or conviction of any felony or of any crime involving dishonesty, (ii) Mr. Koehler’s participation in any fraud or other act of willful misconduct against Pacific Ethanol, (iii) Mr. Koehler’s refusal to comply with any lawful directive of Pacific Ethanol, (iv) Mr. Koehler’s material breach of his fiduciary, statutory, contractual, or common law duties to Pacific Ethanol, or (v) conduct by Mr. Koehler which, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve; provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, Pacific Ethanol shall, within twenty days after the discovery of the event, provide written notice to Mr. Koehler describing the nature of the event and Mr. Koehler shall thereafter have ten business days to cure the event.

A “change in control” of Pacific Ethanol is deemed to have occurred if, in a single transaction or series of related transactions (i) any person (as the term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employee benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of Pacific Ethanol representing a majority of the combined voting power of Pacific Ethanol, (ii) there is a merger, consolidation or other business combination transaction of Pacific Ethanol with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Pacific Ethanol outstanding immediately prior to the transaction continue to hold (either by the shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Pacific Ethanol (or the surviving entity) outstanding immediately after the transaction, or (iii) all or substantially all of our assets are sold.

Bryon T. McGregor

Our Amended and Restated Executive Employment Agreement with Mr. McGregor effective as of November 25, 2009 provides for at-will employment as our Chief Financial Officer.  Mr. McGregor receives a base salary of $240,000 per year and is eligible to receive an annual discretionary cash bonus of up to 50% of his base salary, to be paid based upon performance criteria set by the Board.  All other terms and conditions of Mr. McGregor’s Amended and Restated Executive Employment Agreement are substantially the same as those contained in Mr. Koehler’s Amended and Restated Executive Employment Agreement.

Christopher W. Wright

Our Amended and Restated Executive Employment Agreement with Mr. Wright dated as of December 11, 2007 provides for at-will employment as our Vice President, General Counsel and Secretary.  Mr. Wright initially received a base salary of $225,000 per year, which was increased to $240,000, effective March 1, 2008, and is eligible to receive an annual discretionary cash bonus of up to 50% of his base salary, to be paid based upon performance criteria set by the Board.  All other terms and conditions of Mr. Wright’s Amended and Restated Executive Employment Agreement are substantially the same as those contained in Mr. Koehler’s Amended and Restated Executive Employment Agreement.

Independent Contractor Agreement – Michael Kandris

On December 30, 2011, the Company entered into an Independent Contractor Services Agreement with Michael Kandris appointing him as a contractor for Pacific Ethanol with supervisory responsibility for ethanol plant operations, under the direction of our Chief Executive Officer.  The agreement became effective as of January 1, 2012.

Under the terms of the agreement, we may, from time to time, submit a Statement of Work, or SOW, to Mr. Kandris outlining the services to be performed by Mr. Kandris.  The current SOW provides that Mr. Kandris shall: (i) advise our senior executives in matters pertaining to operations and to our organization; (ii) under the direction of our Chief Executive Officer, supervise all aspects of plant operations, which shall include having the plant managers and corporate plant support staff report to Mr. Kandris; (iii) participate in senior staff and executive committee meetings on an ex officio basis; and (iv) perform such additional tasks as may be delegated to Mr. Kandris by our Chief Executive Officer.

Mr. Kandris is to receive compensation as set forth in each SOW.  The current SOW provides that Mr. Kandris shall receive bi-weekly payments in the amount of $8,461.38.

The agreement has an initial term of one year, and may be renewed by mutual agreement for successive one-year terms.  We may terminate the agreement without cause upon 30 days’ prior written notice to Mr. Kandris.  Either party may terminate the agreement immediately in the event the other party has materially breached the agreement and fails to cure such breach within 15 days of receipt of notice from the non-breaching party.

Clawback Policy

In 2011, our Compensation Committee instituted a “clawback” policy with respect to incentive compensation.  Except as otherwise required by applicable law and regulations, the clawback policy applies to any incentive-based compensation awarded or paid after January 1, 2011. The clawback policy mitigates the risks associated with our compensation policies, because certain executive officers will be required to repay compensation in the circumstances identified in the policy. The clawback policy requires recoupment of the incentive based compensation paid or granted to certain executive officers in the event of a material noncompliance with any financial reporting requirements under the federal securities laws (other than to comply with changes in applicable accounting principles).

Our Compensation Committee will reevaluate and, if necessary, revise our clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the clawback requirements have been finalized by the Securities and Exchange Commission.

Outstanding Equity Awards at Fiscal Year-End – 2011

The following table sets forth information about outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Neil M. Koehler	56,250	(3)	$0.86	8/1/2021	2,854	(4)	$3,025
					11,905	(5)	$12,619
					64,285	(6)	$68,142
					71,429	(10)	$75,715

Bryon T. McGregor	25,714	(3)	$0.86	8/1/2021	3,333	(7)	$3,533
					18,000	(8)	$19,080
					20,000	(10)	$21,200

Christopher W. Wright	25,714	(3)	$0.86	8/1/2021	799	(9)	$847
					3,333	(7)	$3,533
					18,000	(8)	$19,080
					20,000	(10)	$21,200
_______________
(1)	The stock awards reported in the above table represent shares of restricted stock and stock options granted under our 2006 Plan.
(2)	Represents the fair market value per share of our common stock on December 30, 2011, which was $1.06, multiplied by the number of shares that had not vested as of that date.
(3)	Represents stock options granted on August 1, 2011. The option vests 33% on each of April 1, 2012, 2013 and 2014.
(4)	Represents shares granted on April 8, 2008. Mr. Koehler’s grant vests as to 2,854 shares on April 1, 2012.
(5)	Represents shares granted on January 28, 2010. Mr. Koehler’s grant vests as to 11,905 shares on July 28, 2012.
(6)	Represents shares granted on October 20, 2010. Mr. Koehler’s grant vests as to 21,428 shares on each of October 4, 2012, 2013 and 2014.
(7)	Represents shares granted on January 28, 2010. The grant vests as to 3,333 shares on July 28, 2012.
(8)	Represents shares granted on October 20, 2010. The grant vests as to 6,000 shares on each of October 4, 2012, 2013 and 2014.
(9)	Represents shares granted on April 8, 2008. Mr. Wright’s grant vests as to 799 shares on April 1, 2012.
(10)	Represents shares granted on August 1, 2011. The grant vests 25% on each of April 1, 2012, 2013, 2014 and 2015.

2006 Stock Incentive Plan

In 2006, our Board adopted and our stockholders ratified and approved the adoption of our 2006 Plan.  On March 5, 2010, our Board approved an increase in the number of shares of common stock authorized for issuance under our 2006 Plan from 285,714 shares to 857,143 shares. Our stockholders approved the amendment to the 2006 Plan on June 3, 2010.  Effective October 20, 2010, our Board approved amendments to our 2006 Plan to (i) increase the limit on annual awards to any plan participant from 250,000 shares to 1,000,000 shares, and (ii) eliminate the authority of the plan administrator to reduce the exercise or base price of one or more outstanding stock options or stock appreciation rights. These amendments did not require stockholder approval.  On March 25, 2011, our Board approved a further increase in the number of shares of common stock authorized for issuance under our 2006 Plan from 857,143 to 1,214,286 shares, subject to stockholder approval. Our stockholders approved the amendment on May 19, 2011.

The 2006 Plan is intended to promote our interests by providing eligible persons in our service with the opportunity to acquire a proprietary or economic interest, or otherwise increase their proprietary or economic interest, in us as an incentive for them to remain in their service and render superior performance during their service.  The 2006 Plan consists of two equity-based incentive programs, the Discretionary Grant Program and the Stock Issuance Program. Principal features of each program are summarized below.

A total of 1,214,286 shares of common stock are authorized for issuance under the 2006 Plan. As of the date of this prospectus, equity awards totaling 1,174,366 shares of common stock, net of forfeitures and shares withheld to satisfy tax withholding obligations, have been issued under the 2006 Plan.

The following is a summary of the principal features of our 2006 Plan as amended to reflect the recent amendment.  The summary does not purport to be a complete description of all provisions of our 2006 Plan and is qualified in its entirety by the text of the 2006 Plan.

Administration

The Compensation Committee of our Board has the exclusive authority to administer the Discretionary Grant and Stock Issuance Programs with respect to option grants, restricted stock awards, restricted stock units, stock appreciation rights, direct stock issuances and other stock-based awards, or equity awards, made to executive officers and non-employee Board members, and also has the authority to make equity awards under those programs to all other eligible individuals. However, the Board may retain, reassume or exercise from time to time the power to administer those programs. Equity awards made to members of the Compensation Committee must be authorized and approved by a disinterested majority of the Board.

The term “plan administrator,” as used in this summary, means the Compensation Committee or the Board, to the extent either entity is acting within the scope of its administrative jurisdiction under the 2006 Plan.

Share Reserve

Currently, a total of 1,214,286 shares of common stock are authorized for issuance under the 2006 Plan.

No participant in the 2006 Plan may be granted equity awards for more than 1,000,000 shares of common stock per calendar year.  This share limitation is intended to assure that any deductions to which we would otherwise be entitled, either upon the exercise of stock options or stock appreciation rights granted under the Discretionary Grant Program with an exercise price per share equal to the fair market value per share of our common stock on the grant date or upon the subsequent sale of the shares purchased under those options, will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Code Section 162(m).  In addition, shares issued under the Stock Issuance Program may qualify as performance-based compensation that is not subject to the Code Section 162(m) limitation, if the issuance of those shares is approved by the Compensation Committee and the vesting is tied solely to the attainment of the corporate performance milestones discussed below in the summary description of that program.

The shares of common stock issuable under the 2006 Plan may be drawn from shares of our authorized but unissued shares or from shares reacquired by us, including shares repurchased on the open market.  Shares subject to any outstanding equity awards under the 2006 Plan that expire or otherwise terminate before those shares are issued will be available for subsequent awards.  Unvested shares issued under the 2006 Plan and subsequently repurchased by us at the option exercise or direct issue price paid per share, under our repurchase rights under the 2006 Plan, will be added back to the number of shares reserved for issuance under the 2006 Plan and will be available for subsequent reissuance.

If the exercise price of an option under the 2006 Plan is paid with shares of common stock, then the authorized reserve of common stock under the 2006 Plan will be reduced only by the net number of new shares issued under the exercised stock option. If shares of common stock otherwise issuable under the 2006 Plan are withheld in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an equity award, then the number of shares of common stock available for issuance under the 2006 Plan will be reduced only by the net number of shares issued under that equity award.  The withheld shares will not reduce the share reserve.  Upon the exercise of any stock appreciation right granted under the 2006 Plan, the share reserve will only be reduced by the net number of shares actually issued upon exercise, and not by the gross number of shares as to which the stock appreciation right is exercised.

Eligibility

Officers, employees, non-employee directors, and consultants and independent advisors who are under written contract and whose securities issued under the 2006 Plan could be registered on Form S-8, all of whom are in our service or the service of any parent or subsidiary of ours, whether now existing or subsequently established, are eligible to participate in the Discretionary Grant and Stock Issuance Programs.

As of February 10, 2012 , four executive officers, approximately 142 other employees, seven non-employee members of our Board and an indeterminate number of consultants and advisors were eligible to participate in the 2006 Plan.

Valuation

The fair market value per share of our common stock on any relevant date under the 2006 Plan will be deemed to be equal to the closing price per share of our common stock at the close of regular trading hours on that date on The NASDAQ Capital Market (or any other primary successor exchange or market on which our securities are listed or traded).  If there is no closing price for our common stock on the date in question, the fair market value will be the closing price on the last preceding date for which a quotation exists.   On February 10, 2012 , the fair market value determined on that basis was $1. 14 per share.

Discretionary Grant Program

The plan administrator has complete discretion under the Discretionary Grant Program to determine which eligible individuals are to receive equity awards under that program, the time or times when those equity awards are to be made, the number of shares subject to each award, the time or times when each equity award is to vest and become exercisable, the maximum term for which the equity award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Stock Options. Each granted option will have an exercise price per share determined by the plan administrator, provided that the exercise price will not be less than 85% or 100% of the fair market value of a share on the grant date in the case of non-statutory or incentive options, respectively.  No granted option will have a term in excess of ten years.  Incentive options granted to an employee who beneficially owns more than 10% of our outstanding common stock must have exercise prices not less than 110% of the fair market value of a share on the grant date and a term of not more than five years measured from the grant date. Options generally will become exercisable in one or more installments over a specified period of service measured from the grant date.  However, options may be structured so that they will be immediately exercisable for any or all of the option shares.  Any unvested shares acquired under immediately exercisable options will be subject to repurchase, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

An optionee who ceases service with us other than due to misconduct will have a limited time within which to exercise outstanding options for any shares for which those options are vested and exercisable at the time of cessation of service.  The plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which outstanding options may be exercised (but not beyond the expiration date) and/or to accelerate the exercisability or vesting of options in whole or in part.  Discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Stock Appreciation Rights.  The plan administrator has the authority to issue the following three types of stock appreciation rights under the Discretionary Grant Program:

•
Tandem stock appreciation rights, which provide the holders with the right, upon approval of the plan administrator, to surrender their options for an appreciation distribution in an amount equal to the excess of the fair market value of the vested shares of common stock subject to the surrendered option over the aggregate exercise price payable for those shares.

•
Standalone stock appreciation rights, which allow the holders to exercise those rights as to a specific number of shares of common stock and receive in exchange an appreciation distribution in an amount equal to the excess of the fair market value on the exercise date of the shares of common stock as to which those rights are exercised over the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the common stock on the date the standalone stock appreciation right is granted, and the right may not have a term in excess of ten years.

•
Limited stock appreciation rights, which may be included in one or more option grants made under the Discretionary Grant Program to executive officers or directors who are subject to the short-swing profit liability provisions of Section 16 of the Exchange Act. Upon the successful completion of a hostile takeover for more than 50% of our outstanding voting securities or a change in a majority of our Board as a result of one or more contested elections for Board membership over a period of up to 36 consecutive months, each outstanding option with a limited stock appreciation right may be surrendered in return for a cash distribution per surrendered option share equal to the excess of the fair market value per share at the time the option is surrendered or, if greater and the option is a non-statutory option, the highest price paid per share in the transaction, over the exercise price payable per share under the option.

Payments with respect to exercised tandem or standalone stock appreciation rights may, at the discretion of the plan administrator, be made in cash or in shares of common stock.  All payments with respect to exercised limited stock appreciation rights will be made in cash.  Upon cessation of service with us, the holder of one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares as to which those stock appreciation rights are vested and exercisable at the time of cessation of service.  The plan administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of the stock appreciation rights in whole or in part.  Discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after the holder’s actual cessation of service.

Exchange Program.  The plan administrator has the authority, with the consent of the affected holders, to effect the cancellation of any or all outstanding options or stock appreciation rights under the Discretionary Grant Program and to grant in exchange one or more of the following:  (i) new options or stock appreciation rights covering the same or a different number of shares of common stock but with an exercise or base price per share not less than the fair market value per share of common stock on the new grant date, or (ii) cash or shares of common stock, whether vested or unvested, equal in value to the value of the cancelled options or stock appreciation rights.

Stock Issuance Program

Shares of common stock may be issued under the Stock Issuance Program for valid consideration under the Delaware General Corporation Law as the plan administrator deems appropriate, including cash, past services or other property.  In addition, restricted shares of common stock may be issued under restricted stock awards that vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives.  Shares of common stock may also be issued under the program under restricted stock units or other stock-based awards that entitle the recipients to receive the shares underlying those awards upon the attainment of designated performance goals, the satisfaction of specified service requirements and/or upon the expiration of a designated time period following the vesting of those awards or units, including a deferred distribution date following the termination of the recipient’s service with us.

The plan administrator has complete discretion under the Stock Issuance Program to determine which eligible individuals are to receive equity awards under the program, the time or times when those equity awards are to be made, the number of shares subject to each equity award, the vesting schedule to be in effect for the equity award and the consideration, if any, payable per share.  The shares issued under an equity award may be fully vested upon issuance or may vest upon the completion of a designated service period and/or the attainment of pre-established performance goals.

To assure that the compensation attributable to one or more equity awards under the Stock Issuance Program will qualify as performance-based compensation that will not be subject to the $1,000,000 limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Code Section 162(m), the Compensation Committee will also have the discretionary authority to structure one or more equity awards under the Stock Issuance Program so that the shares subject to those particular awards will vest only upon the achievement of pre-established corporate performance goals. Goals may be based on one or more of the following criteria:  (i) return on total stockholders’ equity; (ii) net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to our business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base; provided, however, that for purposes of items (ii), (iii) and (vii) above, the Compensation Committee may, at the time the equity awards are made, specify adjustments to those items as reported in accordance with United States generally accepted accounting principles (“GAAP”), which will exclude from the calculation of those performance goals one or more of the following: charges related to acquisitions, stock-based compensation, employer payroll tax expense on stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or its successor, provided that those adjustments are in conformity with those reported by us on a non-GAAP basis.  In addition, performance goals may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of our business groups or divisions thereof or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned.  The Compensation Committee may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective shall be interpolated on a straight-line basis.

The plan administrator has the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the Stock Issuance Program.  However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of specified involuntary terminations or changes in control or ownership.

Outstanding restricted stock units or other stock-based awards under the Stock Issuance Program will automatically terminate, and no shares of common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for those awards are not attained.  The plan administrator, however, has the discretionary authority to issue shares of common stock in satisfaction of one or more outstanding restricted stock units or other stock-based awards as to which the designated performance goals or service requirements are not attained.  However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards that were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of specified involuntary terminations or changes in control or ownership.

General Provisions

Acceleration.  If a change in control occurs, each outstanding equity award under the Discretionary Grant Program will automatically accelerate in full, unless (i) that award is assumed by the successor corporation or otherwise continued in effect, (ii) the award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that equity award (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares, or (iii) the acceleration of the award is subject to other limitations imposed by the plan administrator.  In addition, all unvested shares outstanding under the Discretionary Grant and Stock Issuance Programs will immediately vest upon the change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect or accelerated vesting is precluded by other limitations imposed by the plan administrator. Each outstanding equity award under the Stock Issuance Program will vest as to the number of shares of common stock subject to that award immediately prior to the change in control, unless that equity award is assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above or unless vesting is precluded by its terms.  Immediately following a change in control, all outstanding awards under the Discretionary Grant Program will terminate and cease to be outstanding except to the extent assumed by the successor corporation or its parent or otherwise expressly continued in full force and effect under the terms of the change in control transaction.

The plan administrator has the discretion to structure one or more equity awards under the Discretionary Grant and Stock Issuance Programs so that those equity awards will vest in full either immediately upon a change in control or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those equity awards are to be assumed or otherwise continued in effect or replaced with a cash retention program.

A change in control will be deemed to have occurred if, in a single transaction or series of related transactions:

(i)           any person (as that term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a beneficial owner (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities representing 51% or more of the combined voting power of Pacific Ethanol, Inc.;

(ii)         there is a merger, consolidation, or other business combination transaction of us with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of our voting capital stock outstanding immediately prior to the transaction continue to hold (either by the shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of our company (or the surviving entity) outstanding immediately after the transaction; or

(iii)        all or substantially all of our assets are sold.

Stockholder Rights and Option Transferability.  The holder of an option or stock appreciation right will have no stockholder rights with respect to the shares subject to that option or stock appreciation right unless and until the holder exercises the option or stock appreciation right and becomes a holder of record of shares of common stock distributed upon exercise of the award.  Incentive options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, may only be exercised by the optionee.  However, non-statutory options and stock appreciation rights may be transferred or assigned during the holder’s lifetime to one or more members of the holder’s family or to a trust established for the benefit of the holder and/or one or more family members or to the holder’s former spouse, to the extent the transfer is in connection with the holder’s estate plan or under a domestic relations order.

A participant will have a number of rights with respect to shares of common stock issued to the participant under the Stock Issuance  Program, whether or not the participant’s interest in those shares is vested.  Accordingly, the participant will have the right to vote the shares and to receive any regular cash dividends paid on the shares, but will not have the right to transfer the shares prior to vesting.  A participant will not have any stockholder rights with respect to the shares of common stock subject to restricted stock units or other stock-based awards until the awards vest and the shares of common stock are actually issued.  However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units or other stock-based awards, subject to terms and conditions the plan administrator deems appropriate.

Changes in Capitalization.  If any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2006 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted equity awards under the 2006 Plan per calendar year, (iii) the number and/or class of securities and the exercise price or base price per share in effect under each outstanding option or stock appreciation right, and (iv) the number and/or class of securities subject to each outstanding restricted stock unit or other stock-based award under the 2006 Plan and the cash consideration, if any, payable per share.  All adjustments will be designed to preclude any dilution or enlargement of benefits under the 2006 Plan and the outstanding equity awards thereunder.

Special Tax Election.  Subject to applicable laws, rules and regulations, the plan administrator may permit any or all holders of equity awards to utilize any or all of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the issuance, exercise or vesting of those equity awards:

•
Stock Withholding: The election to have us withhold, from the shares otherwise issuable upon the issuance, exercise or vesting of an equity award, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed 100%) designated by the holder and make a cash payment equal to the fair market value directly to the appropriate taxing authorities on the individual’s behalf.

•
Stock Delivery: The election to deliver to us shares of common stock previously acquired by the holder (other than in connection with the issuance, exercise or vesting that triggered the withholding taxes) with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed 100%) designated by the holder.

•
Sale and Remittance: The election to deliver to us, to the extent the award is issued or exercised for vested shares, through a special sale and remittance procedure under which the optionee or participant will concurrently provide irrevocable instructions to a brokerage firm to effect the immediate sale of the purchased or issued shares and remit to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the withholding taxes we are required to withhold by reason of the issuance, exercise or vesting.

Amendment, Suspension and Termination

Our Board may suspend or terminate the 2006 Plan at any time.  Our Board may amend or modify the 2006 Plan, subject to any required stockholder approval.  Stockholder approval will be required for any amendment that materially increases the number of shares available for issuance under the 2006 Plan, materially expands the class of individuals eligible to receive equity awards under the 2006 Plan, materially increases the benefits accruing to optionees and other participants under the 2006 Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2006 Plan, materially extends the term of the 2006 Plan, expands the types of awards available for issuance under the 2006 Plan, or as to which stockholder approval is required by applicable laws, rules or regulations.

Unless sooner terminated by our Board, the 2006 Plan will terminate on the earliest to occur of: July 19, 2016; the date on which all shares available for issuance under the 2006 Plan have been issued as fully-vested shares; and the termination of all outstanding equity awards upon specified changes in control or ownership.  If the 2006 Plan terminates on July 19, 2016, then all equity awards outstanding at that time will continue to have force and effect in accordance with the provisions of the documents evidencing those awards.

Federal Income Tax Consequences

The following discussion summarizes income tax consequences of the 2006 Plan under current federal income tax law and is intended for general information only.  In addition, the tax consequences described below are subject to the limitations of Code Section 162(m), as discussed in further detail below.  Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon individual circumstances and from locality to locality.

Option Grants. Options granted under the 2006 Plan may be either incentive stock options, which satisfy the requirements of Code Section 422, or non-statutory stock options, which are not intended to meet those requirements.  The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options.  No taxable income is recognized by the optionee at the time of the option grant, and, if there is no disqualifying disposition at the time of exercise, no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at the time over the exercise price paid for those shares.

The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of some dispositions.  For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying.  A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in the sale or disposition was granted and more than one year after the date the option was exercised for those shares.  If either of these two requirements is not satisfied, a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares.  If there is a disqualifying disposition of the shares, the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income to the optionee.  Any additional gain or any loss recognized upon the disposition will be taxable as a capital gain or capital loss.

If the optionee makes a disqualifying disposition of the purchased shares, we will be generally entitled to an income tax deduction, for our taxable year in which the disposition occurs, equal to the excess of the fair market value of the shares on the option exercise date over the exercise price paid for the shares.  If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

Non-Statutory Stock Options.  No taxable income is generally recognized by an optionee upon the grant of a non-statutory option.  The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we will be required to collect withholding taxes applicable to the income from the optionee.

We will generally be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the optionee with respect to an exercised non-statutory option.  The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the optionee’s cessation of service prior to vesting in those shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of the fair market value of the shares on the date the repurchase right lapses over the exercise price paid for the shares.  The optionee may elect under Code Section 83(b) to include as ordinary income in the year of exercise of the option an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.  If a timely Code Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

Stock Appreciation Rights.  No taxable income is generally recognized upon receipt of a stock appreciation right.  The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and we will be required to collect withholding taxes applicable to the income from the holder.

We will generally be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the holder in connection with the exercise of a stock appreciation right.  The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the holder.

Direct Stock Issuances.  Stock granted under the 2006 Plan may include issuances including unrestricted stock grants, restricted stock grants and restricted stock units.  The federal income tax treatment for the stock issuances are as follows:

Unrestricted Stock Grants.  The holder will recognize ordinary income in the year in which shares are actually issued to the holder.  The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we will be required to collect withholding taxes applicable to the income from the holder.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued.  The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the holder.

Restricted Stock Grants.  No taxable income is recognized upon receipt of stock that qualifies as performance-based compensation unless the recipient elects to have the value of the stock (without consideration of any effect of the vesting conditions) included in income on the date of receipt.  The recipient may elect under Code Section 83(b) to include as ordinary income in the year the shares are actually issued an amount equal to the fair market value of the shares.  If a timely Code Section 83(b) election is made, the holder will not recognize any additional income when the vesting conditions lapse and will not be entitled to a deduction in the event the stock is forfeited as a result of failure to vest.

If the holder does not file an election under Code Section 83(b), he will not recognize income until the shares vest.  At that time, the holder will recognize ordinary income in an amount equal to the fair market value of the shares on the date the shares vest.  We will be required to collect withholding taxes applicable to the income of the holder at that time.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued, if the holder elects to file an election under Code Section 83(b), or we will be entitled to an income tax deduction at the time the vesting conditions occur, if the holder does not elect to file an election under Code Section 83(b).

Restricted Stock Units.  No taxable income is generally recognized upon receipt of a restricted stock unit award. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the holder.  The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we will be required to collect withholding taxes applicable to the income from the holder.

We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued.  The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the holder.

Section 409A.  A number of awards, including non-statutory stock options and stock appreciation rights granted with an exercise price that is less than fair market value, and some restricted stock units, can be considered “non-qualified deferred compensation” and subject to Code Section 409A. Awards that are subject to but do not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to the recipient, and may result in accelerated imposition of income tax and the related withholding.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or the exercise of non-statutory stock options or stock appreciation rights with exercise prices or base prices equal to or greater than the fair market value of the underlying shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to some executive officers.  Accordingly, all compensation deemed paid with respect to those options or stock appreciation rights should remain deductible without limitation under Code Section 162(m).  However, any compensation deemed paid by us in connection with shares issued under the Stock Issuance Program will be subject to the $1,000,000 limitation on deductibility per covered individual, except to the extent the vesting of those shares is based solely on one or more of the performance milestones specified above in the summary of the terms of the Stock Issuance Program.

Accounting Treatment

In accordance with accounting standards established by the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Stock Compensation, we are required to recognize all share-based payments, including grants of stock options, restricted stock and restricted stock units, in our financial statements.  Accordingly, stock options are valued at fair value as of the grant date under an appropriate valuation formula, and that value will be charged as stock-based compensation expense against our reported earnings over the designated vesting period of the award.  For shares issuable upon the vesting of restricted stock units that may be awarded under the 2006 Plan, we are required to expense over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award.  Restricted stock issued under the 2006 Plan results in a direct charge to our reported earnings equal to the excess of the fair market value of those shares on the issuance date over the cash consideration (if any) paid for the shares.  If the shares are unvested at the time of issuance, then any charge to our reported earnings is amortized over the vesting period.  This accounting treatment for restricted stock units and restricted stock issuances is applicable whether vesting is tied to service periods or performance criteria.

New Plan Benefits

No additional awards under the 2006 Plan are determinable at this time because awards under the 2006 Plan are discretionary and no specific additional awards have been approved by the plan administrator beyond currently outstanding unvested stock options and restricted stock grants in respect of 1,174,366 shares of common stock.

Other Arrangements Not Subject to Stockholder Action

Information regarding our equity compensation plan arrangements that existed as of the end of 2010 is included in this prospectus at “Price Range of Common Stock – Equity Compensation Plan Information.”

Interests of Related Parties

The 2006 Plan provides that our officers, employees, non-employee directors, and some consultants and independent advisors will be eligible to receive awards under the 2006 Plan.  As discussed above, we may be eligible in some circumstances to receive a tax deduction for some executive compensation resulting from awards under the 2006 Plan that would otherwise be disallowed under Section 162(m).

Possible Anti-Takeover Effects

Although not intended as an anti-takeover measure by our Board, one of the possible effects of the 2006 Plan could be to place additional shares, and to increase the percentage of the total number of shares outstanding, or to place other incentive compensation, in the hands of the directors and officers of Pacific Ethanol, Inc.  Those persons may be viewed as part of, or friendly to, incumbent management and may, therefore, under some circumstances be expected to make investment and voting decisions in response to a hostile takeover attempt that may serve to discourage or render more difficult the accomplishment of the attempt.

In addition, options or other incentive compensation may, in the discretion of the plan administrator, contain a provision providing for the acceleration of the exercisability of outstanding, but unexercisable, installments upon the first public announcement of a tender offer, merger, consolidation, sale of all or substantially all of our assets, or other attempted changes in the control of Pacific Ethanol, Inc.  In the opinion of our Board, this acceleration provision merely ensures that optionees under the 2006 Plan will be able to exercise their options or obtain their incentive compensation as intended by our Board and stockholders prior to any extraordinary corporate transaction which might serve to limit or restrict that right.  Our Board is, however, presently unaware of any threat of hostile takeover involving Pacific Ethanol, Inc.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

Our certificate of incorporation provides that, except in specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors, except liability for the following:

•	any breach of their duty of loyalty to Pacific Ethanol or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that the person is or was an agent of ours.  Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the DGCL.  We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our Board.  These agreements provide for indemnification of related expenses including attorneys’ fees, fines and settlement amounts incurred by any of these individuals in any action or proceeding.  We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.  We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or Securities Act, may be permitted to our directors, officers and controlling persons under the foregoing provisions of our certificate of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

Our Board has the responsibility to review and discuss with management and approve, and has adopted written policies and procedures relating to approval or ratification of, interested transactions with related parties.  During this process, the material facts as to the related party’s interest in a transaction are disclosed to all Board members or the Audit Committee.  Under the policies and procedures, the Board, through the Audit Committee, is to review each interested transaction with a related party that requires approval and either approve or disapprove of the entry into the interested transaction.  An interested transaction is any transaction in which we are a participant and in which any related party has or will have a direct or indirect interest.  Transactions that are in the ordinary course of business and would not require either disclosure required by Item 404(a) of Regulation S-K under the Securities Act or approval of the Board or an independent committee of the Board as required by applicable rules of The NASDAQ Stock Market would not be deemed interested transactions.  No director may participate in any approval of an interested transaction with respect to which he or she is a related party.  Our Board intends to approve only those related party transactions that are in the best interests of Pacific Ethanol and our stockholders.

Other than as described below or elsewhere in this prospectus, since January 1, 2008, there has not been a transaction or series of related transactions to which Pacific Ethanol was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.  All of the below transactions were separately approved by our Board.

Certain Relationships and Related Transactions

Miscellaneous

We are or have been a party to employment and compensation arrangements with related parties, as more particularly described above in “Management.”  We have entered into an indemnification agreement with each of our directors and executive officers.  The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Neil M. Koehler

Series B Preferred Stock

On May 20, 2008, we sold to Neil M. Koehler, who is our President and Chief Executive Officer and one of our directors, 256,410 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 109,890 shares of our common stock based on an initial preferred-to-common conversion ratio of 1-for-0.43, and warrants to purchase an aggregate of 54,945 shares of our common stock at an exercise price of $49.00 per share, for an aggregate purchase price of $5,000,000.  As a result of various anti-dilution adjustments, the conversion ratio of the Series B Preferred Stock has declined to approximately 1-for-3.1.  For the year ended December 31, 2011, we accrued cash dividends in the amount of $350,000 in respect of shares of Series B Preferred Stock held by Mr. Koehler.  For each of the years ended December 31, 2010 and 2009, we accrued cash dividends in the amount of $350,000 in respect of shares of Series B Preferred Stock held by Mr. Koehler.  These dividends, totaling $1,050,000, have not been paid.  For the year ended December 31, 2008, we declared and paid cash dividends to Mr. Koehler in respect of our Series B Preferred Stock in the aggregate amount of $215,000.

Loan Transaction

On March 30, 2009, we entered into an unsecured promissory note in favor of Mr. Koehler. The promissory note was for the principal amount of $1,000,000.  Interest on the unpaid principal amount of the promissory note accrues at a rate per annum of 8.00%.  On October 29, 2010, we paid all accrued interest under the promissory note, totaling $126,500.  On November 5, 2010, we entered into an amendment to the promissory note extending its maturity date to March 31, 2012.  On December 31, 2010 and March 31, 2011, we paid all accrued interest under the promissory note, totaling $13,774 and $19,726, respectively. On November 30, 2011, we made a principal payment of $250,000, resulting in an unpaid principal balance of $750,000. For the year ended December 31, 2011, we paid all accrued interest under the promissory note, totaling $78,300.

Paul P. Koehler

Paul P. Koehler, a brother of Neil M. Koehler, is employed by us as Vice President of Corporate Development at an annual salary of $190,000.

On May 20, 2008, we sold to Mr. Koehler 12,820 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 5,494 shares of our common stock based on an initial preferred-to-common conversion ratio of 1-for-0.43, and warrants to purchase an aggregate of 2,747 shares of our common stock at an exercise price of $49.00 per share, for an aggregate purchase price of $250,000.  As a result of various anti-dilution adjustments, the conversion ratio of the Series B Preferred Stock has declined to approximately 1-for-3.1.  For the year ended December 31, 2011, we accrued cash dividends in the amount of $17,500 in respect of shares of Series B Preferred Stock held by Mr. Koehler.  For each of the years ended December 31, 2010 and 2009, we accrued cash dividends in the amount of $17,500 in respect of shares of Series B Preferred Stock held by Mr. Koehler.  These dividends, totaling $52,500, have not been paid.  For the year ended December 31, 2008, we declared and paid cash dividends to Mr. Koehler in respect of our Series B Preferred Stock in the aggregate amount of $11,000.

Thomas D. Koehler

On May 20, 2008, we sold to Thomas D. Koehler, a brother of Neil M. Koehler, who is our President and Chief Executive Officer and one of our directors, 12,820 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 5,494 shares of our common stock based on an initial preferred-to-common conversion ratio of 1-for-0.43, and warrants to purchase an aggregate of 2,747 shares of our common stock at an exercise price of $49.00 per share, for an aggregate purchase price of $250,000.  As a result of various anti-dilution adjustments, the conversion ratio of the Series B Preferred Stock has declined to approximately 1-for-3.1.  For the year ended December 31, 2011, we accrued cash dividends in the amount of $17,500 in respect of shares of Series B Preferred Stock held by Mr. Koehler.  For each of the years ended December 31, 2010 and 2009, we accrued cash dividends in the amount of $17,500 in respect of shares of Series B Preferred Stock held by Mr. Koehler.  These dividends, totaling $52,500, have not been paid.  For the year ended December 31, 2008, we declared and paid cash dividends to Mr. Koehler in respect of our Series B Preferred Stock in the aggregate amount of $11,000.

William L. Jones

Series B Preferred Stock

On May 20, 2008, we sold to Mr. Jones 12,820 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 5,494 shares of our common stock based on an initial preferred-to-common conversion ratio of 1-for-0.43, and warrants to purchase an aggregate of 2,747 shares of our common stock at an exercise price of $49.00 per share, for an aggregate purchase price of $250,000.  As a result of various anti-dilution adjustments, the conversion ratio of the Series B Preferred Stock has declined to approximately 1-for-3.1.  For the year ended December 31, 2011, we accrued cash dividends in the amount of $17,500 in respect of shares of Series B Preferred Stock held by Mr. Jones.  For each of the years ended December 31, 2010 and 2009, we accrued cash dividends in the amount of $17,500 in respect of shares of Series B Preferred Stock held by Mr. Jones.  These dividends, totaling $52,500, have not been paid.  For the year ended December 31, 2008, we declared and paid cash dividends to Mr. Jones in respect of our Series B Preferred Stock in the aggregate amount of $11,000.

Loan Transaction

On March 30, 2009, we entered into an unsecured promissory note in favor of Mr. Jones. The promissory note was for the principal amount of $1,000,000.  Interest on the unpaid principal amount of the promissory note accrues at a rate per annum of 8.00%.  On October 29, 2010, we paid $750,000 in principal and all accrued interest under the promissory note, totaling $127,000.  On November 5, 2010, we entered into an amendment to the promissory note extending its maturity date to March 31, 2012.  On December 31, 2010, we paid all accrued interest under the promissory note, totaling $3,000.  On November 30, 2011, we paid in full the remainder of the outstanding balance of $250,000 on the promissory note. For the year ended December 31, 2011, we paid all accrued interest under the promissory note, totaling $18,300.

Michael D. Kandris

During 2009 and 2008, we contracted with Ruan, an entity with which Michael D. Kandris, one of our directors, was a senior officer until his retirement in September 2009, for transportation services for our products.  For the year ended December 31, 2008, we purchased transportation services for $2,840,000.  As of December 31, 2008, we had $608,000 of outstanding accounts payable to Ruan.  For the year ended December 31, 2009, we purchased transportation services for $860,000.  As of December 31, 2009, we had $1,171,000 of outstanding accounts payable to Ruan.

Lyles United

Series B Preferred Stock

On March 27, 2008, we sold Lyles United 2,051,282 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 879,121 shares of our common stock based on an initial preferred-to-common conversion ratio of 1-for-0.43, and warrants to purchase an aggregate of 439,560 shares of our common stock at an exercise price of $49.00 per share, for an aggregate purchase price of $40,000,000.  As a result of various anti-dilution adjustments, the conversion ratio of the Series B Preferred Stock has declined to approximately 1-for-3.1.  For the years ended December 31, 2011, 2010 and 2009, we accrued cash dividends in the amount of $700,000, $700,000 and $2,270,000, respectively, in respect of shares of Series B Preferred Stock held by Lyles United. These dividends, totaling $3,670,000, have not been paid.  For the year ended December 31, 2008, we declared and paid cash dividends to Lyles United in respect of our Series B Preferred Stock in the aggregate amount of $2,186,000.

Construction Relationship

We contracted with the W.M. Lyles Company, or W.M. Lyles, for construction services associated with the construction of some of our ethanol production facilities.  These agreements resulted in payments of approximately $216,297 and $43,143,000 to W. M. Lyles during 2009 and 2008, respectively, with approximately $18,636 and $3,575,000 outstanding as of December 31, 2009 and 2008, respectively.

Lyles United Loan Transactions

In November and December 2007, one of our wholly-owned subsidiaries borrowed, in two loan transactions of equal amount, an aggregate of $30,000,000 from Lyles United. The loans were due in the amount of $15,000,000 in each of February and March 2009 and were secured by substantially all of the assets of the subsidiary. We guaranteed the repayment of the loan.  The first loan accrued interest at the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus 2.00% and the second loan accrued interest at the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus 4.00%.  In connection with the extension of the maturity date of the first loan, we issued to Lyles United a warrant to purchase 14,286 shares of our common stock at an exercise price of $56.00 per share.  This warrant expired unexercised in September 2009.

In connection with the first loan in November 2007, our subsidiary entered into a Letter Agreement with Lyles United under which it committed to award the primary construction and mechanical contract to Lyles United or one of its affiliates for the construction of an ethanol production facility at our Imperial Valley site near Calipatria, California, or the Imperial Project, conditioned upon the subsidiary electing, in its sole discretion, to proceed with the Imperial Project and Lyles United or its affiliate having all necessary licenses and being otherwise ready, willing and able to perform the primary construction and mechanical contract.  In the event the foregoing conditions are satisfied and the subsidiary awards the contract to a party other than Lyles United or one of its affiliates, the subsidiary will be required to pay to Lyles United, as liquidated damages, an amount equal to $5.0 million.

In November 2008, we restructured the loans from Lyles United. We assumed all of the subsidiary’s obligations under the loans and issued a single promissory note in favor of Lyles United in the principal amount of $30,000,000, or Lyles United Note. The new loan was due March 15, 2009 and accrued interest at the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus 3.00%.  We also terminated Lyles United’s security interest in our subsidiary’s assets. We also entered into a joint instruction letter with Lyles United instructing a subsidiary to remit directly to Lyles United any cash distributions received on account of the subsidiary’s ownership interests in the initial obligor subsidiary or Front Range Energy, LLC until such time as the loan is repaid in full.  In addition, the subsidiary entered into a limited recourse guaranty in favor of Lyles United to the extent of such cash distributions.  Another subsidiary also guaranteed our obligations as to the loan and pledged all of its assets as security therefor.  Finally, the initial obligor subsidiary paid all accrued and unpaid interest on the initial loans through November 6, 2008 in the aggregate amount of $2,205,000.

We paid Lyles United an aggregate of $332,000 and $146,000 in interest on the loans for the years ended December 31, 2009 and 2008, respectively.

Between March 5, 2010 and July 21, 2010, we satisfied a portion of the amounts owed under the Lyles United Note on account of the transactions described below with Socius CG II, Ltd.  On October 6, 2010, we paid $15,214,700 in principal, interest and fees to Lyles United, fully satisfying the amounts owed to Lyles United under the Lyles United Note.

Lyles Mechanical Loan Transaction

In October 2008, we issued an unsecured promissory note, or Lyles Mechanical Note, to Lyles Mechanical, an affiliate of Lyles United.  The promissory note was for the principal amount of $1,500,000 for final payment due to Lyles Mechanical for final construction our ethanol production facility in Stockton, California.  Interest on the unpaid principal amount of the promissory note accrued at an annual rate equal to the Prime Rate as reported from time to time in The Wall Street Journal, plus 2.00%.  All principal and unpaid interest on the promissory note was due on March 31, 2009.  On October 6, 2010, we paid $1,822,630 in principal and interest to Lyles Mechanical, fully satisfying the amounts owed to Lyles Mechanical under the Lyles Mechanical Note.

Forbearance Agreements

In February 2009 we and some of our subsidiaries and Lyles United and Lyles Mechanical entered into a forbearance agreement relating to the loans described above.  In March 2009, we and some of our subsidiaries as well as Lyles United and Lyles Mechanical entered into an amended forbearance agreement relating to the loans described above.  The amended forbearance agreement provided that Lyles United and Lyles Mechanical would forbear from exercising their rights and remedies under their promissory notes until the earliest to occur of April 30, 2009; the date of termination of the forbearance period due to a default under the amended forbearance agreement; and the date on which all of the obligations under the promissory notes and related documents have been paid and discharged in full and the promissory notes have been canceled.  On October 6, 2010, we paid all amounts due to Lyles United and Lyles Mechanical under the loans described above.

Socius CG II, Ltd.

Between March 5, 2010 and July 21, 2010, under the terms of Orders Approving Stipulation for Settlement of Claim, entered by the Superior Court of the State of California for the County of Los Angeles, we issued an aggregate of 3,441,174 shares of our common stock to Socius GC II, Ltd., or Socius, in consideration of the full and final settlement of an aggregate of $19,000,000 in claims against us held by Socius, or Claims, and legal fees and expenses incurred by Socius.  Socius purchased the Claims from Lyles United under the terms of a Purchase and Option Agreement dated effective as of March 2, 2010 between Socius and Lyles United, or Lyles United Purchase Agreement.  The Claims consisted of the right to receive an aggregate of $19,000,000 of principal amount of and under the Lyles United Note.

Lyles United Purchase Agreement.  On March 2, 2010, Socius and Lyles United entered into the Lyles United Purchase Agreement described above.  We were a party to the Lyles United Purchase Agreement through our execution of an acknowledgment contained in that agreement.  The Lyles United Purchase Agreement provided for the sale by Lyles United to Socius of Lyles United’s right to receive payment on a portion of the total amount of our indebtedness to Lyles United, specifically $5,000,000 in principal amount of and under the Lyles United Note.  The Lyles United Purchase Agreement also provided that if specified conditions were met with respect to the sale and purchase of the $5,000,000 portion of the total indebtedness owed to Lyles United, then Lyles United would have successive options, to be exercised at the sole and absolute discretion of Lyles United, if at all, to sell, transfer and assign to Socius one or more additional claims (which could include any combination of principal, interest or reimbursable fees or expenses comprising part of the then-outstanding indebtedness) in the amount of up to $5,000,000 each. On October 6, 2010, we paid in full all amounts due under the Lyles United Note.

Lyles Mechanical Option/Purchase Agreement.  On March 2, 2010, Socius and Lyles Mechanical entered into an Option/Purchase Agreement. We were a party to the Option/Purchase Agreement through our execution of an acknowledgment contained in that agreement.  The Option/Purchase Agreement granted Lyles Mechanical an option in the future, to be exercised at the sole and absolute discretion of Lyles Mechanical, if at all, to sell, transfer and assign to Socius the right of Lyles Mechanical to receive payment of all amounts due Lyles Mechanical by us under the terms of the Lyles Mechanical Note in the principal amount of $1,500,000. On October 6, 2010, we paid in full all amounts due under the Lyles Mechanical Note.

Frank P. Greinke

Series B Preferred Stock

For the year ended December 31, 2011, we accrued cash dividends in the amount of $116,000 in respect of shares of Series B Preferred Stock held by the Greinke Personal Living Trust Dated April 20, 1999 (“Greinke Trust”).  For the years ended December 31, 2010 and 2009, we accrued cash dividends in the amount of $1,366,000 and $414,000, respectively, in respect of shares of Series B Preferred Stock held by the Greinke Trust.  These dividends, totaling $1,896,000, have not been paid.  Frank P. Greinke is one of our former directors and the trustee of the holder of shares of our issued and outstanding Series B Preferred Stock.  The Greinke Trust acquired its shares of Series B Preferred Stock from Lyles United in December 2009.  On July 27, 2010, the Greinke Trust converted 91,670 shares of Series B Preferred Stock into 51,429 shares of our common stock.  On October 13, 2010, the Greinke Trust converted 282,308 shares of Series B Preferred Stock into 236,736 shares of our common stock.  On November 11, 2010, the Greinke Trust converted 170,358 shares of Series B Preferred Stock into 142,857 shares of our common stock. On December 15, 2010, the Greinke Trust converted 170,358 shares of Series B Preferred Stock into 142,857 shares of our common stock.  On January 4, 2011, the Greinke Trust converted 170,358 shares of Series B Preferred Stock into 142,857 shares of our common stock.  On January 10, 2011, the Greinke Trust converted 233,782 shares of Series B Preferred Stock into 196,042 shares of our common stock.

Shares of our Series B Preferred Stock, which were initially convertible into shares of our common stock based on an initial preferred-to-common conversion ratio of 1-for-0.43, were converted into shares of our common stock based on lower conversion ratios resulting from various anti-dilution adjustments, thereby increasing the number of shares of common stock issued to the Greinke Trust in connection with its conversions of our Series B Preferred Stock. The current conversion ratio is approximately 1-for-3.1.

Sales of Ethanol

During the years ended December 31, 2011, 2010, 2009 and 2008, we contracted with Southern Counties Oil Co., an entity controlled by Mr. Greinke, for the purchase of ethanol.  For the years ended December 31, 2011, 2010, 2009 and 2008, we sold ethanol to Southern Counties Oil Co. for an aggregate of $11,775,000, $6,836,000, $2,482,000 and $12,095,000, respectively, and as of those dates, we had outstanding accounts receivable due from Southern Counties Oil Co. of $0, $186,000, $138,000 and $152,000, respectively.

Cascade Investment, L.L.C.

For the year ended December 31, 2008, we declared and paid cash dividends to Cascade Investment, L.L.C. in respect of our Cumulative Redeemable Convertible Series A Preferred Stock, or Series A Preferred Stock, in the aggregate amount of $1,709,000.  During 2008, Cascade Investment, L.L.C. converted all of its 5,315,625 shares of Series A Preferred Stock into 1,518,750 shares of our common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our voting securities as of February 10, 2012, the date of the table, by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our current executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the securities.  To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.  Percentage of beneficial ownership is based on 86,631,664 shares of common stock and 926,942 shares of Series B Preferred Stock outstanding as of the date of the table.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
William L. Jones	Common	336,346	(2)	*
	Series B Preferred	12,820		1.38%
Neil M. Koehler	Common	1,579,531	(3)	1.81%
	Series B Preferred	256,410		27.66%
Bryon T. McGregor	Common	99,701		*
Christopher W. Wright	Common	60,245		*
Terry L. Stone	Common	36,021	(4)	*
John L. Prince	Common	31,735	(5)	*
Douglas L. Kieta	Common	38,821		*
Larry D. Layne	Common	134,535	(6)	*
Michael D. Kandris	Common	43,878		*
Frank P. Greinke	Common	410,012	(7)	*
	Series B Preferred	85,180		9.19%
Lyles United, LLC	Common	2,048,042	(8)	2.31%
	Series B Preferred	512,820		55.32%
All executive officers and directors as a group (9 persons)	Common	2,360,813	(9)	2.70%
	Series B Preferred	269,230		29.04%
__________
*	Less than 1.00%

(1)
Messrs. Jones, Koehler, Stone, Prince, Kieta, Layne, Kandris and Turner are directors of Pacific Ethanol.  Messrs. Koehler, McGregor , Wright and Kandris are executive officers of Pacific Ethanol.  The address of each of these persons is c/o Pacific Ethanol, Inc., 400 Capitol Mall, Suite 2060, Sacramento, California 95814.  The address for Frank P. Greinke  is P.O. Box 4159, 1800 W. Katella, Suite 400, Orange, California 92863.  The address for Lyles United, LLC is c/o Howard Rice Nemerovski Canady Falk & Rabkin, Three Embarcadero Center, Suite 700, San Francisco, California 94111-4024.

(2)
Amount of common stock represents 286,245 shares of common stock held by William L. Jones and Maurine Jones, husband and wife, as community property, 7,143 shares of common stock underlying options issued to Mr. Jones, 2,748 shares of common stock underlying a warrant issued to Mr. Jones and 40,210 shares of common stock underlying our Series B Preferred Stock held by Mr. Jones.

(3)
Amount of common stock represents 720,346 shares of common stock held directly, 54,945 shares of common stock underlying a warrant and 804,240 shares of common stock underlying our Series B Preferred Stock.

(4)	Includes 2,143 shares of common stock underlying options.
(5)	Includes 2,143 shares of common stock underlying options.
(6)	Includes 100,000 shares beneficially owned by Larry D. Layne, as trustee under the Layne Family Trust.
(7)
Includes 267,170 shares of common stock underlying our Series B Preferred Stock.  The shares are beneficially owned by Frank P. Greinke, as trustee under the Greinke Personal Living Trust Dated April 20, 1999.

(8)	Includes 439,561 shares of common stock underlying warrants and 1,608,481 shares of common stock underlying our Series B Preferred Stock.
(9)
Amount of common stock represents 1,447,241 shares of common stock held directly, 11,429 shares of common stock underlying options, 57,693 shares of common stock underlying warrants and 844,450 shares of common stock underlying our Series B Preferred Stock.

SELLING SECURITY HOLDERS

Selling Security Holder Table

This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 12,581,250 shares of common stock, consisting of an aggregate of 7,625,000 issued and outstanding shares of our common stock and an aggregate of 4,956,250 shares of our common stock underlying the Warrants, or Warrant Shares.  We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time.  Except for the ownership of the Warrants, the selling security holders have not had any material relationship with us within the past three years except as disclosed under the heading “Our Relationships with the Selling Security Holders” below.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership of shares of common stock, Warrants and other warrants to purchase shares of common stock, as of February 10, 2012, assuming exercise of the Warrants and other warrants held by each selling security holder on that date, and does not take into account any limitations on exercise contained in the Warrants or other warrants held by the selling security holders.

The third column lists the shares of common stock being offered by this prospectus by the selling security holders and does not take in account any limitations on the exercise of the Warrants contained in the Warrants.

The fourth column assumes the sale of all of the shares offered by the selling security holders under this prospectus and does not take into account any limitations on exercise contained in any derivative securities held by the selling security holders.

Under the terms of the Warrants, a selling security holder may not exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of our outstanding shares of common stock, or Blocker.  The Blocker applicable to the exercise of the Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.  The number of shares in the second column and the fourth column does not reflect these limitations.  The number of shares beneficially owned by each selling security holder taking into account these limitations, if such number is less than the number of shares set forth in the table, is set forth in the footnotes to the table below.  The selling security holders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Except as disclosed in the footnotes to the table below, each of the selling security holders have represented to us that they are not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the Securities and Exchange Commission or designated as a member of the Financial Industry Regulatory Authority.  The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed below.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the securities.  To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Except as indicated by footnote, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.  Percentage of beneficial ownership is based on 86,631,664 shares of common stock outstanding as of February 10, 2012.  Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

Name of	Shares of Common Stock Beneficially Owned Prior to		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Shares of Common Stock Beneficially Owned After Offering (##)
Beneficial Owner	Offering (#)		Prospectus		Number		Percentage

Carpe Diem Opportunity Fund LP(1)	326,667	(2)	326,667	(2)	—		—
Haven Investments LLC (3)	785,713	(4)	785,713	(4)	—		—
Pyramid Trading Limited Partnership (5)	144,763	(6)	144,763	(6)	—		—
Cranshire Capital Master Fund, Ltd. (7)	3,691,443	(8)	3,691,443	(8)	—		—
Freestone Advantage Partners II, LP (9)	78,571	(10)	78,571	(10)	—		—
Capital Ventures International (11)	3,691,443	(12)	3,300,000	(13)	323,530	(14)	*
Iroquois Master Fund Ltd. (15)	804,851	(16)	552,750	(17)	252,101	(18)	*
Kingsbrook Opportunities Master Fund LP (19)	942,543	(20)	942,543	(20)	—		—
O'Connor Global Multi-Strategy Alpha Master Limited (21)	783,750	(22)	783,750	(22)	—		—
Candlewood Special Situations Fund LP(23)	717,750	(24)	717,750	(24)	—		—
Hudson Bay Master Fund Ltd. (25)	2,097,637	(26)	1,257,300	(27)	840,337	(28)	*

*	Less than 1.00%
(#)	Does not take into account any limitations on exercise contained in the Warrants.
(##)
Assumes all shares being offered under this prospectus are sold.  The percentage of share ownership indicated is based on 86,631,664 shares of our common stock outstanding as of February 10, 2012.  Does not take into account any limitations on exercise contained in any derivative securities held by the selling security holders.

(1)
Carpe Diem Capital Management LLC, the investment manager of Carpe Diem Opportunity Fund LP, has voting and investment power over the securities held by Carpe Diem Opportunity Fund LP. John D. Ziegelman, Chief Executive Officer of Carpe Diem Capital Management LLC, may be deemed to have beneficial ownership of the securities held by Carpe Diem Opportunity Fund LP.  Carpe Diem Capital Management LLC, the selling security holder and Haven Investments LLC are affiliated entities and may be deemed to be a “group” within the meaning of Section 13(d) of the Exchange Act.  To the extent Carpe Diem Capital Management LLC, the selling security holder and Haven Investments LLC are deemed to be a “group,” each such entity may be deemed to beneficially own all of the shares of common stock beneficially owned by each of the other entities in the “group.”  The number of shares of common stock represented as beneficially owned by the selling security holder in the table does not include any shares of common stock that may be deemed beneficially owned by the selling security holder solely as a result of the selling security holder’s membership in any “group.”  As such, the number of shares of common stock represented as beneficially owned by the selling security holder in the table does not include shares of common stock represented in the table as beneficially owned by Haven Investments LLC.

(2)	Includes 136,190 Warrant Shares.

(3)
Carpe Diem Capital Management LLC, the account manager of Haven Investments LLC, has voting and investment power over the securities held by Haven Investments LLC. John D. Ziegelman, Chief Executive Officer of Carpe Diem Capital Management LLC, may be deemed to have beneficial ownership of the securities held by Haven Investments LLC.  Haven Investments LLC is an “affiliate” of a U.S. registered broker-dealer and has represented that it acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly, to distribute the securities.  Irv Kessler, the managing member of Haven Investments LLC, shares voting and investment power with Carpe Diem Capital Management LLC with respect to the securities held by Haven Investments LLC.  As a result, Mr. Kessler may be deemed to have beneficial ownership of the securities held by Haven Investments LLC. Carpe Diem Capital Management LLC, the selling security holder and Carpe Diem Opportunity Fund LP are affiliated entities and may be deemed to be a “group” within the meaning of Section 13(d) of the Exchange Act.  To the extent Carpe Diem Capital Management LLC, the selling security holder and Carpe Diem Opportunity Fund LP are deemed to be a “group,” each such entity may be deemed to beneficially own all of the shares of common stock beneficially owned by each of the other entities in the “group.”  The number of shares of common stock represented as beneficially owned by the selling security holder in the table does not include any shares of common stock that may be deemed beneficially owned by the selling security holder solely as a result of the selling security holder’s membership in any “group.”  As such, the number of shares of common stock represented as beneficially owned by the selling security holder in the table does not include shares of common stock represented in the table as beneficially owned by Carpe Diem Opportunity Fund LP.

(4)	Includes 309,523 Warrant Shares.
(5)
Daniel Asher, as the member of the general partner of Pyramid Trading Limited Partnership has sole voting and dispositive power with respect to the securities held by Pyramid Trading Limited Partnership.  The selling security holder has indicated that it is a broker-dealer and has represented that it acquired the shares it is offering under this prospectus in the ordinary course of business and, at the time of the acquisition, it did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.  The selling security holder is an “underwriter” within the meaning of the Securities Act with respect to the shares it is offering for resale under this prospectus.

(6)	Includes 49,525 Warrant Shares.
(7)
Cranshire Capital Advisors, LLC, or CCA, is the investment manager of Cranshire Capital Master Fund, Ltd., or Cranshire Master Fund, and has voting control and investment discretion over securities held by Cranshire Master Fund.  Mitchell P. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Cranshire Master Fund.  CCA is also the investment manager of Freestone Advantage Partners II, LP, or Freestone II, and CCA has voting control and investment discretion over securities held Freestone II. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, in addition to the shares of common stock represented in the table as beneficially owned by Cranshire Master Fund, each of Mr. Kopin and CCA also may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of an additional 78,571 shares of our common stock, consisting of (i) 47,619 shares of our common stock that are held by Freestone II and (ii) 30,952 shares of common stock that are issuable upon exercise of Warrants held by Freestone II.

(8)	Includes 1,454,205 Warrant Shares.
(9)
CCA is the investment manager of a managed account for Freestone II and has voting control and investment discretion over securities held in by Freestone II in such managed account. Mitchell P. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Freestone II in such managed account.  CCA is also the investment manager of Cranshire Master Fund. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, in addition to the shares of common stock represented in the table as beneficially owned by Freestone II, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of an additional 3,691,433 shares of our common stock, consisting of (i) 2,237,238 shares of our outstanding common stock held by Cranshire Master Fund and (ii) 1,454,205 shares of common stock that are issuable upon exercise of Warrants held by Cranshire Master Fund.

(10)	Includes 30,952 Warrant Shares.
(11)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as investment Manger of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by Capital Ventures International.  Mr. Kobinger disclaims any beneficial ownership of the shares.  The selling security holder is an “affiliate” of a U.S. registered broker-dealer and has represented that it acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly, to distribute the securities.

(12)	Includes 1,300,000 Warrant Shares, 252,101 shares of common stock underlying a warrant issued on January 7, 2011 and 71,429 shares of common stock underlying a warrant issued on May 29, 2008.
(13)	Includes 1,300,000 Warrant Shares.
(14)	Represents 252,101 shares of common stock underlying a warrant issued on January 7, 2011 and 71,429 shares of common stock underlying a warrant issued on May 29, 2008.
(15)
Iroquois Capital Management L.L.C. is the investment manager of the selling security holder.  Consequently, Iroquois Capital Management L.L.C. has voting control and investment discretion over securities held by the selling security holder.  As managing members of Iroquois Capital Management L.L.C., Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital Management L.L.C. in its capacity as investment manager to the selling security holder.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by the selling security holder.  Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim beneficial ownership of the securities held by the selling security holder.

(16)	Includes 217,750 Warrant Shares and 252,101 shares of common stock underlying warrants issued on January 7, 2011.
(17)	Includes 217,750 Warrant Shares.
(18)	Represents shares of common stock underlying warrants issued on January 7, 2011.
(19)
Kingsbrook Partners LP is the investment manager of Kingsbrook Opportunities Master Fund LP and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities Master Fund LP.  Kingsbrook Opportunities GP LLC is the general partner of Kingsbrook Opportunities Master Fund LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities Master Fund LP.  KB GP LLC is the general partner of Kingsbrook Partners LP and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners LP.  Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Kingsbrook Opportunities GP LLC and KB GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Kingsbrook Opportunities GP LLC and KB GP LLC.  Each of Kingsbrook Partners, Kingsbrook Opportunities GP LLC, KB GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(20)	Includes 371,305 Warrant Shares.
(21)
UBS O’Connor LLC is the investment manager of O’Connor Global Multi-Strategy Alpha Master Limited and consequently has voting control and investment discretion over securities held by O’Connor Global Multi-Strategy Alpha Master Limited.  Jeffrey Putman is the portfolio manager of O’Connor Global Multi-Strategy Alpha Master Limited. Mr. Putman disclaims beneficial ownership of the shares held by UBS O’Connor LLC FBO: O’Connor Global Multi-Strategy Alpha Master Limited. UBS O'Connor LLC is a wholly-owned subsidiary of UBS AG, a company whose securities are listed on the New York Stock Exchange.

(22)	Includes 308,750 Warrant Shares.
(23)
Michael Lau and David Koenig, as Managing Partners of Candlewood Investment Group, LP, the investment manager of Candlewood Special Situations Fund LP, have the power to vote and dispose of the securities held by Candlewood Special Situations Fund LP.

(24)	Includes 282,750 Warrant Shares.
(25)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP.  Sander Gerber disclaims beneficial ownership over these securities.  The selling security holder, J.P. Morgan Omni SPC, Ltd. – BIOV1 Segregated Portfolio, Hudson Bay Capital GP LLC and Hudson Bay Capital Management LP are affiliated entities and may be deemed to be a “group” within the meaning of Section 13(d) of the Exchange Act.  To the extent the selling security holder, J.P. Morgan Omni SPC, Ltd. – BIOV1 Segregated Portfolio, Hudson Bay Capital GP LLC and Hudson Bay Capital Management are deemed to be a “group,” each such entity may be deemed to beneficially own all of the shares of common stock beneficially owned by each of the other entities in the “group.”  The number of shares of common stock represented as beneficially owned by the selling security holder in the table does not include any shares of common stock that may be deemed beneficially owned by the selling security holder solely as a result of the selling security holder’s membership in any “group.”  As such, the number of shares of common stock represented as beneficially owned by the selling security holder in the table does not include 420,168 shares of common stock underlying warrants held by J.P. Morgan Omni SPC, Ltd. – BIOV1 Segregated Portfolio.

(26)	Includes 459,300 Warrant Shares and 840,337 shares of common stock underlying warrants issued on January 7, 2011.
(27)	Includes 459,300 Warrant Shares.
(28)	Represents shares of common stock underlying warrants issued on January 7, 2011.

Transactions Through Which the Selling Security Holders Obtained Beneficial Ownership of the Offered Shares

On December 13, 2011, or Closing Date, we raised an aggregate of $8.0 million in gross proceeds through the issuance of 7,625,000 shares of our common stock and Warrants to purchase an aggregate of up to 4,956,250 shares of our common stock, or Financing, at an initial exercise price of $1.50 per share to 11 accredited investors in a private placement under the terms of a Securities Purchase Agreement, dated as of December 8, 2011, or Purchase Agreement, as more fully described below.  See “Description of Common Stock and Warrant Financing.”

The Warrants are exercisable into shares of our common stock and contain standard anti-dilution provisions.

In connection with the issuance of the shares of common stock and Warrants, we paid commissions to Lazard Capital Markets LLC in the amount of $480,375 and expenses of approximately $29,000.

Registration Rights Agreement

In connection with the sale of the shares of common stock and the Warrants, we entered into a registration rights agreement with all of the selling security holders to file a registration statement on Form S-1 with the Securities and Exchange Commission by December 23, 2011 for the resale by the selling security holders of the 7,625,000 shares of common stock we issued on the Closing Date and the 4,956,250 shares of common stock issuable upon exercise of the Warrants.

Subject to grace periods, we are required to keep a registration statement (and the prospectus contained in that registration statement available for use) for resale by the investors on a delayed or continuous basis at then-prevailing market prices at all times until the earlier of (i) the date as of which all of the investors may sell all of the shares of common stock required to be covered by the registration statement without restriction under Rule 144 under the Securities Act (including volume restrictions) and without the need for current public information required by Rule 144(c)(1), if applicable) or (ii) the date on which the investors shall have sold all of the shares of common stock covered by the registration statement.

We must pay registration delay payments of 2% of each selling security holders initial investment in the Financing per month if the registration statement is not declared effective by February 13, 2012 or ceases to be effective prior to the expiration of deadlines provided for in the registration rights agreement.  However, no registration delay payments shall be paid with respect to any securities being registered that we are not permitted to include in the registration statement due to the Securities and Exchange Commission’s application of Rule 415 under the Securities Act.

The Registration Rights Agreement contains various indemnification provisions in connection with the registration of the shares of common stock issued on the Closing Date and the shares of common stock underlying the Warrants.

Our Relationships with the Selling Security Holders

In the past three years, we have not had any material relationship or arrangement with any of the selling security holders or any of their affiliates other than as follows: (i) on October 6, 2010, Capital Ventures International, Iroquois Master Fund Ltd. and Hudson Bay Master Fund Ltd. purchased senior secured convertible notes and warrants to purchase shares of our common stock in a private placement transaction, (ii) on January 7, 2011, we entered into separate Amendment and Exchange Agreements with each of Capital Ventures International, Iroquois Master Fund Ltd. and Hudson Bay Master Fund Ltd. under which we issued senior secured convertible notes and warrants to such selling security holders in exchange for the senior secured convertible notes and warrants initially issued to such holders on October 6, 2010, (iii) on March 24, 2011, we entered into separate Amendment and Waiver Agreements with each of Capital Ventures International, Iroquois Master Fund Ltd. and Hudson Bay Master Fund Ltd. under which we amended the terms of certain of the agreements we had entered into with such selling security holders in connection with the securities issued to such selling security holders on January 7, 2011, (iv) on June 30, 2011, we entered into separate Second Amendment and Exchange Agreements with each of Capital Ventures International, Iroquois Master Fund Ltd. and Hudson Bay Master Fund Ltd. under which we issued to such selling security holders senior secured convertible notes in exchange for the outstanding senior secured convertible notes initially issued on January 7, 2011, (v) on August 3, 2011, we entered into separate Third Amendment and Exchange Agreements with each of Capital Ventures International, Iroquois Master Fund Ltd. and Hudson Bay Master Fund Ltd. under which we issued to such selling security holders senior secured convertible notes in exchange for the outstanding senior secured convertible notes initially issued on August 3, 2011, (vi) on September 28, 2010, we entered into an Agreement for Purchase and Sale of Units in New PE Holdco with Candlewood Special Situations Fund, L.P. under which we purchased 80 Units of New PE Holdco LLC from Candlewood Special Situations Fund, L.P.  for an aggregate purchase price of $8,880,000 in cash and (vii) on December 8, 2011, we entered an Agreement for Purchase and Sale of Units in New PE Holdco LLC with Candlewood Special Situations Fund, L.P. under which we agreed purchased 50 units of New PE Holdco LLC from Candlewood Special Situations Fund, L.P. for an aggregate purchase price of $3,250,000 in cash.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued on the Closing Date of the Financing and issuable upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the shares of common stock and Warrants, from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, under one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the registration statement, of which this prospectus forms a part, is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted under applicable law.

The selling security holders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus. If the selling security holders effect these transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, these underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell these shares.

The selling security holders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will contain the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered under the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in this distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock under the registration rights agreement, estimated to be $120,000 in total, including, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF COMMON STOCK AND WARRANT FINANCING

On December 13, 2011, we raised $8.0 million through the issuance of 7,625,000 shares of common stock and Warrants to purchase an aggregate of 4,956,250 shares of our common stock in the Financing.

Warrants

The Warrants are immediately exercisable and, in the aggregate, entitle the holders of the Warrants to purchase up to an aggregate of 4,956,250 shares of our common stock until December 13, 2016 at an exercise price of $1.50 per share, or Warrant Exercise Price, which price is subject to adjustment.  The Warrants include both cash and cashless exercise provisions.

The Warrant Exercise Price is subject to adjustment for stock splits, combinations or similar events, and, in this event, the number of shares issuable upon the exercise of the Warrant will also be adjusted so that the aggregate Warrant Exercise Price shall be the same immediately before and immediately after the adjustment.  In addition, the Warrant Exercise Price is also subject to a weighted-average anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable Warrant Exercise Price.

The Warrants require payments to be made by us for failure to deliver the shares of common stock issuable upon exercise.

The Warrants may not be converted if, after giving effect to the conversion, the investor together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock.  The Blocker applicable to the exercise of the Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

If we issue options, convertible securities, warrants, stock, or similar securities to holders of our common stock, each holder of a Warrant has the right to acquire the same as if the holder had exercised its Warrant.

The Warrants prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes all of our obligations under the Warrants under a written agreement.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 1,684,375 shares remain designated as Series A Preferred Stock, and 1,580,790 shares remain designated as Series B Preferred Stock.  As of February 10, 2012, there were 86,631,664 shares of common stock, no shares of Series A Preferred Stock and 926,942 shares of Series B Preferred Stock issued and outstanding.  On June 8, 2011, we effected a one-for-seven reverse split of our common stock.  All share information contained in this prospectus reflects the effect of this reverse stock split.  The following description of our capital stock does not purport to be complete and should be reviewed in conjunction with our certificate of incorporation, including our Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock, or Series A Certificate of Designations, our Certificate of Designations, Powers, Preferences and Rights of the Series B Preferred Stock, and our bylaws.

Common Stock

All outstanding shares of common stock are fully paid and nonassessable.  The following summarizes the rights of holders of our common stock:

•	each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;

•	subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our Board;

•
upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

•	there are no redemption or sinking fund provisions applicable to our common stock; and

•	there are no preemptive or conversion rights applicable to our common stock.

Preferred Stock

Our Board is authorized to issue from time to time, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series.  The issuance need not be approved by our common stockholders and need only be approved by holders, if any, of our Series A Preferred Stock and Series B Preferred Stock if, as described below, the shares of preferred stock to be issued have preferences that are senior to or on parity with those of our Series A Preferred Stock and Series B Preferred Stock.

The rights of the holders of our common stock, Series A Preferred Stock and Series B Preferred Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.  Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our Board and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock.  We have no present plans to issue any shares of or to designate any series of preferred stock.  The following is a summary of the terms of the Series A Preferred Stock and the Series B Preferred Stock.

Series B Preferred Stock

As of February 10, 2012, 926,942 shares of Series B Preferred Stock were issued and outstanding and an aggregate of 1,419,210 shares of Series B Preferred Stock had been converted into shares of our common stock and returned to undesignated preferred stock.  A balance of 653,848 shares of Series B Preferred Stock remain authorized for issuance.

Rank and Liquidation Preference

Shares of Series B Preferred Stock rank prior to our common stock as to distribution of assets upon liquidation events, which include a liquidation, dissolution or winding up of Pacific Ethanol, whether voluntary or involuntary. The liquidation preference of each share of Series B Preferred Stock is equal to $19.50, or Series B Issue Price, plus any accrued but unpaid dividends on the Series B Preferred Stock. If assets remain after the amounts are distributed to the holders of Series B Preferred Stock, the assets shall be distributed pro rata, on an as-converted to common stock basis, to the holders of our common stock and Series B Preferred Stock. The written consent of a majority of the outstanding shares of Series B Preferred Stock is required before we can authorize the issuance of any class or series of capital stock that ranks senior to or on parity with shares of Series B Preferred Stock.

Dividend Rights

As long as shares of Series B Preferred Stock remain outstanding, each holder of shares of Series B Preferred Stock are entitled to receive, and shall be paid quarterly in arrears, in cash out of funds legally available therefor, cumulative dividends, in an amount equal to 7.0% of the Series B Issue Price per share per annum with respect to each share of Series B Preferred Stock.  The dividends may, at our option, be paid in shares of Series B Preferred Stock valued at the Series B Issue Price.  In the event we declare, order, pay or make a dividend or other distribution on our common stock, other than a dividend or distribution made in common stock, the holders of the Series B Preferred Stock shall be entitled to receive with respect to each share of Series B Preferred Stock held, any dividend or distribution that would be received by a holder of the number of shares of our common stock into which the Series B Preferred Stock is convertible on the record date for the dividend or distribution.

The Series B Preferred Stock ranks pari passu with respect to dividends and liquidation rights with the Series A Preferred Stock and pari passu with respect to any class or series of capital stock specifically ranking on parity with the Series B Preferred Stock.

Optional Conversion Rights

Each share of Series B Preferred Stock is convertible at the option of the holder into shares of our common stock at any time.  Each share of Series B Preferred Stock is convertible into the number of shares of common stock as calculated by multiplying the number of shares of Series B Preferred Stock to be converted by the Series B Issue Price, and dividing the result thereof by the Conversion Price.  The “Conversion Price” was initially $45.50 per share of Series B Preferred Stock, subject to adjustment; therefore, each share of Series B Preferred Stock was initially convertible into 0.43 shares of common stock, which number is equal to the quotient of the Series B Issue Price of $19.50 divided by the initial Conversion Price of $45.50 per share of Series B Preferred Stock.  Accrued and unpaid dividends are to be paid in cash upon any conversion.

Mandatory Conversion Rights

In the event of a Transaction which will result in an internal rate of return to holders of Series B Preferred Stock of 25% or more, each share of Series B Preferred Stock shall, concurrently with the closing of the Transaction, be converted into shares of common stock. A “Transaction” is defined as a sale, lease, conveyance or disposition of all or substantially all of our capital stock or assets or a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions (whether involving us or a subsidiary) in which the stockholders immediately prior to the transaction do not retain a majority of the voting power in the surviving entity.  Any mandatory conversion will be made into the number of shares of common stock determined on the same basis as the optional conversion rights above.  Accrued and unpaid dividends are to be paid in cash upon any conversion.

No shares of Series B Preferred Stock will be converted into common stock on a mandatory basis unless at the time of the proposed conversion we have on file with the Securities and Exchange Commission an effective registration statement with respect to the shares of common stock issued or issuable to the holders on conversion of the Series B Preferred Stock then issued or issuable to the holders and the shares of common stock are eligible for trading on The NASDAQ Stock Market (or approved by and listed on a stock exchange approved by the holders of 66 2/3% of the then outstanding shares of Series B Preferred Stock).

Conversion Price Adjustments

The Conversion Price is subject to customary adjustment for stock splits, stock combinations, stock dividends, mergers, consolidations, reorganizations, share exchanges, reclassifications, distributions of assets and issuances of convertible securities, and the like. The Conversion Price is also subject to downward adjustments if we issue shares of common stock or securities convertible into or exercisable for shares of common stock, other than specified excluded securities, at per share prices less than the then effective Conversion Price. In this event, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of common stock outstanding immediately prior to the issue or sale multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by us upon such issue or sale, by (ii) the total number of shares of common stock outstanding immediately after the issue or sale.  For purposes of determining the number of shares of common stock outstanding as provided in clauses (i) and (ii) above, the number of shares of common stock issuable upon conversion of all outstanding shares of Series B Preferred Stock, and the exercise of all outstanding securities convertible into or exercisable for shares of common stock, will be deemed to be outstanding.

The Conversion Price will not be adjusted in the case of the issuance or sale of the following: (i) securities issued to our employees, officers or directors or options to purchase common stock granted by us to our employees, officers or directors under any option plan, agreement or other arrangement duly adopted by us and the grant of which is approved by the compensation committee of our Board; (ii) the Series B Preferred Stock and any common stock issued upon conversion of the Series B Preferred Stock; (iii) securities issued on the conversion of any convertible securities, in each case, outstanding on the date of the filing of the Series B Certificate of Designations; and (iv) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with the foregoing.

Voting Rights and Protective Provisions

The Series B Preferred Stock votes together with all other classes and series of our voting stock as a single class on all actions to be taken by our stockholders.  Each share of Series B Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of common stock into which each share of Series B Preferred Stock is convertible on all matters to be voted on by our stockholders; provided, however, that the number of votes for each share of Series B Preferred Stock shall not exceed the number of shares of common stock into which each share of Series B Preferred Stock would be convertible if the applicable Conversion Price were $45.50 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the shares).

Notwithstanding the foregoing, we are not permitted, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting as a separate class, to:

•
increase or decrease the total number of authorized shares of Series B Preferred Stock or the authorized shares of our common stock reserved for issuance upon conversion of the Series B Preferred Stock (except as otherwise required by our certificate of incorporation or the Series B Certificate of Designations);

•	increase or decrease the number of authorized shares of preferred stock or common stock (except as otherwise required by our certificate of incorporation or the Series B Certificate of Designations);

•
alter, amend, repeal, substitute or waive any provision of our certificate of incorporation or our bylaws, so as to affect adversely the voting powers, preferences or other rights, including the liquidation preferences, dividend rights, conversion rights, redemption rights or any reduction in the stated value of the Series B Preferred Stock, whether by merger, consolidation or otherwise;

•
authorize, create, issue or sell any securities senior to or on parity with the Series B Preferred Stock or securities that are convertible into securities senior to or on parity the Series B Preferred Stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

•
authorize, create, issue or sell any securities junior to the Series B Preferred Stock other than common stock or securities that are convertible into securities junior to Series B Preferred Stock other than common stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

•
authorize, create, issue or sell any additional shares of Series B Preferred Stock other than the Series B Preferred Stock initially authorized, created, issued and sold, Series B Preferred Stock issued as payment of dividends and Series B Preferred Stock issued in replacement or exchange therefore;

•	engage in a Transaction that would result in an internal rate of return to holders of Series B Preferred Stock of less than 25%;

•
declare or pay any dividends or distributions on our capital stock in a cumulative amount in excess of the dividends and distributions paid on the Series B Preferred Stock in accordance with the Series B Certificate of Designations;

•	authorize or effect the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of our business; or

•
purchase, redeem or otherwise acquire any of our capital stock other than Series B Preferred Stock, or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, our capital stock or securities convertible into or exchangeable for our capital stock.

Reservation of Shares

We initially were required to reserve 3,000,000 shares of common stock for issuance upon conversion of shares of Series B Preferred Stock and are required to maintain a sufficient number of reserved shares of common stock to allow for the conversion of all shares of Series B Preferred Stock.

Series A Preferred Stock

As of February 10 , 2012, no shares of Series A Preferred Stock were issued and outstanding and an aggregate of 5,315,625 shares of Series A Preferred Stock had been converted into shares of our common stock and returned to undesignated preferred stock.  A balance of 1,684,375 shares of Series A Preferred Stock remain authorized for issuance.  The rights and preferences of the Series A Preferred Stock are substantially the same as the Series B Preferred Stock, except as follows:

•	the Series A Issue Price, on which the Series A Preferred Stock liquidation preference is based, is $16.00 per share;

•	dividends accrue and are payable at a rate per annum of 5.0% of the Series A Issue Price per share;

•	each share of Series A Preferred Stock is convertible at a rate equal to the Series A Issue Price divided by an initial Conversion Price of $56.00 per share;

•
holders of the Series A Preferred Stock have a number of votes equal to the number of shares of common stock into which each share of Series A Preferred Stock is convertible on all matters to be voted on by our stockholders, voting together as a single class; provided, however, that the number of votes for each share of Series A Preferred Stock shall not exceed the number of shares of common stock into which each share of Series A Preferred Stock would be convertible if the applicable Conversion Price were $62.93 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the shares); and

•	we are not permitted, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class, to:

o	change the number of members of our Board to be more than nine members or less than seven members;

o	effect any material change in our industry focus or that of our subsidiaries, considered on a consolidated basis;

o
authorize or engage in, or permit any subsidiary to authorize or engage in, any transaction or series of transactions with one of our or our subsidiaries’ current or former officers, directors or members with value in excess of $100,000, excluding compensation or the grant of options approved by our Board; or

o
authorize or engage in, or permit any subsidiary to authorize or engage in, any transaction with any entity or person that is affiliated with any of our or our subsidiaries’ current or former directors, officers or members, excluding any director nominated by the initial holder of the Series B Preferred Stock.

Preemptive Rights

Holders of our Series A Preferred Stock have preemptive rights to purchase a pro rata portion of all capital stock or securities convertible into capital stock that we issue, sell or exchange, or agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange.  We must deliver each holder of our Series A Preferred Stock a written notice of any proposed or intended issuance, sale or exchange of capital stock or securities convertible into capital stock which must include a description of the securities and the price and other terms upon which they are to be issued, sold or exchanged together with the identity of the persons or entities (if known) to which or with which the securities are to be issued, sold or exchanged, and an offer to issue and sell to or exchange with the holder of the Series A Preferred Stock the holder’s pro rata portion of the securities, and any additional amount of the securities should the other holders of Series A Preferred Stock subscribe for less than the full amounts for which they are entitled to subscribe. In the case of a public offering of our common stock for a purchase price of at least $12.00 per share and a total gross offering price of at least $50 million, the preemptive rights of the holders of the Series A Preferred Stock shall be limited to 50% of the securities.  Holders of our Series A Preferred Stock have a 30 day period during which to accept the offer.  We will have 90 days from the expiration of this 30 day period to issue, sell or exchange all or any part of the securities as to which the offer has not been accepted by the holders of the Series A Preferred Stock, but only as to the offerees or purchasers described in the offer and only upon the terms and conditions that are not more favorable, in the aggregate, to the offerees or purchasers or less favorable to us than those contained in the offer.

The preemptive rights of the holders of the Series A Preferred Stock shall not apply to any of the following securities: (i) securities issued to our employees, officers or directors or options to purchase common stock granted by us to our employees, officers or directors under any option plan, agreement or other arrangement duly adopted by us and the grant of which is approved by the compensation committee of our Board; (ii) the Series A Preferred Stock and any common stock issued upon conversion of the Series A Preferred Stock; (iii) securities issued on the conversion of any convertible securities, in each case, outstanding on the date of the filing of the Series A Certificate of Designations; (iv) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with the Series A Certificate of Designations; and (v) the issuance of our securities issued for consideration other than cash as a result of a merger, consolidation, acquisition or similar business combination by us approved by our Board.

Reservation of Shares

We initially were required to reserve 7,000,000 shares of common stock for issuance upon conversion of shares of Series A Preferred Stock and are required to maintain a sufficient number of reserved shares of common stock to allow for the conversion of all shares of Series A Preferred Stock.

Warrants

As of February 10 , 2012, we had outstanding warrants to purchase 6,391,775 shares of our common stock at exercise prices ranging from $0.45 to $49.70 per share.  These outstanding warrants consist of warrants to purchase an aggregate of 504,202 shares of common stock at an exercise price of $1.05 per share expiring in 2017, warrants to purchase an aggregate of 4,956,250 shares of common stock at an exercise price of $1.50 per share expiring in 2016, warrants to purchase an aggregate of 502,750 shares of common stock at an exercise price of $49.00 per share expiring in 2018, and warrants to purchase an aggregate of 428,573 shares of common stock at an exercise price of $49.70 per share expiring in 2013.

Options

As of February 10 , 2012, we had outstanding options to purchase 220,298 shares of our common stock at exercise prices ranging from $0.35 to $58.10 per share issued under our 2004 Plan and 2006 Plan.

Registration Rights

A number of holders of shares of our common stock and all holders of warrants are entitled to rights with respect to the registration of their shares of common stock and underlying shares of common stock, respectively, under the Securities Act.  The registration rights with respect to the shares of common stock issued in the Financing and issuable upon exercise of the Warrants are described in the “Selling Security Holders” section of this prospectus.

Lyles Registration Rights Agreement

A number of holders of our Series B Preferred Stock have registration rights under a registration rights agreement dated March 27, 2008, or Series B Registration Rights Agreement, with respect to shares of common stock issued, issuable or that may be issuable under shares of Series B Preferred Stock and warrants that were purchased under the terms of a securities purchase agreement dated March 18, 2008 between us and Lyles United, LLC.  The Series B Registration Rights Agreement provides that holders of a majority of the Series B Preferred Stock, including the shares of common stock into which the Series B Preferred Stock have been converted, may demand at any time that we register on their behalf the shares of common stock issued, issuable or that may be issuable upon conversion of the Series B Preferred Stock and as payment of dividends on the Series B Preferred Stock, and upon exercise of the warrants issued in connection with the issuance of the shares of Series B Preferred Stock.  Following such demand, we are required to notify any other parties that are entitled to registration rights under the Lyles Registration Rights Agreement of our intent to file a registration statement and include them in the related registration statement upon their request.  We are required to keep a registration statement filed under the Lyles Registration Rights Agreement effective until all shares that are entitled to be registered are sold or can be sold under Rule 144 of the Securities Act.  The holders are entitled to two demand registrations on Form S-1 and unlimited demand registrations on Form S-3 (except that we are not obligated to effect more than one demand registration on Form S-3 in any calendar year).

In addition to the demand registration rights under the Lyles Registration Rights Agreement, the holders are entitled to “piggyback” registration rights. These rights entitle the holders who so elect to be included in registration statements to be filed by us with respect to other registrations of equity securities. The holders are entitled to unlimited “piggyback” registration rights.

The Lyles Registration Rights Agreement includes customary cross-indemnity provisions under which we are obligated to indemnify the holders and their affiliates as a result of losses caused by untrue or allegedly untrue statements of material fact contained or incorporated by reference in any registration statement under which a holder’s shares are registered, including any prospectuses or amendments related thereto. Our indemnity obligations also apply to omissions of material facts and to any failure on our part to comply with any law, rule or regulation applicable to such registration statement. Each holder is obligated to indemnify us and our affiliates as a result of losses caused by untrue or allegedly untrue statements of material fact contained in any registration statement under which their shares are registered, including any prospectuses or amendments related thereto, which statements were furnished in writing by that holder, but only to the extent of the net proceeds received by that holder with respect to shares sold under the registration statement. The holders’ indemnity obligations also apply to omissions of material facts on the part of the holders.

A number of customary limitations to our registration obligations are included in the Lyles Registration Rights Agreement. These limitations include our right to, in good faith, delay or withdrawal registrations requested by the holders under demand and “piggyback” registration rights, and the right to exclude portions of holders’ shares upon the advice of its underwriters.

We are responsible for all costs of registration, plus reasonable fees of one legal counsel for the holders, which fees are not to exceed $25,000 per registration. The Lyles Registration Rights Agreement provides for reasonable access on the part of the holders to all of our books, records and other information and the opportunity to discuss the same with our management.

All the parties that are entitled to registration rights under the Lyles Registration Rights Agreement have waived all of their rights under the Lyles Registration Rights Agreement, including, their demand registration rights and their “piggyback” registration rights, up to and until the first date on which all the shares of common stock underlying the Notes and the Warrants are covered by one or more effective registration statements or may be sold pursuant to Rule 144 of the Securities Act without the need for current public information required by Rule 144(c) of the Securities Act.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

A number of provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of us.  These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Pacific Ethanol.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under specified circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the stockholder) (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities.  We expect the existence of its provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.  We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts.  These provisions may also have the effect of preventing changes in our management.  It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.  Its telephone number is (718) 921-8200.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon by Rutan & Tucker, LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements appearing in this Prospectus and Registration Statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement.  Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules.  We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the Securities and Exchange Commission.  The public may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The registration statement, including its exhibits and schedules, may be inspected at the Public Reference Room. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including Pacific Ethanol, that file electronically with the Securities and Exchange Commission.  The Securities and Exchange Commission’s Internet website address is http://www.sec.gov. Our Internet website address is http://www.pacificethanol.net/.

We do not anticipate that we will send an annual report to our stockholders until and unless we are required to do so by the rules of the Securities and Exchange Commission.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

PACIFIC ETHANOL, INC.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
ASSETS	2011	2010
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$16,808	$8,736
Accounts receivable, net (net of allowance for doubtful accounts of $57 and $287, respectively)	28,244	25,855
Inventories	22,429	17,306
Prepaid inventory	6,181	2,715
Other current assets	3,636	2,712
Total current assets	77,298	57,324
Property and equipment, net	161,637	168,976

Other Assets:
Intangible assets, net	4,689	5,382
Other assets	1,819	2,401
Total other assets	6,508	7,783
Total Assets**	$245,443	$234,083
_______________
*	Amounts derived from the audited financial statements for the year ended December 31, 2010.
**	Assets of the consolidated variable interest entity that can only be used to settle obligations of that entity were $177,130 and $183,652 as of September 30, 2011 and December 31, 2010, respectively.

See accompanying notes to consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except par value and shares)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2011	2010
	(unaudited)	*
Current Liabilities:
Accounts payable – trade	$9,234	$6,472
Accrued liabilities	2,241	3,251
Current portion – long-term debt (including $1,250 and $0, due to related parties, and $10,896 and $38,108 at fair value, respectively)	12,146	38,108
Total current liabilities	23,621	47,831

Long-term debt, net of current portion (including $0 and $1,250, due to related parties, respectively)	101,105	84,981
Accrued preferred dividends	6,996	6,050
Other liabilities	1,592	7,406
Total Liabilities**	133,314	146,268

Commitments and Contingencies (Notes 4, 5 and 7)

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; Series A: 1,684,375 shares authorized; 0 shares issued and outstanding as of September 30, 2011 and December 31, 2010;
Series B: 1,580,790 and 2,109,772 shares authorized; 926,942 and 1,455,924 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively; liquidation preference of $25,071 as of September 30, 2011	1	1
Common stock, $0.001 par value; 300,000,000 shares authorized; 48,623,954 and 12,918,144 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	49	13
Additional paid-in capital	534,632	504,623
Accumulated deficit	(507,620)	(511,794)
Total Pacific Ethanol, Inc. Stockholders’ Equity (Deficit)	27,062	(7,157)
Noncontrolling interest in variable interest entity	85,067	94,972
Total Stockholders’ Equity	112,129	87,815
Total Liabilities and Stockholders’ Equity	$245,443	$234,083

_______________
*	Amounts derived from the audited financial statements for the year ended December 31, 2010.
**
Liabilities of the consolidated variable interest entity for which creditors do not have recourse to the general credit of Pacific Ethanol, Inc. were $84,095 and $74,939 as of September 30, 2011 and December 31, 2010, respectively.

See accompanying notes to consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Nine Months Ended September 30,
	2011	2010

Net sales	$659,390	$194,087
Cost of goods sold	647,355	195,883
Gross profit (loss)	12,035	(1,796)
Selling, general and administrative expenses	11,742	9,065
Income (loss) from operations	293	(10,861)
Fair value adjustments on convertible debt and warrants	6,968	—
Loss on investment in Front Range	—	(12,146)
Loss on extinguishments of debt	—	(2,159)
Interest expense, net	(11,337)	(3,462)
Other expense, net	(709)	(1,088)
Income (loss) before reorganization costs, gain from bankruptcy exit and provision for income taxes	(4,785)	(29,716)
Reorganization costs	—	(4,153)
Gain from bankruptcy exit	—	119,408
Provision for income taxes	—	—
Net income (loss)	(4,785)	85,539
Net (income) loss attributed to noncontrolling interest in variable interest entity	9,905	—
Net income (loss) attributed to Pacific Ethanol	$5,120	$85,539
Preferred stock dividends	$(946)	$(2,346)
Income (loss) available to common stockholders	$4,174	$83,193
Net income (loss) per share, basic	$0.20	$8.36
Net income (loss) per share, diluted	$0.20	$7.71
Weighted-average shares outstanding, basic	21,230	9,947
Weighted-average shares outstanding, diluted	21,328	11,099

See accompanying notes to consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2011	2010
Operating Activities:
Net income (loss)	$(4,785)	$85,539
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Fair value adjustments on convertible debt and warrants	(6,968)	—
Gain on bankruptcy exit	—	(119,408)
Loss on investment in Front Range	—	12,146
Loss on extinguishments of debt	—	2,159
Depreciation and amortization of intangibles	9,490	5,957
Inventory valuation	157	136
Amortization of deferred financing fees	485	360
Noncash compensation	1,978	1,399
Derivative instruments	(334)	(1,206)
Bad debt recovery	(185)	(165)
Equity earnings in Front Range	—	929
Changes in operating assets and liabilities:
Accounts receivable	(2,204)	(13,100)
Inventories	(5,280)	(786)
Prepaid expenses and other assets	(368)	(2,367)
Prepaid inventory	(3,466)	(1,251)
Accounts payable and accrued expenses	3,920	16,007
Net cash used in operating activities	(7,560)	(13,651)
Investing Activities:
Additions to property and equipment	(1,459)	(333)
Net cash impact of deconsolidation of Front Range	—	(10,486)
Net cash impact of bankruptcy exit	—	(1,301)
Net cash used in investing activities	(1,459)	(12,120)
Financing Activities:
Net proceeds from borrowings	17,091	9,870
Net cash provided by financing activities	17,091	9,870
Net increase (decrease) in cash and cash equivalents	8,072	(15,901)
Cash and cash equivalents at beginning of period	8,736	17,545
Cash and cash equivalents at end of period	$16,808	$1,644

Supplemental Information:
Interest paid	$8,047	$3,784
Noncash financing and investing activities:
Preferred stock dividends accrued	$946	$2,346
Debt extinguished with issuance of common stock	$25,388	$19,000

See accompanying notes to consolidated financial statements.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

1.	ORGANIZATION AND BASIS OF PRESENTATION.

Organization and Business – The consolidated financial statements include the accounts of Pacific Ethanol, Inc., a Delaware corporation (“Pacific Ethanol”), and its wholly-owned subsidiaries, including Pacific Ethanol California, Inc., a California corporation (“PECA”), Kinergy Marketing LLC, an Oregon limited liability company (“Kinergy”) and Pacific Ag. Products, LLC, a California limited liability company (“PAP”) for all periods presented, and for the periods specified below, the Plant Owners (as defined below) (collectively, the “Company”).

The Company is the leading marketer and producer of low-carbon renewable fuels in the Western United States. The Company also sells ethanol co-products, including wet distillers grain and syrup (“WDG”), and provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. The Company sells ethanol produced by the Pacific Ethanol Plants (as defined below) and unrelated third parties to gasoline refining and distribution companies and sells its WDG to dairy operators and animal feed distributors.

On May 17, 2009, five indirect wholly-owned subsidiaries of Pacific Ethanol, namely, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton, LLC and Pacific Ethanol Magic Valley, LLC (collectively, the “Pacific Ethanol Plants”) and Pacific Ethanol Holding Co. LLC (together with the Pacific Ethanol Plants, the “Plant Owners”) each filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in an effort to restructure their indebtedness (the “Chapter 11 Filings”). The Plant Owners continued to operate their businesses and manage their properties as debtors and debtors-in-possession during the pendency of the bankruptcy proceedings.

On June 29, 2010 (the “Effective Date”), the Plant Owners declared effective their amended joint plan of reorganization (the “Plan”) with the Bankruptcy Court, which was structured in cooperation with certain of the Plant Owners’ secured lenders. Under the Plan, on the Effective Date, 100% of the ownership interests in the Plant Owners were transferred from Pacific Ethanol to a newly-formed limited liability company, New PE Holdco, LLC (“New PE Holdco”) which is wholly-owned by certain prepetition lenders, resulting in each of the Plant Owners becoming wholly-owned subsidiaries of New PE Holdco.

Under an asset management agreement, the Company manages the production and operation of the Pacific Ethanol Plants. These four facilities have an aggregate annual production capacity of up to 200 million gallons. As of September 30, 2011, three of the facilities were operating and one of the facilities was idled. If market conditions continue to improve, the Company may resume operations at the Madera, California facility, subject to the approval of New PE Holdco.

On October 6, 2010, the Company purchased a 20% ownership interest in New PE Holdco, a variable interest entity, from a number of New PE Holdco’s existing owners. At that time, the Company determined it was the primary beneficiary of New PE Holdco, and as such, has consolidated the results of New PE Holdco since then (see Note 2).

Sale of Front Range – On September 27, 2010, PECA entered into an agreement with Daniel A. Sanders under which PECA agreed to sell its entire interest in Front Range Energy LLC (“Front Range”) to Mr. Sanders for $18,500,000 in cash. The Company’s carrying value of its investment in Front Range prior to the sale was $30,646,000. As a result of the sale, the Company reduced its carrying value of its investment in Front Range to fair value, resulting in a charge of $12,146,000 to record a carrying value equal to the $18,500,000 sale price. The Company closed the sale of its interest in Front Range on October 6, 2010.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

Reverse Stock Split – On June 8, 2011, the Company effected a one-for-seven reverse stock split. All share and per share information has been restated to retroactively show the effect of this stock split.

Liquidity – The Company believes that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including its credit facilities, will be adequate to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months. If, however, the Company’s capital requirements or cash flow vary materially from its current projections, if unforeseen circumstances occur, or if the Company requires a significant amount of cash to fund future acquisitions, the Company may require additional financing. The Company’s failure to raise capital, if needed, could restrict its growth, or hinder its ability to compete.

Accounts Receivable and Allowance for Doubtful Accounts – Trade accounts receivable are presented at face value, net of the allowance for doubtful accounts. The Company sells ethanol to gasoline refining and distribution companies and sells WDG to dairy operators and animal feed distributors generally without requiring collateral.

The Company maintains an allowance for doubtful accounts for balances that appear to have specific collection issues. The collection process is based on the age of the invoice and requires attempted contacts with the customer at specified intervals. If, after a specified number of days, the Company has been unsuccessful in its collection efforts, a bad debt allowance is recorded for the balance in question. Delinquent accounts receivable are charged against the allowance for doubtful accounts once uncollectibility has been determined. The factors considered in reaching this determination are the apparent financial condition of the customer and the Company’s success in contacting and negotiating with the customer. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of ability to make payments, additional allowances may be required.

Of the accounts receivable balance, approximately $23,311,000 and $20,977,000 at September 30, 2011 and December 31, 2010, respectively, were used as collateral under Kinergy’s working capital line of credit. The allowance for doubtful accounts was $57,000 and $287,000 as of September 30, 2011 and December 31, 2010, respectively.  The Company recorded net bad debt recoveries of $185,000 and $165,000 for the nine months ended September 30, 2011 and 2010, respectively.

Basis of Presentation–Interim Financial Statements– The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Results for interim periods should not be considered indicative of results for a full year. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 31, 2011. The accounting policies used in preparing these consolidated financial statements are the same as those described in Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included. All significant intercompany accounts and transactions have been eliminated in consolidation.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are required as part of determining fair value of convertible debt and warrants, allowance for doubtful accounts, estimated lives of property and equipment and intangibles, long-lived asset impairments, valuation allowances on deferred income taxes and the potential outcome of future tax consequences of events recognized in the Company’s financial statements or tax returns. Actual results and outcomes may materially differ from management’s estimates and assumptions.

Reclassifications of prior year’s data have been made to conform to 2011 classifications. Such classifications had no effect on net income (loss) reported in the consolidated statements of operations.

2.	VARIABLE INTEREST ENTITY.

On October 6, 2010, the Company purchased a 20% ownership interest in New PE Holdco from a number of New PE Holdco’s existing equity owners. The Company concluded that upon its purchase of the 20% ownership interest in New PE Holdco, a variable interest entity, the Company became the primary beneficiary of New PE Holdco and consolidated the financial results of New PE Holdco. In making this conclusion, the Company determined that through its contractual arrangements (discussed below) it had the power to direct most of its activities that most significantly impacted New PE Holdco’s economic performance. Some of these activities included efficient management and operation of the Pacific Ethanol Plants, procurement of feedstock, sale of co-products and implementation of risk management strategies.

The carrying values and classification of assets that are collateral for the obligations of New PE Holdco at September 30, 2011 were as follows (in thousands):

Cash and cash equivalents	$3,758
Other current assets	13,557
Property and equipment	157,870
Other assets	1,945
Total assets	$177,130

Current liabilities	$4,692
Long-term debt	79,257
Other liabilities	146
Total liabilities	$84,095

The Company’s acquisition of its ownership interest in New PE Holdco does not impact the Company’s rights or obligations under any of the following agreements. Since its acquisition, the Company has not provided any additional support to New PE Holdco beyond the terms of the agreements described below. Creditors of New PE Holdco do not have recourse to Pacific Ethanol.

The Company, directly or through one of its subsidiaries, has entered into the following management and marketing agreements:

Asset Management Agreement – The Company entered into an Asset Management Agreement (“AMA”) with the Plant Owners under which the Company agreed to operate and maintain the Pacific Ethanol Plants on behalf of the Plant Owners. These services generally include, but are not limited to, administering the Plant Owners’ compliance with their credit agreements and performing billing, collection, record keeping and other administrative and ministerial tasks. The Company agreed to supply all labor and personnel required to perform its services under the AMA, including the labor and personnel required to operate and maintain the production facilities.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

The costs and expenses associated with the Company’s provision of services under the AMA are prefunded by the Plant Owners under a preapproved budget. The Company’s obligation to provide services is limited to the extent there are sufficient funds advanced by the Plant Owners to cover the associated costs and expenses. As compensation for providing the services under the AMA, the Company is to be paid $75,000 per month for each production facility that is operational and $40,000 per month for each production facility that is idled.

The AMA had an initial term of six months and successive six-month renewal periods at the option of the Plant Owners. In addition to typical conditions for a party to terminate the agreement prior to its expiration, the Company may terminate the AMA, and the Plant Owners may terminate the AMA with respect to any facility, at any time by providing at least 60 days prior notice of such termination.  On June 30, 2011, the AMA was amended and extended for one year.

Ethanol Marketing Agreements – Kinergy entered into separate ethanol marketing agreements with each of the three Plant Owners whose facilities are operating, which granted Kinergy the exclusive right to purchase, market and sell the ethanol produced at those facilities. Under the terms of the ethanol marketing agreements, within ten days after delivering ethanol to Kinergy, an amount is to be paid equal to (i) the estimated purchase price payable by the third-party purchaser of the ethanol, minus (ii) the estimated amount of transportation costs to be incurred by Kinergy, minus (iii) the estimated incentive fee payable to Kinergy, which equals 1% of the aggregate third-party purchase price. Each of the ethanol marketing agreements had an initial term of one year and successive one year renewal periods at the option of the individual Plant Owner. On June 30, 2011, all ethanol marketing agreements were amended and extended for one year. In addition, the price to be paid to Kinergy was amended to include a marketing fee collar of not less than $0.015 per gallon and not more than $0.0225 per gallon.

Corn Procurement and Handling Agreements – PAP entered into separate corn procurement and handling agreements with each of the three Plant Owners whose facilities are operating. Under the terms of the corn procurement and handling agreements, each facility appointed PAP as its exclusive agent to solicit, negotiate, enter into and administer, on its behalf, corn supply arrangements to procure the corn necessary to operate its facility. PAP will also provide grain handling services including, but not limited to, receiving, unloading and conveying corn into the facility’s storage and, in the case of whole corn delivered, processing and hammering the whole corn.

PAP was to receive a fee of $0.50 per ton of corn delivered to each facility as consideration for its procurement services and a fee of $1.50 per ton of corn delivered as consideration for its grain handling services, each payable monthly. The Company agreed to enter into an agreement guaranteeing the performance of PAP’s obligations under the corn procurement and handling agreement upon the request of a Plant Owner. Each corn procurement and handling agreement had an initial term of one year and successive one year renewal periods at the option of the individual Plant Owner. On June 30, 2011, all corn procurement and handling agreements were amended and extended for one year. In addition, the corn procurement and handling fee was changed to $0.045 per bushel of corn.

Distillers Grains Marketing Agreements – PAP entered into separate distillers grains marketing agreements with each of the three Plant Owners whose facilities are operating, which granted PAP the exclusive right to market, purchase and sell the WDG produced at the facility. Under the terms of the distillers grains marketing agreements, within ten days after a Plant Owner delivers WDG to PAP, the Plant Owner is to be paid an amount equal to (i) the estimated purchase price payable by the third-party purchaser of the WDG, minus (ii) the estimated amount of transportation costs to be incurred by PAP, minus (iii) the estimated amount of fees and taxes payable to governmental authorities in connection with the tonnage of WDG produced or marketed, minus (iv) the estimated incentive fee payable to PAP, which equals the greater of (a) 5% of the aggregate third-party purchase price, and (b) $2.00 for each ton of WDG sold in the transaction. Each distillers grains marketing agreement had an initial term of one year and successive one year renewal periods at the option of the individual Plant Owner. On June 30, 2011, all distillers grains marketing agreements were amended and extended for one year. In addition, the fee to be paid to PAP was amended to include a collar of not less than $2.00 per ton and not more than $3.50 per ton.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

3.	INVENTORIES.

Inventories consisted primarily of bulk ethanol, unleaded fuel and corn, and are valued at the lower-of-cost-or-market, with cost determined on a first-in, first-out basis. Inventory balances consisted of the following (in thousands):

	September 30, 2011	December 31, 2010
Finished goods	$15,313	$11,105
Work in progress	4,546	4,087
Raw materials	1,410	1,308
Other	1,160	806
Total	$22,429	$17,306

4.	DERIVATIVES.

The business and activities of the Company expose it to a variety of market risks, including risks related to changes in commodity prices and interest rates. The Company monitors and manages these financial exposures as an integral part of its risk management program. This program recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effects that market volatility could have on operating results.

Commodity Risk – Cash Flow Hedges – The Company uses derivative instruments to protect cash flows from fluctuations caused by volatility in commodity prices for periods of up to twelve months in order to protect gross profit margins from potentially adverse effects of market and price volatility on ethanol sale and purchase commitments where the prices are set at a future date and/or if the contracts specify a floating or index-based price for ethanol. In addition, the Company hedges anticipated sales of ethanol to minimize its exposure to the potentially adverse effects of price volatility. These derivatives may be designated and documented as cash flow hedges and effectiveness is evaluated by assessing the probability of the anticipated transactions and regressing commodity futures prices against the Company’s purchase and sales prices. Ineffectiveness, which is defined as the degree to which the derivative does not offset the underlying exposure, is recognized immediately in cost of goods sold. For the three and nine months ended September 30, 2011 and 2010, the Company did not designate any of its derivatives as cash flow hedges.

Commodity Risk – Non-Designated Hedges – The Company uses derivative instruments to lock in prices for certain amounts of corn and ethanol by entering into forward contracts for those commodities. These derivatives are not designated for special hedge accounting treatment. The changes in fair value of these contracts are recorded on the balance sheet and recognized immediately in cost of goods sold.  The Company recognized gains of $334,000 and $0 as the change in the fair value of these contracts for the nine months ended September 30, 2011 and 2010, respectively. The notional balances remaining on these contracts were $1,612,000 and $237,000 as of September 30, 2011 and December 31, 2010, respectively.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

Interest Rate Risk – The Company, through the Plant Owners, used derivative instruments to minimize significant unanticipated income fluctuations that may arise from rising variable interest rate costs associated with existing and anticipated borrowings. To meet these objectives the Company purchased interest rate caps and swaps. On the Effective Date, all interest rate caps and swaps were removed from the Company’s consolidated statement of position. For the three and nine months ended September 30, 2010, the Company recognized gains from undesignated hedges of $0 and $1,227,000 in interest expense, net, respectively.

Non Designated Derivative Instruments – The Company classified its derivative instruments not designated as hedging instruments of $140,000 and $15,000 in accrued liabilities as of September 30, 2011 and December 31, 2010, respectively.

The classification and amounts of the Company’s recognized gains (losses) for its derivatives not designated as hedging instruments are as follow (in thousands):

		Realized Gains
		For the Nine Months Ended September 30,
Type of Instrument	Statement of Operations Location	2011	2010
Commodity contracts	Cost of goods sold	$460	$ —
		$460	$ —

		Unrealized Gains (Losses)
		For the Nine Months Ended September 30,
Type of Instrument	Statement of Operations Location	2011	2010
Commodity contracts	Cost of goods sold	$(126)	$ —
Interest rate contracts	Interest expense, net	—	1,227
		$(126)	$1,227

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

5.	DEBT.

Long-term borrowings are summarized as follows (in thousands):

	September 30, 2011	December 31, 2010
Convertible notes, at fair value	$10,896	$38,108
New PE Holdco term debt	51,279	51,279
New PE Holdco operating line of credit	27,978	18,978
Kinergy operating line of credit	21,848	13,474
Notes payable to related parties	1,250	1,250
	113,251	123,089
Less short-term portion	(12,146)	(38,108)
Long-term debt	$101,105	$84,981

Convertible Notes – On October 6, 2010, the Company raised $35,000,000 through the issuance and sale of $35,000,000 in principal amount of secured convertible notes (“Initial Notes”) and warrants (“Initial Warrants”) to purchase an aggregate of 2,941,178 shares of the Company’s common stock. On January 7, 2011, under the terms of exchange agreements with the holders of the Initial Notes and Initial Warrants, the Company issued $35,000,000 in principal amount of secured convertible notes (“January Convertible Notes”) in exchange for the Initial Notes and warrants (“Warrants”) to purchase an aggregate of 2,941,178 shares of the Company’s common stock in exchange for the Initial Warrants.

The transactions contemplated by the exchange agreements were entered into to, among other things, clarify previously ambiguous language in the Initial Notes and Initial Warrants, provide the Company with additional time to meet its registration obligations and to add additional flexibility to the Company’s ability to incur indebtedness subordinated to the January Convertible Notes. As discussed below, the January Convertible Notes were valued at fair value, and as such, these modifications had been reflected in the fair value adjustments for the period.

On June 30, 2011, under the terms of exchange agreements with the holders of the January Convertible Notes, the Company issued $23,750,000 in principal amount, reflecting the amount then outstanding under the January Convertible Notes, of secured convertible notes (“June Convertible Notes”) in exchange for the January Convertible Notes.

The transactions contemplated by the exchange agreements were entered into to, among other things, defer the August 1, 2011 Installment Payment, add one additional month to the maturity date and add a new additional conversion price option to the holders as described further below. As discussed below, the June Convertible Notes are valued at fair value, and as such, these modifications are reflected in the fair value adjustments for period ended September 30, 2011.

On August 3, 2011, under the terms of exchange agreements with the holders of the June Convertible Notes, the Company issued approximately $17,170,000 in principal amount, reflecting the amount then outstanding under the June Convertible Notes, of secured convertible notes (“Convertible Notes”) in exchange for the June Convertible Notes.

The transactions contemplated by the exchange agreements were entered into to, among other things, add three additional months to the maturity date, add a new additional conversion price option as described further below and reduced the Price Failure threshold from $1.40 to $0.60. As discussed below, the Convertible Notes are valued at fair value, and as such, these modifications are reflected in the fair value adjustments for period ended September 30, 2011.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

The Convertible Notes mature on May 6, 2012, subject to the right of the lenders to extend the date (i) if an event of default under the Convertible Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Convertible Notes, and (ii) for a period of 20 business days after the consummation of specific types of transactions involving a change of control. The Convertible Notes bear interest at the rate of 8% per annum, which is compounded monthly, with any accrued interest recorded as accrued liabilities in the consolidated balance sheets. The interest rate will increase to 15% per annum upon the occurrence of an event of default. The Company had approximately $62,000 and $657,000 in accrued interest with respect to the Convertible Notes as of September 30, 2011 and December 31, 2010, respectively.

The Company is obligated to make amortization payments with respect to the principal amount of each Convertible Note on the first trading day of each calendar month after August 1, 2011 until the Maturity Date (collectively with the Maturity Date, the “Installment Dates”).

On each Installment Date occurring after August 1, 2011, the Company shall pay on each Convertible Note an amount equal to: (i) with respect to any Installment Date other than the Maturity Date, the lesser of (A) the product of (I) the quotient of (x) $21 million divided by (y) 9, multiplied by (II) the fraction equal to (m) the principal amount of the Initial Note on October 6, 2010 divided by (n) $35 million and (B) the principal amount under the Convertible Note as of such Installment Date, and (ii) with respect to the Maturity Date, the principal amount under the Convertible Note, together with, in each case of clauses (i) and (ii), the sum of any accrued and unpaid Interest as of such Installment Date under the Convertible Note and accrued and unpaid late charges, if any, under the Convertible Note as of such Installment Date (the “Installment Amount”). The Company may elect to pay the Installment Amount in cash or shares of its common stock, at its election, subject to the satisfaction of certain conditions.

If the Company elects to make all or part of an amortization payment in shares of its common stock, it is required to deliver to the holders of the Convertible Notes the amount of shares of the Company’s common stock equal to the portion of the amount being paid in shares of the Company’s common stock divided by the lesser of the then existing Conversion Price and 85% of the average of the volume weighted average prices of the 5 lowest trading days during the 20 consecutive trading day period ending on the trading day immediately prior to the applicable Installment Date.

All amounts due under the Convertible Notes are convertible at any time, in whole or in part, at the option of the holders into shares of the Company’s common stock at a specified conversion price (“Conversion Price”). The Convertible Notes were initially convertible into shares of the Company’s common stock at the initial Conversion Price of $5.95 per share (“Fixed Conversion Price”). The Conversion Price is not to exceed $5.95 and, unless the Company obtains a waiver, it cannot make monthly amortization and interest payments in shares of common stock if the Conversion Price is less than $0.60.

The Convertible Notes are now convertible by the holders into shares of the Company’s common stock at a Conversion Price that is determined as follows:

•
If the Company has elected to make an amortization payment in shares of common stock and the date of conversion occurs during the 15 calendar day period following (and including) the applicable Installment Date (“Initial Period”), the Conversion Price will equal the lesser of (i) the Fixed Conversion Price, and (ii) the average of the volume weighted average prices of the Company’s common stock for each of the five lowest trading days during the 20 trading day period immediately prior to the Initial Period.

•
If the Company has elected to make an amortization payment in shares of common stock and the date of conversion occurs during the period beginning on the 16th calendar day after the applicable Installment Date and ending on the day immediately prior to the next Installment Date or the maturity date, the Conversion Price will equal the lesser of (i) the Fixed Conversion Price, and (ii) the closing bid price of the Company’s common stock on the trading date immediately before the date of conversion.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

•	The holder may, up to three times, elect a 12% discount to the closing bid price of the Company’s common stock on the date immediately before the conversion.

•
Four of the seven holders may, up to fifteen times, elect a 15% discount to the closing bid price of the Company’s common stock on the date immediately before the conversion while the other three holders may, up to fifteen times, elect a 10% discount to the closing bid price of the Company’s common stock on the date immediately before the conversion.

In addition, if an event of default has occurred and is continuing, the Conversion Price will be equal to the lesser of (i) the Fixed Conversion Price, and (ii) the closing bid price of the Company’s common stock on the trading date immediately before the date of conversion.

The Fixed Conversion Price is subject to adjustment for stock splits, combinations or similar events. The Fixed Conversion Price is subject to “full ratchet” anti-dilution adjustment where if the Company was to issue or is deemed to have issued specified securities at a price lower than the then applicable Fixed Conversion Price, the Fixed Conversion Price will immediately decline to equal the price at which the Company issued or is deemed to have issued the securities. In addition, if the Company sells or issues any securities with “floating” conversion prices based on the market price of its common stock, the holder of a Convertible Note will have the right to substitute that “floating” conversion price for the Fixed Conversion Price upon conversion of all or part of the Convertible Note.

If the Company does not deliver shares of common stock due upon conversion of a Convertible Note within 3 trading days of a conversion, and, after such third trading day, the converting holder purchases shares of the Company’s common stock to deliver in satisfaction of a sale by the converting holder of shares of common stock issuable upon the conversion that the converting holder anticipated receiving from the Company, upon request of the converting holder, the Company is required to either (i) pay cash to the converting holder in an amount equal to the converting holder’s total purchase price for the shares of common stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver the shares issuable upon the conversion shall terminate, or (ii) deliver shares of common stock due upon conversion and pay cash to the converting Holder in an amount equal to the excess (if any) of the Buy-In Price over the market value of the shares issuable upon conversion on the trading day immediately before the conversion date.

The Convertible Notes may not be converted if, after giving effect to the conversion, the holder together with its affiliates would beneficially own in excess of 4.99% or 9.99% (which percentage has been established at the election of each holder) of the Company’s outstanding shares of common stock (the “Blocker”). The Blocker applicable to the conversion of the Convertible Notes may be raised or lowered to any other percentage not in excess of 9.99% or less than 4.99%, subject to an advance notice period, at the option of the holder.

The Company has elected to account for the Convertible Notes using the fair value alternative in order to simplify its accounting and reporting of the Convertible Notes. Accordingly, the Company has adjusted the carrying value of the Convertible Notes to their fair value as of September 30, 2011, as reflected in fair value adjustments on convertible debt and warrants in the statements of operations. The recorded fair value of the Convertible Notes of $10,896,000 differed from the stated unpaid principal amounts of $9,329,000 as of September 30, 2011.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

The Company recorded income of $3,268,000 and $1,542,000 for fair value adjustments for the three and nine months ended September 30, 2011, respectively, for changes in fair value, which adjustments are attributed to reduction in the principal balances and reduction in the market value of the Company’s common stock. There were no changes in fair value of the Convertible Notes due to a change in the estimated credit risk of the instruments. See Note 8 for the Company’s fair value assumptions.

The following table summarizes the Installment Amounts and additional conversions by the note holders through September 30, 2011 (in thousands):

	Principal	Interest	Total	Shares
Installment Amount – 3/7/2011	$3,500	$1,263	$4,763	1,148
Installment Amount – 5/2/2011	3,500	383	3,883	1,396
Installment Amount – 6/1/2011	3,350	176	3,526	1,563
Holder Conversions – Q2 2011	900	49	949	428
Installment Amount – 7/1/2011	3,450	159	3,609	3,313
Installment Amount – 9/1/2011	283	144	427	*
Holder Conversions – Q3 2011	10,688	649	11,337	27,144
	$25,671	$2,823	$28,494	34,992
_________________
* Cash Payment

On October 3, 2011, the Company paid its Installment Amount in cash of $928,500 in principal and $64,000 in interest on the Convertible Notes. On November 1, 2011, the Company paid its Installment Amount in cash of $5,000 in interest on the Convertible Notes.

On November 1, 2011, the Company notified the holders that it would pay the Installment Amount due on December 1, 2011 in cash.

In addition to the cash payments above, since September 30, 2011 and through November 3, 2011, the Company issued an aggregate of 28,481,000 shares of its common stock to satisfy $8,181,000 in principal and $388,000 in interest in respect of additional note conversions by holders of the Convertible Notes.The Company intends to, subject to further voluntary conversions, pay the remainder of the principal and interest of approximately $220,000 in cash.

New PE Holdco Working Capital Line of Credit – For the nine months ended September 30, 2011, New PE Holdco borrowed $9,000,000 on its working capital line of credit, and as of September 30, 2011 had approximately $7,000,000 in borrowing capacity under its line of credit.

Kinergy Operating Line of Credit – In May 2011, Kinergy and its lender amended and increased Kinergy’s credit facility to up to $30,000,000, with an optional accordion feature for an additional $5,000,000.

Loss on Extinguishments of Debt – In 2010, the Company announced agreements designed to satisfy its indebtedness to Lyles United, LLC and Lyles Mechanical Co. (collectively, “Lyles”). Socius CG II, Ltd. (“Socius”) entered into purchase agreements with Lyles under which Socius would purchase claims in respect of the Company’s indebtedness in up to $5,000,000 tranches, which claims Socius would then settle in exchange for shares of the Company’s common stock. Each tranche was to be settled in exchange for the Company’s common stock valued at a 20% discount to the volume weighted average price of the Company’s common stock over a predetermined trading period, which ranged from five to 20 trading days, immediately following the date on which the shares were first issued to Socius. Under this arrangement, the Company issued shares to Socius which settled outstanding debt previously owed to Lyles. For the nine months ended September 30, 2010, the Company issued an aggregate of 3,441,000 shares with an aggregate fair value of $21,159,000 in exchange for $19,000,000 in debt extinguishment, resulting in an aggregate loss of $2,159,000. The Company determined fair value based on the closing price of its shares on the last day of the applicable trading period, which was the date the net shares to be issued were determinable by the Company. There were no issuances during the three months ended September 30, 2010.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

6.	PREFERRED STOCK

For the nine months ended September 30, 2011, 528,982 shares of the Company’s Series B Preferred Stock were converted into 443,589 shares of the Company’s common stock.

7.	COMMITMENTS AND CONTINGENCIES.

Purchase Commitments – At September 30, 2011, the Company had fixed-price purchase contracts with its suppliers to purchase $17,742,000 of ethanol. These fixed-price contracts will be satisfied throughout the remainder of 2011. At September 30, 2011, the Company had indexed-price purchase contracts with its suppliers to purchase 2,826,000 gallons of ethanol.

Sales Commitments – At September 30, 2011, the Company had entered into sales contracts with its major customers to sell certain quantities of ethanol and WDG. The volumes indicated in the indexed price contracts table will be sold at publicly-indexed sales prices determined by market prices in effect on their respective transaction dates (in thousands):

Fixed-Price Contracts
Ethanol	$5,950
WDG	3,068
Total	$9,018

Indexed-Price Contracts (Volume)
Ethanol (gallons)	123,214
WDG (tons)	153

Litigation – General – The Company is subject to various claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee-related matters, and others. When the Company is aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, the Company discloses the claim if the likelihood of a potential loss is reasonably possible and the amount involved could be material. While there can be no assurances, the Company does not expect that any of its pending legal proceedings will have a material financial impact on the Company’s operating results.

Litigation – Barry Spiegel – State Court Action– On December 22, 2005, Barry J. Spiegel, a former shareholder and director of Accessity, filed a complaint in the Circuit Court of the 17th Judicial District in and for Broward County, Florida (Case No. 05018512), or the State Court Action, against Barry Siegel, Philip Kart, Kenneth Friedman and Bruce Udell, or collectively, the Individual Defendants. Messrs. Udell and Friedman are former directors of Accessity and Pacific Ethanol. Mr. Kart is a former executive officer of Accessity and Pacific Ethanol. Mr. Siegel is a former director and former executive officer of Accessity and Pacific Ethanol.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

The State Court Action relates to the Share Exchange Transaction and purports to state the following five counts against the Individual Defendants: (i) breach of fiduciary duty, (ii) violation of the Florida Deceptive and Unfair Trade Practices Act, (iii) conspiracy to defraud, (iv) fraud, and (v) violation of Florida’s Securities and Investor Protection Act. Mr. Spiegel based his claims on allegations that the actions of the Individual Defendants in approving a Share Exchange Transaction caused the value of his Accessity common stock to diminish and is seeking approximately $22.0 million in damages. On March 8, 2006, the Individual Defendants filed a motion to dismiss the State Court Action. Mr. Spiegel filed his response in opposition on May 30, 2006. The court granted the motion to dismiss by Order dated December 1, 2006, on the grounds that, among other things, Mr. Spiegel failed to bring his claims as a derivative action.

On February 9, 2007, Mr. Spiegel filed an amended complaint which purports to state the following five counts: (i) breach of fiduciary duty, (ii) fraudulent inducement, (iii) violation of Florida’s Securities and Investor Protection Act, (iv) fraudulent concealment, and (v) breach of fiduciary duty of disclosure. The amended complaint included Pacific Ethanol as a defendant. On March 30, 2007, Pacific Ethanol filed a motion to dismiss the amended complaint. Before the court could decide that motion, on June 4, 2007, Mr. Spiegel amended his complaint, which purports to state two counts: (a) breach of fiduciary duty, and (b) fraudulent inducement. The first count is alleged against the Individual Defendants and the second count is alleged against the Individual Defendants and Pacific Ethanol. The amended complaint was, however, voluntarily dismissed on August 27, 2007, by Mr. Spiegel as to Pacific Ethanol.

Mr. Spiegel sought and obtained leave to file another amended complaint on June 25, 2009, which renewed his case against Pacific Ethanol, and named three additional individual defendants, and asserted the following three counts: (x) breach of fiduciary duty, (y) fraudulent inducement, and (z) aiding and abetting breach of fiduciary duty. The first two counts are alleged solely against the Individual Defendants. With respect to the third count, Mr. Spiegel has named Pacific Ethanol California, Inc. (formerly known as Pacific Ethanol, Inc.), as well as William L. Jones, Neil M. Koehler and Ryan W. Turner. Mr. Jones is a director of Pacific Ethanol. Mr. Turner is a former director and officer of Pacific Ethanol. Mr. Koehler is a director and officer of Pacific Ethanol. Pacific Ethanol and the Individual Defendants filed a motion to dismiss the count against them, and the court granted the motion. Plaintiff then filed another amended complaint, and Defendants once again moved to dismiss. The motion was heard on February 17, 2010, and the court, on March 22, 2010, denied the motion requiring Pacific Ethanol and Messrs. Jones, Koehler and Turner to answer the complaint and respond to discovery requests.

Discovery was then taken by all parties, and the Plaintiff served his expert report in June 2011 relating to the damages that the Plaintiff is claiming. The deposition of the Plaintiff’s expert was set for October 2011, and the Defendants have since filed their motions for summary judgment. The case has been set for a non-jury trial commencing on Monday, February 27, 2012. In November 2011, the case was settled.  See Note 12.

8.      FAIR VALUE MEASUREMENTS.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1 – Observable inputs – unadjusted quoted prices in active markets for identical assets and liabilities;

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

•	Level 2 – Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

•
Level 3 – Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable. For fair value measurements using significant unobservable inputs, a description of the inputs and the information used to develop the inputs is required along with a reconciliation of Level 3 values from the prior reporting period.

Convertible Notes and Warrants – The Company has recorded its Convertible Notes and Warrants at fair value and designated them as Level 3.

The Convertible Notes were valued using a combination of a Monte Carlo Binomial Lattice-Based valuation methodology for the embedded conversion feature, adjusted for marketability restrictions, combined with a discounted cash flow model for the payment stream of the debt instrument. The significant assumptions used in the valuations are as follows:

Assumptions	September 30, 2011	December 31, 2010
Stock price	$0.29	$5.04
Volatility	68.7%	68.4%
Risk free interest rate	0.06%	0.29%
Term (years)	0.61	1.03
Marketability discount	21.1%	27.0%
Discount rate of debt instrument	30.0%	30.0%

Based on the above, the Company estimated the fair value of the Convertible Notes to be $10,896,000 and $38,108,000 at September 30, 2011 and December 31, 2010, respectively.

The Warrants were valued using a Monte Carlo Binomial Lattice-Based valuation methodology, adjusted for marketability restrictions. The significant assumptions used in the valuations are as follows:

Assumptions	September 30, 2011	December 31, 2010
Stock price	$0.29	$5.04
Volatility	74.2%	63.5%
Risk free interest rate	1.20%	2.71%
Term (years)	6.10	6.90
Marketability discount	52.1%	44.4%

Based on the above, the Company estimated the fair value of the Warrants to be $292,000 and $5,718,000 at September 30, 2011 and December 31, 2010, respectively.

Other Derivative Instruments – The Company’s other derivative instruments consist of commodity positions. The fair value of the commodity positions are based on quoted prices on the commodity exchanges and are designated as Level 1.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

The following table summarizes fair value measurements by level at September 30, 2011 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes	$—	$—	$10,896	$10,896
Warrants (1)	—	—	292	292
Commodity contracts (2)	140	—	—	140
Total Liabilities	$140	$—	$11,188	$11,328
__________
(1)  Included in other liabilities in the consolidated balance sheets.
(2)  Included in accrued liabilities in the consolidated balance sheets.

The following table summarizes fair value measurements by level at December 31, 2010 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes	$—	$—	$38,108	$38,108
Warrants (1)	—	—	5,718	5,718
Commodity contracts (2)	15	—	—	15
Total Liabilities	$15	$—	$43,826	$43,841
__________
(1)  Included in other liabilities in the consolidated balance sheets.
(2)  Included in accrued liabilities in the consolidated balance sheets.

The changes in the Company’s Level 3 fair values are as follows (in thousands):

	Convertible Notes	Warrants
Balance, December 31, 2010	$38,108	$5,718
Principal payments	(25,670)	—
Adjustments to fair value for the period	(1,542)	(5,426)
Balance, September 30, 2011	$10,896	$292

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

9.	EARNINGS PER SHARE.

The following tables compute basic and diluted earnings per share (in thousands, except per share data):

	Nine Months Ended September 30, 2011
	Income Numerator	Shares Denominator	Per Share Amount
Net income attributed to Pacific Ethanol	$5,120
Less: Preferred stock dividends	(946)
Basic income per share:
Income available to common stockholders	$4,174	21,230	$0.20
Add: Stock options	—	98
Diluted income per share:
Income available to common stockholders	$4,174	21,328	$0.20

	Nine Months Ended September 30, 2010
	Income Numerator	Shares Denominator	Per Share Amount
Net income attributed to Pacific Ethanol	$85,539
Less: Preferred stock dividends	(2,346)
Basic income per share:
Income available to common stockholders	$83,193	9,947	$8.36
Add: Preferred stock dividends	2,346	1,152
Diluted income per share:
Income available to common stockholders	$85,539	11,099	$7.71

There were an aggregate of 6,859,000 and 671,000 potentially dilutive weighted-average shares from convertible securities outstanding for the three and nine months ended September 30, 2011, respectively. These convertible securities were not considered in calculating diluted net income per share for the three and nine months ended September 30, 2011, as their effect would have been anti-dilutive.

10.	RELATED PARTY TRANSACTIONS.

The Company had accrued and unpaid dividends in respect of its Series B Preferred Stock of $6,996,000 and $6,050,000 as of September 30, 2011 and December 31, 2010, respectively.

The Company had notes payable to its Chairman of the Board and its Chief Executive Officer totaling $1,250,000 as of September 30, 2011 and December 31, 2010. These notes mature on March 31, 2012.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

11.	PLANT OWNERS’ CONDENSED COMBINED FINANCIAL STATEMENTS.

Since the consolidated financial statements of the Company include entities other than the Plant Owners, the following presents the condensed combined financial statements of the Plant Owners. These condensed combined financial statements have been prepared, in all material respects, on the same basis as the consolidated financial statements of the Company. The condensed combined financial statements of the Plant Owners are as follows (unaudited, in thousands):

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2010

Net sales	$89,737
Cost of goods sold	98,140
Gross loss	(8,403)
Selling, general and administrative expenses	1,829
Loss from operations	(10,232)
Other expense, net	(1,253)
Loss before reorganization costs and gain from bankruptcy exit	(11,485)
Reorganization costs	(4,153)
Gain from bankruptcy exit	119,408
Net income	$103,770

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENT OF CASH FLOWS
Nine Months Ended September 30, 2010

Operating Activities:
Net cash used in operating activities	$(6,808)
Investing Activities:
Net cash impact of bankruptcy exit	$(1,301)
Additions to property and equipment	(310)
Net cash used in investing activities	$(1,611)
Financing Activities:
Proceeds from borrowings	$5,173
Net cash provided by financing activities	$5,173
Net decrease in cash and cash equivalents	(3,246)
Cash and cash equivalents at beginning of period	3,246
Cash and cash equivalents at end of period	$—

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
 (UNAUDITED)

12.	SUBSEQUENT EVENTS.

Settlement of Spiegel Cases - On November 9, 2011, the Company and parties to the Spiegel cases entered into a confidential settlement agreement to settle all matters relating to the State Court Action and the Federal Court Action.  The settlement agreement became effective on November 21, 2011 whereupon the State Court Action and the Federal Court Action were dismissed with prejudice.

Retirement of Convertible Notes - On November 15, 2011, the Company fully retired its outstanding Convertible Notes. The following table summarizes the Installment Amounts and additional conversions by the note holders through November 15, 2011 (in thousands):

	Principal	Interest	Total	Shares
Installment Amount – 3/7/2011	$3,500	$1,263	$4,763	1,148
Installment Amount – 5/2/2011	3,500	383	3,883	1,396
Installment Amount – 6/1/2011	3,350	176	3,526	1,563
Holder Conversions – Q2 2011	900	49	949	428
Installment Amount – 7/1/2011	3,450	159	3,609	3,313
Installment Amount – 9/1/2011	283	144	427	*
Holder Conversions – Q3 2011	10,688	649	11,337	27,144
Installment Amount – 10/3/2011	929	64	993	*
Installment Amount – 11/1/2011	--	5	5	*
Holder Conversions – Q4 2011	8,400	397	8,797	28,867
_______________	$35,000	$3,289	$38,289	63,859
* Cash payment

Increases in ownership interest in New PE Holdco - On November 29, 2011, the Company purchased an additional 7% ownership interest in New PE Holdco for an aggregate purchase price of $4.5 million in cash, bringing its ownership interest from 20% to 27%.  On December 19, 2011, the Company completed a purchase of an additional 7% ownership interest in New PE Holdco for an aggregate purchase price of $4.6 million in cash, bringing its ownership interest from 27% to 34%.

Payments on Related Party Notes - On November 30, 2011, the Company paid $250,000 on each of the notes payable to its Chairman of the Board and its Chief Executive Officer. The note payable to the Company’s Chairman of the Board is fully repaid. The note payable to the Company’s Chief Executive Officer, has a remaining unpaid balance of $750,000, which matures on March 31, 2012.

Equity Financing - On December 13, 2011, the Company raised approximately $8.0 million through the issuance of 7,625,000 shares of its common stock and warrants to purchase an aggregate of up to 4,956,250 shares of its common stock at an exercise price of $1.50 per share, subject to adjustment.

Amendment to Kinergy Line of Credit - On January 25, 2012, Kinergy amended its working capital line of credit. Under the terms of the amendment, the financial covenant related to the amount of EBITDA Kinergy is required to generate was amended, with such amendments effective as of December 31, 2011.  Commencing with the fiscal quarter ended June 30, 2011 through and including the fiscal quarter ended September 30, 2011, Kinergy is required to generate quarterly EBITDA of $350,000 and an EBITDA of $900,000 for the two quarterly periods during that period.  For the fiscal quarter ended December 31, 2011, Kinergy is required to generate quarterly EBITDA of $800,000 for the two consecutive quarterly periods then ended.  For the fiscal quarter ending March 31, 2012, Kinergy is required to generate quarterly EBITDA of $450,000.  For the fiscal quarter ending June 30, 2012 and each fiscal quarter thereafter, Kinergy is required to generate quarterly EBITDA of $450,000 and an EBITDA of $1,100,000 for each two consecutive quarterly periods. In connection with the amendment of its working capital line of credit, Kinergy paid a $25,000 amendment fee to Wells Fargo.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Pacific Ethanol, Inc.

We have audited the accompanying consolidated balance sheets of Pacific Ethanol, Inc. (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Ethanol, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HEIN & ASSOCIATES LLP

Irvine, California
March 31, 2011 (December 21, 2011 as to the effect of the stock split described in Note 1 and February 1, 2012 as to the Contingencies portion of Note 12)

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and par value)

	December 31,
ASSETS	2010	2009

Current Assets:
Cash and cash equivalents	$8,736	$17,545
Accounts receivable, net of allowance for doubtful accounts of $287 and $1,016, respectively	25,855	12,765
Inventories	17,306	12,131
Prepaid inventory	2,715	3,192
Other current assets	3,350	3,143
Total current assets	57,962	48,776

Total property and equipment, net	168,976	243,733
Other Assets:
Intangible assets, net	5,382	5,156
Other assets	1,763	1,154
Total other assets	7,145	6,310
Total Assets (a)	$234,083	$298,819
__________
(a)	Assets of the consolidated variable interest entities that can only be used to settle obligations of those entities were $183,652 and $61,955 as of December 31, 2010 and 2009, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except shares and par value)

	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	2010	2009
Current Liabilities:
Accounts payable – trade	$6,472	$8,182
Accrued liabilities	3,236	7,063
Other liabilities – related parties	—	2,851
Current portion – long-term debt (including $0 and $33,500 due to a related party, respectively, and $38,108 and $0 at fair value, respectively)	38,108	77,364
Derivative instruments	15	971
Total current liabilities	47,831	96,431

Long-term debt, net of current portion	84,981	12,739
Accrued preferred dividends	6,050	3,202
Other liabilities	7,406	1,828
Liabilities subject to compromise	—	242,417
Total Liabilities (b)	146,268	356,617
Commitments and contingencies (Notes 1, 5, 6 and 12)
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized:
Series A: 1,684,375 shares authorized; 0 shares issued and outstanding as of December 31, 2010 and 2009	—	—
Series B: 2,109,772 shares authorized; 1,455,924 and 2,346,152 shares issued and outstanding as of December 31, 2010 and 2009, respectively; liquidation preference of $34,440 as of December 31, 2010	1	2
Common stock, $0.001 par value; 300,000,000 shares authorized; 12,918,144 and 8,209,943 shares issued and outstanding as of December 31, 2010 and 2009, respectively	13	8
Additional paid-in capital	504,623	480,997
Accumulated deficit	(511,794)	(581,076)
Total Pacific Ethanol, Inc. Stockholders’ Equity (Deficit)	(7,157)	(100,069)
Noncontrolling interest in variable interest entities	94,972	42,271
Total stockholders’ equity (deficit)	87,815	(57,798)
Total Liabilities and Stockholders’ Equity (Deficit)	$234,083	$298,819

___________
(b)	Liabilities of the variable interest entities for which creditors do not have recourse to the general credit of the Company were $74,939 and $18,613, as of December 31, 2010 and 2009, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2010	2009
Net sales	$328,332	$316,560
Cost of goods sold	329,143	338,607
Gross loss	(811)	(22,047)
Selling, general and administrative expenses	12,956	21,458
Asset impairments	—	252,388
Loss from operations	(13,767)	(295,893)
Loss on investment in Front Range	(12,146)	—
Loss on extinguishments of debt	(2,159)	—
Gain from write-off of liabilities	—	14,232
Fair value adjustments on convertible notes and warrants	(11,736)	—
Interest expense, net	(6,261)	(13,771)
Other expense, net	297	(1,666)
Loss before reorganization costs, gain from bankruptcy exit and provision for income taxes	(45,772)	(297,098)
Reorganization costs	(4,153)	(11,607)
Gain from bankruptcy exit	119,408	—
Provision for income taxes	—	—
Net income (loss)	69,483	(308,705)
Net loss attributed to noncontrolling interest in variable interest entities	4,409	552
Net income (loss) attributed to Pacific Ethanol, Inc.	$73,892	$(308,153)
Preferred stock dividends	$(2,847)	$(3,202)
Income (loss) available to common stockholders	$71,045	$(311,355)
Income (loss) per share, basic	$6.76	$(38.18)
Income (loss) per share, diluted	$5.57	$(38.18)
Weighted-average shares outstanding, basic	10,514	8,155
Weighted-average shares outstanding, diluted	13,377	8,155

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009
(in thousands)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in VIE	Total
Balances, January 1, 2009	2,346	$2	8,250	$8	$479,084	$(269,721)	$42,823	$252,196
Stock-based compensation expense – restricted stock to employees and directors, net of cancellations	—	—	(40)	—	1,913	—	—	1,913
Preferred stock dividends	—	—	—	—	—	(3,202)	—	(3,202)
Net loss	—	—	—	—	—	(308,153)	(552)	(308,705)
Balances, December 31, 2009	2,346	$2	8,210	$8	$480,997	$(581,076)	$42,271	$(57,798)

Deconsolidation of Front Range	—	$—	—	$—	$—	$(1,763)	$(42,271)	$(44,034)
Consolidation of New PE Holdco	—	—	—	—	—	—	99,381	99,381
Stock-based compensation expense – restricted stock to employees and directors, net of cancellations	—	—	560	1	2,470	—	—	2,471
Conversion of preferred stock to common stock	(890)	(1)	707	1	—	—	—	—
Shares issued in debt extinguishments	—	—	3,441	3	21,156	—	—	21,159
Preferred stock dividends	—	—	—	—	—	(2,847)	—	(2,847)
Net income (loss)	—	—	—	—	—	73,892	(4,409)	69,483
Balances, December 31, 2010	1,456	$1	12,918	$13	$504,623	$(511,794)	$94,972	$87,815

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2010	2009
Operating Activities:
Net income (loss)	$69,483	$(308,705)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Non-cash reorganization costs:
Gain on bankruptcy exit	(119,408)	—
Write-off of unamortized deferred financing fees	—	7,545
Settlement of accrued liability	—	(2,008)
Loss on investment in Front Range, held for sale	12,146	—
Fair value adjustments on convertible notes and warrants	11,736	—
Loss on extinguishments of debt	2,159	—
Asset impairments	—	252,388
Bargain purchase of New PE Holdco	(1,566)	—
Gain from write-off of liabilities	—	(14,232)
Depreciation and amortization of intangibles	9,110	34,876
Inventory valuation	(490)	873
Gain on derivative instruments	(1,049)	(3,671)
Amortization of deferred financing costs	1,001	1,193
Non-cash compensation	2,471	1,924
Equity earnings on Front Range	928	—
Bad debt recovery	(184)	(955)
Changes in operating assets and liabilities:
Accounts receivable	(13,789)	12,015
Restricted cash	—	2,315
Inventories	(7,462)	5,404
Prepaid expenses and other assets	(516)	2,434
Prepaid inventory	477	(1,176)
Accounts payable and accrued expenses	(1,968)	3,478
Net cash used in operating activities	$(36,921)	$(6,302)
Investing Activities:
Additions to property and equipment	$(643)	$(4,304)
Proceeds from sale of investment in Front Range	18,500	—
Investment in New PE Holdco, net of cash acquired	(19,494)	—
Net cash impact of deconsolidation of Front Range	(10,486)	—
Net cash impact of bankruptcy exit	(1,301)	—
Proceeds from sales of available-for-sale investments	—	7,679
Net cash provided by (used in) investing activities	$(13,424)	$3,375
Financing Activities:
Proceeds from convertible notes and warrants	$35,000	$—
Payments for debt issuance costs	(2,909)	—
Proceeds from borrowings under DIP financing	5,173	19,827
Proceeds from related party borrowings	—	2,000
Proceeds from other borrowings	17,522	—
Principal payments paid on related party borrowings	(13,250)	—
Principal payments paid on other borrowings	—	(12,821)
Net cash provided by financing activities	$41,536	$9,006
Net increase (decrease) in cash and cash equivalents	(8,809)	6,079
Cash and cash equivalents at beginning of period	17,545	11,466
Cash and cash equivalents at end of period	$8,736	$17,545

Supplemental Information:
Interest paid	$9,771	$3,349
Non-cash financing and investing activities:
Preferred stock dividends accrued	$2,847	$3,202
Debt extinguished with issuance of common stock	$19,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1.	ORGANIZATION, SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS.

Organization and Business – The consolidated financial statements include the accounts of Pacific Ethanol, Inc., a Delaware corporation (“Pacific Ethanol”), and its wholly-owned subsidiaries, including Pacific Ethanol California, Inc., a California corporation (“PEI California”), Kinergy Marketing, LLC, an Oregon limited liability company (“Kinergy”) and Pacific Ag. Products, LLC, a California limited liability company (“PAP”) for all periods presented, and for the periods specified below, the Plant Owners (as defined below), and Front Range Energy, LLC, a Colorado limited liability company (“Front Range”) (collectively, the “Company”).

The Company is the leading marketer and producer of low carbon renewable fuels in the Western United States. The Company also sells ethanol co-products, including wet distillers grain (“WDG”), and provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. The Company sells ethanol produced by the Pacific Ethanol Plants (as defined below) and unrelated third parties to gasoline refining and distribution companies and sells its WDG to dairy operators and animal feed distributors.

On May 17, 2009, five indirect wholly-owned subsidiaries of Pacific Ethanol, Inc., namely, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton, LLC and Pacific Ethanol Magic Valley, LLC (collectively, the “Pacific Ethanol Plants”) and Pacific Ethanol Holding Co. LLC (together with the Pacific Ethanol Plants, the “Plant Owners”) each filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in an effort to restructure their indebtedness (the “Chapter 11 Filings”). The Plant Owners continued to operate their businesses and manage their properties as debtors and debtors-in-possession during the pendency of the bankruptcy proceedings.

On June 29, 2010 (the “Effective Date”), the Plant Owners declared effective their amended joint plan of reorganization (the “Plan”) with the Bankruptcy Court, which was structured in cooperation with certain of the Plant Owners’ secured lenders. Under the Plan, on the Effective Date, 100% of the ownership interests in the Plant Owners were transferred to a newly-formed limited liability company, New PE Holdco, LLC (“New PE Holdco”) which was wholly-owned by certain prepetition lenders, resulting in each of the Plant Owners becoming wholly-owned subsidiaries of New PE Holdco.

Effective June 29, 2010, under a new asset management agreement, the Company manages the production and operation of the Pacific Ethanol Plants. These four facilities have an aggregate annual production capacity of up to 200 million gallons. As of December 31, 2010, three of the facilities were operating and one of the facilities was idled. If market conditions continue to improve, the Company may resume operations at the Madera, California facility, subject to the approval of New PE Holdco.

On October 6, 2010, the Company purchased a 20% ownership interest in New PE Holdco, a variable interest entity (“VIE”), from a number of New PE Holdco’s existing owners. At that time, the Company determined it was the primary beneficiary of New PE Holdco, and as such, has consolidated the results of New PE Holdco since that time. See Note 2 – Variable Interest Entities.

On October 6, 2010, the Company sold its entire 42% ownership interest in Front Range, also a VIE, which owns a plant located in Windsor, Colorado, with an annual production capacity of up to 50 million gallons. Upon the Company’s original acquisition of its 42% ownership interest, the Company determined it was the primary beneficiary of Front Range, and as such, consolidated its financial results since the acquisition date through December 31, 2009. On January 1, 2010, the Company determined it was no longer the primary beneficiary of Front Range and since then recorded its investment in Front Range under the equity method of accounting.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Basis of Presentation – The consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in United States (“GAAP”) and include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reverse Stock Split – On June 8, 2011, the Company effected a one-for-seven reverse stock split. All share and per share information has been restated to retroactively show the effect of this stock split.

Liquidity – The Company believes that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including its credit facilities, will be adequate to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months. If, however, the Company is unable to service the principal and/or interest payments under its outstanding senior convertible notes through the issuance of shares of its common stock, if the Company’s capital requirements or cash flow vary materially from its current projections, if unforeseen circumstances occur, or if the Company requires a significant amount of cash to fund future acquisitions, the Company may require additional financing. The Company’s failure to raise capital, if needed, could restrict its growth, or hinder its ability to compete.

Cash and Cash Equivalents – The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts – Trade accounts receivable are presented at face value, net of the allowance for doubtful accounts. The Company sells ethanol to gasoline refining and distribution companies and sells WDG to dairy operators and animal feed distributors generally without requiring collateral. Due to a limited number of ethanol customers, the Company had significant concentrations of credit risk from sales of ethanol as of December 31, 2010 and 2009, as described below.

The Company maintains an allowance for doubtful accounts for balances that appear to have specific collection issues. The collection process is based on the age of the invoice and requires attempted contacts with the customer at specified intervals. If, after a specified number of days, the Company has been unsuccessful in its collection efforts, a bad debt allowance is recorded for the balance in question. Delinquent accounts receivable are charged against the allowance for doubtful accounts once uncollectibility has been determined. The factors considered in reaching this determination are the apparent financial condition of the customer and the Company’s success in contacting and negotiating with the customer. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of ability to make payments, additional allowances may be required.

The allowance for doubtful accounts was $287,000 and $1,016,000 as of December 31, 2010 and 2009, respectively. The Company recorded a bad debt recovery of $184,000 and $955,000 for the years ended December 31, 2010 and 2009, respectively. The Company does not have any off-balance sheet credit exposure related to its customers.

Concentrations of Credit Risk – Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk, whether on- or off-balance sheet, that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below. Financial instruments that subject the Company to credit risk consist of cash balances maintained in excess of federal depository insurance limits and accounts receivable, which have no collateral or security. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant risk of loss of cash.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The Company sells fuel-grade ethanol to gasoline refining and distribution companies. The Company had sales to customers representing 10% or more of total net sales as follows:

	Years Ended December 31,
	2010	2009
Customer A	19%	19%
Customer B	5%	13%

As of December 31, 2010, the Company had accounts receivable due from these customers totaling $7,976,000, representing 31% of total accounts receivable. As of December 31, 2009, the Company had accounts receivable due from these customers totaling $2,536,000, representing 20% of total accounts receivable.

The Company purchases fuel-grade ethanol and corn, its largest cost component in producing ethanol, from its suppliers. The Company had purchases from ethanol and corn suppliers representing 10% or more of total purchases by the Company in the purchase and production of ethanol as follows:

	Years Ended December 31,
	2010	2009
Supplier A	31%	10%
Supplier B	16%	17%
Supplier C	13%	0%
Supplier D	4%	15%
Supplier E	0%	13%

Inventories – Inventories consisted primarily of bulk ethanol, unleaded fuel and corn, and are valued at the lower-of-cost-or-market, with cost determined on a first-in, first-out basis. Inventory balances consisted of the following (in thousands):

	December 31,
	2010	2009
Finished goods	$11,105	$2,483
Work in progress	4,087	2,230
Raw materials	1,308	5,957
Other	806	1,461
Total	$17,306	$12,131

Property and Equipment – Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	40 years
Facilities and plant equipment	10 – 25 years
Other equipment, vehicles and furniture	5 – 10 years
Water rights	99 years

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The cost of normal maintenance and repairs is charged to operations as incurred. Significant capital expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of fixed assets sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any resulting gains or losses are reflected in current operations.

Intangible Assets – The Company amortizes intangible assets with definite lives using the straight-line method over their established lives, generally 2-10 years. Additionally, the Company will test these assets with established lives for impairment if conditions exist that indicate that carrying values may not be recoverable. Possible conditions leading to the unrecoverability of these assets include changes in market conditions, changes in future economic conditions or changes in technological feasibility that impact the Company’s assessments of future operations. If the Company determines that an impairment charge is needed, the charge will be recorded in selling, general and administrative expenses in the consolidated statements of operations.

Deferred Financing Costs – Deferred financing costs, which are included in other assets, are costs incurred to obtain debt financing, including all related fees, and are amortized as interest expense over the term of the related financing using the straight-line method which approximates the interest rate method. However, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations, upon the Chapter 11 Filings, the Plant Owners wrote off approximately $7,545,000 of their unamortized deferred financing fees related to their term loans and working capital lines of credit, which are reclassified as liabilities subject to compromise in the Company’s consolidated balance sheet as of December 31, 2009. Amortization of deferred financing costs was $1,001,000 and $1,193,000 for the years ended December 31, 2010 and 2009, respectively. Unamortized deferred financing costs were approximately $1,615,000 at December 31, 2010 and are recorded in other assets in the consolidated balance sheets.

Derivative Instruments and Hedging Activities – Derivative transactions, which can include forward contracts and futures positions on the New York Mercantile Exchange and the Chicago Board of Trade and interest rate caps and swaps are recorded on the balance sheet as assets and liabilities based on the derivative’s fair value. Changes in the fair value of the derivative contracts are recognized currently in income unless specific hedge accounting criteria are met. If derivatives meet those criteria, effective gains and losses are deferred in accumulated other comprehensive income (loss) and later recorded together with the hedged item in income. For derivatives designated as a cash flow hedge, the Company formally documents the hedge and assesses the effectiveness with associated transactions. The Company has designated and documented contracts for the physical delivery of commodity products to and from counterparties as normal purchases and normal sales.

Consolidation of Variable Interest Entities – For each of the Company’s VIEs, the Company must determine if it is the primary beneficiary and if so, is therefore required to treat each VIE as a consolidated subsidiary for financial reporting purposes rather than use equity investment accounting treatment. The Company consolidated the financial results of these VIEs, in which it was deemed the primary beneficiary, for their respective periods, including their entire balance sheets with the balance of the noncontrolling interest displayed as a component of equity, and the statements of operations after intercompany eliminations with an adjustment for the noncontrolling interest as net income (loss) attributed to noncontrolling interest in variable interest entities.

On June 12, 2009, the FASB amended its guidance to ASC 810, Consolidations, surrounding a company’s analysis to determine whether any of its variable interest entities constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: (i) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and (ii) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The Company has identified Front Range and New PE Holdco as its VIEs. The Company determined that it must consolidate Front Range through the year ended December 31, 2009 and that it must consolidate New PE Holdco since its acquisition on October 6, 2010. Under the new guidance above, the Company determined effective January 1, 2010, that it was no longer the primary beneficiary of Front Range and, as a result, no longer consolidated Front Range’s results. As long as the Company is deemed the primary beneficiary of New PE Holdco, it must treat New PE Holdco as a consolidated subsidiary for financial reporting purposes.

Revenue Recognition – The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. The Company derives revenue primarily from sales of ethanol and related co-products. The Company recognizes revenue when title transfers to its customers, which is generally upon the delivery of these products to a customer’s designated location. These deliveries are made in accordance with sales commitments and related sales orders entered into with customers either verbally or in written form. The sales commitments and related sales orders provide quantities, pricing and conditions of sales. In this regard, the Company engages in three basic types of revenue generating transactions:

•	As a producer. Sales as a producer consist of sales of the Company’s inventory produced at the Pacific Ethanol Plants.

•
As a merchant. Sales as a merchant consist of sales to customers through purchases from third-party suppliers in which the Company may or may not obtain physical control of the ethanol or co-products, though ultimately titled to the Company, in which shipments are directed from the Company’s suppliers to its terminals or direct to its customers but for which the Company accepts the risk of loss in the transactions.

•
As an agent. Sales as an agent consist of sales to customers through purchases from third-party suppliers in which, depending upon the terms of the transactions, title to the product may technically pass to the Company, but the risks and rewards of inventory ownership remain with third-party suppliers as the Company receives a predetermined service fee under these transactions and therefore acts predominantly in an agency capacity.

Revenue from sales of third-party ethanol and co-products is recorded net of costs when the Company is acting as an agent between the customer and supplier and gross when the Company is a principal to the transaction. The Company recorded $3,043,000 and $274,000 in net sales when acting as an agent for the years ended December 31, 2010 and 2009, respectively. Several factors are considered to determine whether the Company is acting as an agent or principal, most notably whether the Company is the primary obligor to the customer and whether the Company has inventory risk and related risk of loss or whether the Company adds meaningful value to the vendor’s product or service. Consideration is also given to whether the Company has latitude in establishing the sales price or has credit risk, or both.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The Company records revenues based upon the gross amounts billed to its customers in transactions where the Company acts as a producer or a merchant and obtains title to ethanol and its co-products and therefore owns the product and any related, unmitigated inventory risk for the ethanol, regardless of whether the Company actually obtains physical control of the product.

When the Company acts in an agency capacity, it recognizes revenue on a net basis or recognizes its predetermined agency fees and any associated freight only, based upon the amount of net revenues retained in excess of amounts paid to suppliers.

Shipping and Handling Costs – Shipping and handling costs are classified as a component of cost of goods sold in the accompanying consolidated statements of operations.

California Ethanol Producer Incentive Program – The Company is eligible to participate in the California Ethanol Producer Incentive Program (“CEPIP”) through the Pacific Ethanol Plants located in California. The CEPIP is a program that provides funds to the eligible California facility, up to $0.25 per gallon of production, when current production corn crush spreads drop below $0.55 per gallon. The program may provide up to $3,000,000 per plant per year of operation through 2014. For any month in which a payment is made by the CEPIP, the Company may be required to reimburse the funds within the subsequent five years from each payment date, if the corn crush spreads exceed $1.00 per gallon. Since these funds are provided to subsidize current production costs and encourage eligible facilities to either continue production or start up production in low margin environments, the Company records the proceeds, if any, as a credit to cost of goods sold. The Company will assess the likelihood of reimbursement in future periods as corn crush spreads approach $1.00 per gallon. If it becomes likely that amounts may be reimbursed, the Company will accrue a liability for such payment and recognize the costs as a reduction to cost of goods sold. The Company recorded $519,000 as a reduction to cost of goods sold for the year ended December 31, 2010.

Stock-Based Compensation – The Company accounts for the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award on the date of grant. Fair value is determined as the closing market price of the Company’s common stock on the date of grant. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. The Company estimates forfeitures at the time of grant and makes revisions, if necessary, in the second quarter of each year if actual forfeitures differ from those estimates. Based on historical experience, the Company estimated future unvested forfeitures at 5% and 3% as of December 31, 2010 and 2009, respectively. The Company recognizes stock-based compensation expense as a component of selling, general and administrative expenses in the consolidated statements of operations.

Impairment of Long-Lived Assets – The Company assesses the impairment of long-lived assets, including property and equipment and purchased intangibles subject to amortization, when events or changes in circumstances indicate that the fair value of assets could be less than their net book value. In such event, the Company assesses long-lived assets for impairment by first determining the forecasted, undiscounted cash flows the asset (or asset group) is expected to generate plus the net proceeds expected from the sale of the asset (or asset group). If this amount is less than the carrying value of the asset (or asset group), the Company will then determine the fair value of the asset (or asset group). An impairment loss would be recognized when the fair value is less than the related asset’s net book value, and an impairment expense would be recorded in the amount of the difference. Forecasts of future cash flows are judgments based on the Company’s experience and knowledge of its operations and the industries in which it operates. These forecasts could be significantly affected by future changes in market conditions, the economic environment, including inflation, and purchasing decisions of the Company’s customers.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Income Taxes – Income taxes are accounted for under the asset and liability approach, where deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Should the Company incur interest and penalties relating to tax uncertainties, such amounts would be classified as a component of interest expense, net and other income (expense), net, respectively.

Income (Loss) Per Share – Basic income (loss) per share is computed on the basis of the weighted-average number of shares of common stock outstanding during the period. Preferred dividends are deducted from net income (loss) and are considered in the calculation of income (loss) available to common stockholders in computing basic income (loss) per share.

The following tables compute basic and diluted earnings per share (in thousands, except per share data):

	Year Ended December 31, 2010
	Income Numerator	Shares Denominator	Per-Share Amount
Net income	$73,892
Preferred stock dividends	(2,847)
Basic income per share:
Income available to common stockholders	$71,045	10,514	$6.76
Convertible notes	657	1,524
Preferred stock dividends	2,847	1,198
Warrants	—	141
Diluted income per share:
Income available to common stockholders	$74,549	13,377	$5.57

	Year Ended December 31, 2009
	Loss Numerator	Shares Denominator	Per-Share Amount
Net loss	$(308,153)
Preferred stock dividends	(3,202)
Basic and diluted earnings per share:
Loss available to common stockholders	$(311,355)	8,155	$(38.18)

The Company has accrued and unpaid dividends of $6,050,000, or $0.56 per share of common stock, in respect of its Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”). There were an aggregate of 1,137,000 and 1,005,000 potentially dilutive shares from stock options, common stock warrants and convertible securities outstanding as of December 31, 2010 and 2009, respectively. These options, warrants and convertible securities were not considered in calculating diluted income (loss) per common share for the years ended December 31, 2010 and 2009, as their effect would be anti-dilutive. As discussed in Note 6, the Company intends to issue additional shares of its common stock in connection with its Convertible Notes (as defined in Note 6). Since December 31, 2010, through March 31, 2011, the Company issued 2,128,386 shares of its common stock in connection with its Convertible Notes. In addition, from January 1, 2011, through March 31, 2011, 528,982 shares of the Company’s Series B Preferred Stock were converted into 443,589 shares of the Company’s common stock.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Financial Instruments – The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company recorded at fair value its Convertible Notes and Warrants (each as defined in Note 6). As discussed in Note 13, the Company applied a 40% standard market recovery rate to its caps and swaps, and accordingly, applied the rate to its related debt carrying value, which were recorded in liabilities subject to compromise. The Company believes the carrying values of its other notes payable and long-term debt approximate fair value because the interest rates on these instruments are variable.

Estimates and Assumptions – The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are required as part of determining allowance for doubtful accounts, estimated lives of property and equipment and intangibles, long-lived asset impairments, valuation allowances on deferred income taxes, and the potential outcome of future tax consequences of events recognized in the Company’s financial statements or tax returns. Actual results and outcomes may materially differ from management’s estimates and assumptions.

Subsequent Events – Management evaluates, as of each reporting period, events or transactions that occur after the balance sheet date through the date that the financial statements are issued for either disclosure or adjustment to the consolidated financial results. The Company has evaluated subsequent events up through the date of the filing of this prospectus with the Securities and Exchange Commission.

On June 8, 2011, the Company effected a one-for-seven reverse stock split. All shares and stock options to purchase common stock and per share information presented in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis for all periods presented. There was no change in the par value of the Company’s common stock. The ratio by which shares of preferred stock are convertible into shares of common stock have been adjusted to reflect the effects of the stock split.

Reclassifications – Certain prior year amounts have been reclassified to conform to the current presentation. Such reclassification had no effect on the net income (loss) reported in the consolidated statements of operations.

2.	VARIABLE INTEREST ENTITIES.

Consolidation of New PE Holdco – On October 6, 2010, the Company purchased a 20% ownership interest in New PE Holdco, a VIE, from a number of New PE Holdco’s existing equity owners. The Company paid $23,280,000 in cash for its 20% interest, which was approximately $1,566,000 below the fair value of New PE Holdco, which was recognized as a bargain purchase in other expense, net, in the consolidated statements of operations. The bargain purchase was determined based on the fair value of the net assets of New PE Holdco, using a combination of market data and the income approach.

The Company concluded that upon its purchase of a 20% ownership interest in New PE Holdco, the Company became the primary beneficiary of New PE Holdco and consolidated the financial results of New PE Holdco. In making this conclusion, the Company determined that New PE Holdco was a VIE and the Company, through its contractual arrangements (discussed below) had the power to direct most of its activities that most significantly impacted New PE Holdco’s economic performance. Some of these activities included efficient management and operation of the Pacific Ethanol Plants, procurement of feedstock, sale of co-products and implementation of risk management strategies.

The fair value was allocated to both the Company’s investment and the noncontrolling interests in variable interest entities. The gain represents the increase in value of New PE Holdco’s net assets since the Company negotiated its purchase price under its call option with owners of New PE Holdco.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The following summarizes the Company’s estimated fair values of New PE Holdco’s tangible and intangible assets and liabilities acquired (in thousands):

Cash	$3,786
Other current assets	20,336
Property and equipment	170,486
Other assets	1,195
Tradename	800
Total Assets	196,603

Total current liabilities	(8,522)
Long term debt	(51,279)
Other noncurrent liabilities	(12,575)
Total Liabilities	(72,376)
Noncontrolling interest in variable interest entity	(99,381)
Net Assets	$24,846

Since the Company’s acquisition of its interest in New PE Holdco, the Company has recognized approximately $72,827,000 in net sales and $5,727,000 in net losses attributed to New PE Holdco. The Company owned the Plant Owners and consolidated their results for the first half of 2010, resulting in the Company reporting the results of the Plant Owners for three of the four fiscal quarters. For the year ended December 31, 2010, the Company reported net sales of $328,332,000 and net income attributed to Pacific Ethanol of $73,892,000. Had the Company consolidated the results of New PE Holdco for all of 2010, the Company would have reported net sales of approximately $383,956,000 and net income attributed to Pacific Ethanol of $70,330,000. As the Plant Owners were consolidated into the Company’s results for all of 2009, there is no difference with the Company’s reported results.

Prior to the Company’s acquisition of its ownership interest in New PE Holdco, the Company, directly or through one of its subsidiaries, had entered into the management and marketing agreements described below.

The Company’s acquisition of its ownership interest in New PE Holdco does not impact the Company’s rights or obligations under any of the following agreements. Creditors of New PE Holdco do not have recourse to Pacific Ethanol.

Asset Management Agreement – As contemplated by the Plan, on the Effective Date, the Company entered into an Asset Management Agreement (“AMA”) with the Plant Owners under which the Company agreed to operate and maintain the Pacific Ethanol Plants on behalf of the Plant Owners. These services generally include, but are not limited to, administering the Plant Owners’ compliance with their credit agreements and performing billing, collection, record keeping and other administrative and ministerial tasks. The Company agreed to supply all labor and personnel required to perform its services under the AMA, including the labor and personnel required to operate and maintain the production facilities.

The costs and expenses associated with the Company’s provision of services under the AMA are prefunded by the Plant Owners under a preapproved budget. The Company’s obligation to provide services is limited to the extent there are sufficient funds advanced by the Plant Owners to cover the associated costs and expenses.

As compensation for providing the services under the AMA, the Company is to be paid $75,000 per month for each production facility that is operational and $40,000 per month for each production facility that is idled. In addition to the monthly fee, if during any six-month period (measured on September 30 and March 31 of each year commencing March 31, 2011) a production facility has annualized earnings before interest, income taxes, depreciation and amortization (“EBITDA”) per gallon of operating capacity of $0.20 or more, the Company will be paid a performance bonus equal to 3% of the increment by which EBITDA exceeds such amount. The aggregate performance bonus for all plants is capped at $2.2 million for each six-month period. The performance bonus is to be reduced by 25% if all production facilities then operating do not operate at a minimum average yield of 2.70 gallons of denatured ethanol per bushel of corn. In addition, no performance bonus is to be paid if there is a default or event of default under the Plant Owners’ credit agreement resulting from their failure to pay any amounts then due and owing.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The AMA also provides the Company with an incentive fee upon any sale of a production facility to the extent the sales price is above $0.60 per gallon of annual capacity.

The AMA has an initial term of six months and may be extended for additional six-month periods at the option of the Plant Owners. In addition to typical conditions for a party to terminate the agreement prior to its expiration, the Company may terminate the AMA, and the Plant Owners may terminate the AMA with respect to any facility, at any time by providing at least 60 days prior notice of such termination.

The Company recorded revenues and New PE Holdco recorded costs of approximately $778,000, related to the AMA for the period during which New PE Holdco’s financial results were consolidated with the Company’s financial results. As such, these amounts have been eliminated upon consolidation.

Ethanol Marketing Agreements – As contemplated by the Plan, on the Effective Date, Kinergy entered into separate ethanol marketing agreements with each of the two Plant Owners whose facilities were then operating, which granted Kinergy the exclusive right to purchase, market and sell the ethanol produced at those facilities. Kinergy has also entered into an ethanol marketing agreement with the Plant Owner whose facility was restarted in the fourth quarter of 2010. If the remaining idled facility becomes operational, it is contemplated that Kinergy would enter into a substantially identical ethanol marketing agreement with the applicable Plant Owner. Under the terms of the ethanol marketing agreements, within ten days after delivering ethanol to Kinergy, an amount is to be paid equal to (i) the estimated purchase price payable by the third-party purchaser of the ethanol, minus (ii) the estimated amount of transportation costs to be incurred by Kinergy, minus (iii) the estimated incentive fee payable to Kinergy, which equals 1% of the aggregate third-party purchase price. To facilitate Kinergy’s ability to pay amounts owing, the ethanol marketing agreements require that Kinergy maintain one or more lines of credit of at least $5.0 million in the aggregate. Each of the ethanol marketing agreements has an initial term of one year and may be extended for additional one-year periods at the option of the individual Plant Owner.

The Company recorded revenues and New PE Holdco recorded costs of approximately $623,000 related to the ethanol marketing agreements for the period during which New PE Holdco was consolidated with the Company. These amounts were eliminated upon consolidation.

Corn Procurement and Handling Agreements – As contemplated by the Plan, on the Effective Date, PAP entered into separate corn procurement and handling agreements with each of the two Plant Owners whose facilities were then operating. Kinergy has also entered into a corn procurement and handling agreement with the Plant Owner whose facility was restarted in the fourth quarter of 2010. If the remaining idled facility becomes operational, it is contemplated that PAP would enter into a substantially identical corn procurement and handling agreement with the applicable Plant Owner. Under the terms of the corn procurement and handling agreements, each facility appointed PAP as its exclusive agent to solicit, negotiate, enter into and administer, on its behalf, corn supply arrangements to procure the corn necessary to operate its facility. PAP will also provide grain handling services including, but not limited to, receiving, unloading and conveying corn into the facility’s storage and, in the case of whole corn delivered, processing and hammering the whole corn.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

PAP is to receive a fee of $0.50 per ton of corn delivered to each facility as consideration for its procurement services and a fee of $1.50 per ton of corn delivered as consideration for its grain handling services, each payable monthly. The Company agreed to enter into an agreement guaranteeing the performance of PAP’s obligations under the corn procurement and handling agreement upon the request of a Plant Owner. Each corn procurement and handling agreement has an initial term of one year and may be extended for additional one-year periods at the option of the applicable Plant Owner.

The Company recorded revenues and New PE Holdco recorded costs of approximately $571,000, related to the corn procurement and handling agreements for the period during which New PE Holdco was consolidated with the Company. These amounts were eliminated upon consolidation.

Distillers Grains Marketing Agreements – Under the Plan, on the Effective Date, PAP entered into separate distillers grains marketing agreements with each of the two Plant Owners whose facilities were then operating, which granted PAP the exclusive right to market, purchase and sell the WDG produced at the facility. Kinergy has also entered into a distillers grains marketing agreement with the Plant Owner whose facility was restarted in the fourth quarter of 2010. If the remaining idled facility becomes operational, it is contemplated that PAP would enter into a substantially identical WDG marketing agreement with the applicable Plant Owner. Under the terms of the distillers grains marketing agreements, within ten days after a Plant Owner delivers WDG to PAP, the Plant Owner is to be paid an amount equal to (i) the estimated purchase price payable by the third-party purchaser of the WDG, minus (ii) the estimated amount of transportation costs to be incurred by PAP, minus (iii) the estimated amount of fees and taxes payable to governmental authorities in connection with the tonnage of WDG produced or marketed, minus (iv) the estimated incentive fee payable to PAP, which equals the greater of (a) 5% of the aggregate third-party purchase price, and (b) $2.00 for each ton of WDG sold in the transaction. Within the first five business days of each calendar month, the parties will reconcile and “true up” the actual purchase price, transportation costs, governmental fees and taxes, and incentive fees for all transactions entered into since the previous true-up date. Each distillers grains marketing agreement has an initial term of one year and may be extended for additional one-year periods at the option of the applicable Plant Owner.

The Company recorded revenues and New PE Holdco recorded costs of approximately $700,000, related to the distillers grain marketing agreements for the period which New PE Holdco was consolidated with the Company. These amounts were eliminated upon consolidation.

Deconsolidation and Sale of Front Range – On October 17, 2006, the Company entered into a Membership Interest Purchase Agreement with Eagle Energy, LLC to acquire Eagle Energy’s 42% ownership interest in Front Range. Front Range was formed on July 29, 2004 to construct and operate a 50 million gallon dry mill ethanol facility in Windsor, Colorado. Front Range began producing ethanol in June 2006. Upon initial acquisition of the 42% interest in Front Range, the Company determined that it was the primary beneficiary, and from that point consolidated the financial results of Front Range. Except for the marketing agreement discussed below, certain contracts and arrangements between the Company and Front Range have since terminated.

The Company entered into a marketing agreement with Front Range on August 19, 2005 that provided the Company with the exclusive right to act as an agent to market and sell all of Front Range’s ethanol production. The marketing agreement was amended on August 9, 2006 to extend the Company’s relationship with Front Range to allow the Company to act as a merchant under the agreement. The marketing agreement was amended again on October 17, 2006 to provide for a term of six and one-half years with provisions for annual automatic renewal thereafter.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Effective January 1, 2010, the Company determined that it was no longer the primary beneficiary of Front Range and deconsolidated the financial results of Front Range. In making this conclusion, the Company determined that Front Range continued to be a variable interest entity; however, the Company did not have the power to direct most of the activities that most significantly impact the entity’s economic performance. Some of these activities included efficient management and operation of its facility, procurement of feedstock, sale of co-products and implementation of risk management strategies. Further, the Company’s maximum exposure was limited to its investment in Front Range. Upon deconsolidation, the Company removed $62,617,000 of assets and $18,584,000 of liabilities from its consolidated balance sheet and recorded a cumulative debit adjustment to retained earnings of $1,763,000. The periods presented in the consolidated financial statements prior to the effective date of the deconsolidation continue to include related balances associated with Front Range.

Effective January 1, 2010, the Company accounted for its investment in Front Range under the equity method, with equity earnings recorded in other income (expense) in the consolidated statements of operations.

Sale of Front Range – On October 6, 2010, the Company sold its entire 42% ownership interest in Front Range for $18,500,000 in cash, resulting in a loss of $12,146,000.

3.	PROPERTY AND EQUIPMENT.

Property and equipment consisted of the following (in thousands):

	December 31,
	2010	2009
Facilities and plant equipment	$166,229	$307,142
Land	2,570	5,566
Other equipment, vehicles and furniture	4,635	4,749
Water rights – capital lease	—	1,613
Construction in progress	2,355	2,445
	175,789	321,515
Accumulated depreciation	(6,813)	(77,782)
	$168,976	$243,733

The Company, through its Plant Owners, maintains ethanol production facilities, with installed capacity of 200 million gallons per year. In accordance with the Company’s policy for evaluating impairment of long-lived assets in accordance with FASB ASC 360, Property, Plant and Equipment, management evaluates these facilities for possible impairment based on projected future cash flows from these facilities. As of the end of 2009, the Plant Owners were involved in the Chapter 11 Filings, and the Company was negotiating the Plant Owners’ reorganization, with different scenarios that could arise from the results of such negotiations. As such, the Company evaluated the various cash flow scenarios using a probability-weighted analysis. The analysis resulted in cash flows that were less than the carrying values of the facilities at December 31, 2009. The Company determined the fair value of these facilities was approximately $160,000,000, which was $247,657,000 below their carrying values, resulting in a noncash impairment charge. The Company’s estimate of fair value was based on both market transactions in 2009, for similar assets, giving more weight to those transactions that closed later in 2009, as well as valuations contemplated as the Company continued its negotiations with its lenders and other interested parties. Upon the Plant Owners’ emergence from their bankruptcy, New PE Holdco revalued these assets to approximately $170,485,000. Since October 6, 2010, the Company has consolidated the financial results of New PE Holdco and has therefore included these assets and their related depreciation expense in the Company’s financial results.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Depreciation expense, including idled property discussed below, was $8,536,000 and $34,160,000 for the years ended December 31, 2010 and 2009, respectively. One of the Pacific Ethanol Plants was idled at December 31, 2010 and two of the Pacific Ethanol Plants were idled at December 31, 2009. The carrying values of these facilities totaled $32,000,000 and $80,000,000 at December 31, 2010 and 2009, respectively. The Company continues to depreciate these assets which resulted in depreciation expense in the aggregate of $1,559,000 and $13,415,000 for the years ended December 31, 2010 and 2009, respectively.

4.	INTANGIBLE ASSETS.

Intangible assets consisted of the following (in thousands):

		December 31, 2010			December 31, 2009
	Useful Life (Years)	Gross	Accumulated Amortization/ Impairment	Net Book Value	Gross	Accumulated Amortization/ Impairment	Net Book Value
Non-Amortizing:
Kinergy tradename		$2,678	$—	$2,678	$2,678	$—	$2,678
Amortizing:
Customer relationships	10	4,741	(2,737)	2,004	4,741	(2,263)	2,478
Pacific Ethanol tradename	2	800	(100)	700	—	—	—
Total Intangible Assets, net		$8,219	$(2,837)	$5,382	$7,419	$(2,263)	$5,156

Kinergy Tradename – The Company recorded a tradename valued at $2,678,000 in 2006 as part of its acquisition of Kinergy. The Company determined that the tradename has an indefinite life and therefore, rather than being amortized, will be tested annually for impairment. The Company did not record any impairment on its tradename for the years ended December 31, 2010 and 2009.

Customer Relationships – The Company recorded customer relationships valued at $4,741,000 as part of its acquisition of Kinergy. The Company has established a useful life of ten years for these customer relationships.

Pacific Ethanol Tradename – The Company recorded a tradename valued at $800,000 as part of its acquisition of its ownership interest in New PE Holdco, which relates to its marketing and management agreements with Pacific Ethanol, Inc. The Company has established a useful life of two years for this intangible asset.

Amortization expense associated with intangible assets totaled $574,000 and $474,000 for the years ended December 31, 2010 and 2009, respectively. The weighted-average unamortized life of the intangible assets is 3.6 years.

The expected amortization expense relating to amortizable intangible assets in each of the five years after December 31, 2010 are (in thousands):

Years Ended December 31,	Amount
2011	$874
2012	774
2013	474
2014	474
2015	108
Total	$2,704

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

5.	DERIVATIVES.

The business and activities of the Company expose it to a variety of market risks, including risks related to changes in commodity prices and interest rates. The Company monitors and manages these financial exposures as an integral part of its risk management program. This program recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effects that market volatility could have on operating results.

Commodity Risk – Cash Flow Hedges – The Company uses derivative instruments to protect cash flows from fluctuations caused by volatility in commodity prices for periods of up to twelve months in order to protect gross profit margins from potentially adverse effects of market and price volatility on ethanol sale and purchase commitments where the prices are set at a future date and/or if the contracts specify a floating or index-based price for ethanol. In addition, the Company hedges anticipated sales of ethanol to minimize its exposure to the potentially adverse effects of price volatility. These derivatives may be designated and documented as cash flow hedges and effectiveness is evaluated by assessing the probability of the anticipated transactions and regressing commodity futures prices against the Company’s purchase and sales prices. Ineffectiveness, which is defined as the degree to which the derivative does not offset the underlying exposure, is recognized immediately in cost of goods sold.

For the year ended December 31, 2010, the Company did not designate any of its derivatives as cash flow hedges. For the year ended December 31, 2009, the Company did designate certain of its derivatives as cash flow hedges, resulting in an effective loss of $17,000 and an ineffective loss in the amount of $85,000, both of which were recorded in cost of goods sold. There were no balances remaining on these derivatives as of December 31, 2010 and 2009.

Commodity Risk – Non-Designated Hedges – The Company uses derivative instruments to lock in prices for certain amounts of corn and ethanol by entering into forward contracts for those commodities. These derivatives are not designated for special hedge accounting treatment. The changes in fair value of these contracts are recorded on the balance sheet and recognized immediately in cost of goods sold. The Company recognized a loss of $178,000 and $249,000 as the change in the fair value of these contracts for the years ended December 31, 2010 and 2009, respectively. The notional balances remaining on these contracts as of December 31, 2010 and 2009 were $237,000 and $319,000, respectively.

Interest Rate Risk – The Company uses derivative instruments to minimize significant unanticipated income fluctuations that may arise from rising variable interest rate costs associated with existing and anticipated borrowings. To meet these objectives the Company purchased interest rate caps and swaps. During the year ended December 31, 2010, through both divesture of its investment and resulting deconsolidation of Front Range, and the emergence of the Plant Owners from bankruptcy, all interest rate caps and swaps were removed from the Company’s consolidated statement of position as of December 31, 2010.

Over the past two years, these derivatives were, at times, designated and documented as cash flow hedges, with effectiveness evaluated by assessing the probability of anticipated interest expense and regressing the historical value of the rates against the historical value in the existing and anticipated debt. The Company recognized gains from undesignated hedges of $1,227,000 in interest expense, net, for the year ended December 31, 2010. The Company recognized gains from effectiveness in the amount of $190,000 and gains from undesignated hedges of $2,529,000 in interest expense, net, for the year ended December 31, 2009. These gains and losses resulted primarily from the Company’s efforts to restructure its indebtedness prior to the Plant Owners’ Chapter 11 Filings, therefore making it not probable that the related borrowings would be paid as designated. As such, the Company de-designated certain of its interest rate caps and swaps.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Non Designated Derivative Instruments – The classification and amounts of the Company’s derivatives not designated as hedging instruments are as follows (in thousands):

	As of December 31, 2010
	Assets		Liabilities
Type of Instrument	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Commodity contracts	Other current assets	$—	Derivative instruments	$15
		$—		$15

	As of December 31, 2009
	Assets		Liabilities
Type of Instrument	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Interest rate contracts	Other current assets	$21	Derivative instruments	$971
			Liabilities subject to compromise	2,875
		$21		$3,846

The classification and amounts of the Company’s recognized gains (losses) for its derivatives not designated as hedging instruments are as follow (in thousands):

		Realized Gain (Loss)
		For the Years Ended December 31,
Type of Instrument	Statements of Operations Location	2010	2009

Commodity contracts	Cost of goods sold	$(163)	$—
		$(163)	$—

		Unrealized Gain (Loss)
		For the Years Ended December 31,
Type of Instrument	Statements of Operations Location	2010	2009

Commodity contracts	Cost of goods sold	$(15)	$—
Interest rate contracts	Interest expense, net	1,227	2,529
		$1,212	$2,529

The gains for the year ended December 31, 2010 resulted from the Plant Owners’ exit from bankruptcy. The gains for the year ended December 31, 2009 resulted primarily from the Company’s efforts to restructure its indebtedness and, therefore, making it not probable that the related borrowings would be paid as designated. As such, the Company de-designated certain of its interest rate caps and swaps.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

6.	DEBT.

Long-term borrowings are summarized in the table below (in thousands):

	December 31,
	2010	2009
Convertible notes, at fair value	$38,108	$—
New PE Holdco term debt	51,279	—
New PE Holdco operating line of credit	18,978	—
Notes payable to related party	—	31,500
DIP financing and rollup	—	39,654
Notes payable to related parties	1,250	2,000
Kinergy operating line of credit	13,474	2,452
Front Range related debt	—	14,497
	123,089	90,103
Less short-term portion	(38,108)	(77,364)
Long-term debt	$84,981	$12,739

Convertible Notes – On October 6, 2010, the Company raised $35,000,000 through the issuance and sale of $35,000,000 in principal amount of secured convertible notes (“Initial Notes”) and warrants (“Initial Warrants”) to purchase an aggregate of 2,941,178 shares of the Company’s common stock. On January 7, 2011, under the terms of exchange agreements with the holders of the Initial Notes and Initial Warrants, the Company issued $35,000,000 in principal amount of secured convertible notes (“Convertible Notes”) in exchange for the Initial Notes and warrants (“Warrants”) to purchase an aggregate of 2,941,178 shares of the Company’s common stock in exchange for the Initial Warrants.

The transactions contemplated by the exchange agreements were entered into to, among other things, clarify previously ambiguous language in the Initial Notes and Initial Warrants, provide the Company with additional time to meet its registration obligations and to add additional flexibility to the Company’s ability to incur indebtedness subordinated to the Convertible Notes.

The Convertible Notes mature on January 6, 2012, subject to the right of the lenders to extend the date (i) if an event of default under the Convertible Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Convertible Notes, and (ii) for a period of 20 business days after the consummation of specific types of transactions involving a change of control. The Convertible Notes bear interest at the rate of 8% per annum, which is compounded monthly, with accrued interest recorded as accrued liabilities in the consolidated balance sheets. The Company accrued approximately $657,000 in interest with respect to the Convertible Notes at December 31, 2010. The accrued interest will be paid on the first installment date and monthly thereafter. The interest rate will increase to 15% per annum upon the occurrence of an event of default.

The holders of the Convertible Notes are entitled to interest, amortization payments and other amounts. The Company is required to pay a late charge of 15% on any amount of principal or other amounts due which are not paid when due.

Interest on the Convertible Notes is payable in arrears on specified installment dates. If a holder elects to convert or redeem all or any portion of a Convertible Note prior to the maturity date, all interest that would have accrued on the amount being converted or redeemed through the maturity date will also be payable. If the Company elects to redeem all or any portion of a Convertible Note prior to the maturity date, all interest that would have accrued through the maturity date on the amount redeemed will also be payable.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The Company is obligated to make amortization payments with respect to the principal amount of each Convertible Note on each of the following dates (collectively, the “Installment Dates”): (i) March 7, 2011; (ii) May 2, 2011; and (iii) the first trading day of each calendar month thereafter. The amortizing portion of the principal of each Convertible Note (the “Monthly Amortization Amount”), will equal the fraction of each Convertible Note, the numerator of which is equal to the original outstanding principal amount of the Convertible Note and the denominator of which is equal to the number of Installment Dates remaining until the maturity date.

The Company may elect to pay the Monthly Amortization Amount and applicable interest in cash or shares of its common stock, at its election, subject to the satisfaction of certain conditions.

All amounts due under the Convertible Notes are convertible at any time, in whole or in part, at the option of the holders into shares of the Company’s common stock at a specified conversion price, or Conversion Price. The Convertible Notes were initially convertible into shares of the Company’s common stock at the initial Conversion Price of $5.95 per share (“Fixed Conversion Price”). The Convertible Notes are now convertible into shares of the Company’s common stock at a price determined as follows:

•
If the Company has elected to make an amortization payment in shares of common stock and the date of conversion occurs during the 15 calendar day period following (and including) the applicable Installment Date (“Initial Period”), the Conversion Price will equal the lesser of (i) the Fixed Conversion Price, and (ii) the average of the volume weighted average prices of the Company’s common stock for each of the five lowest trading days during the 20 trading day period immediately prior to the Initial Period.

•
If the Company has elected to make an amortization payment in shares of common stock and the date of conversion occurs during the period beginning on the 16th calendar day after the applicable Installment Date and ending on the day immediately prior to the next Installment Date or the maturity date, the Conversion Price will equal the lesser of (i) the Fixed Conversion Price, and (ii) the closing bid price of the Company’s common stock on the trading date immediately before the date of conversion.

In addition, if an event of default has occurred and is continuing, the Conversion Price will be equal to the lesser of (i) the Fixed Conversion Price, and (ii) the closing bid price of the Company’s common stock on the trading date immediately before the date of conversion.

The Fixed Conversion Price is subject to adjustment for stock splits, combinations or similar events. The Fixed Conversion Price is subject to “full ratchet” anti-dilution adjustment where if the Company was to issue or is deemed to have issued specified securities at a price lower than the then applicable Fixed Conversion Price, the Fixed Conversion Price will immediately decline to equal the price at which the Company issued or is deemed to have issued the securities. In addition, if the Company sells or issues any securities with “floating” conversion prices based on the market price of its common stock, the holder of a Convertible Note will have the right to substitute that “floating” conversion price for the Fixed Conversion Price upon conversion of all or part of the Convertible Note.

The Company has agreed to pay “buy-in” damages of the converting holder if the Company fails to timely deliver common stock upon conversion of the Convertible Notes.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The Convertible Notes may not be converted if, after giving effect to the conversion, the holder together with its affiliates would beneficially own in excess of 4.99% or 9.99% (which percentage has been established at the election of each selling security holder) of the Company’s outstanding shares of common stock (the “Blocker”). The Blocker applicable to the conversion of the Convertible Notes may be raised or lowered to any other percentage not in excess of 9.99% or less than 4.99%, subject to an advance notice period, at the option of the selling security holder.

The number of shares of the Company’s common stock issuable upon conversion of the Convertible Notes is based on the Conversion Price at the time, whether by the Company or holder. The Conversion Price is not to exceed $5.95 and, unless the Company obtains a waiver, it cannot issue shares of common stock if the Conversion Price is less than $1.40. Based on this range of Conversion Prices, at December 31, 2010, the Convertible Notes were convertible into between 7,019,000 and 26,099,000 shares of the Company’s common stock. At March 31, 2011, based on the current Conversion Price of $3.99, the Convertible Notes were convertible into 9,903,000 shares of the Company’s common stock.

The Company has determined that the conversion feature in the Convertible Notes requires bifurcation and liability classification and measurement, at fair value, and requires evaluation at each reporting period. Under ASC 825, Financial Instruments, the FASB provides an alternative to bifurcation and companies may  instead elect fair value measurement for the entire instrument, including the debt and conversion feature. The Company has elected the fair value alternative in order to simplify its accounting and reporting of the Convertible Notes upon issuance. Accordingly, the Company has adjusted the carrying value of the Convertible Notes to their fair value as of December 31, 2010, reflected in fair value adjustments of convertible notes and warrants in the statements of operations. The recorded fair value of the Convertible Notes of $38,108,000 differs from the stated unpaid principal amounts of $35,000,000 as of December 31, 2010. The Company recorded fair value adjustments of $2,474,000 for its initial recognition and $634,000 for subsequent changes in fair value, which is attributed to term shortening and reduction in the market value of the Company’s common stock. There were no changes in fair value of the Convertible Notes due to a change in the estimated credit risk of the instruments. See Note 13 for the Company’s fair value assumptions.

Registration Rights Agreements – In connection with the sale of the Initial Notes and the Initial Warrants, the Company entered into a registration rights agreement with all of the investors to file a registration statement on Form S-1 with the Securities and Exchange Commission by October 27, 2010 for the resale by the investors of 150% of the sum of (i) the maximum number of shares of common stock initially issuable upon conversion of the Initial Notes (assuming an initial Conversion Price of $5.95), (ii) the maximum number of shares of common stock payable as interest under the Initial Notes (assuming all interest became due and payable on October 25, 2010, calculated using an interest rate of 8% per annum compounded monthly through the maturity date and a Conversion Price of $5.95, which was the closing price of the Company's common stock on October 25, 2010), and (iii) the maximum number of shares of common stock issuable upon exercise of the Initial Warrants. In response to Securities and Exchange Commission comments to the Company's initial registration statement on Form S-1 filed on October 27, 2010, the Company determined that a reduction of the total number of shares to be registered would be required to satisfy the requirements of Rule 415 of the Securities Act of 1933, as amended ("Securities Act"). As a result, the Company agreed to reduce the total number of shares to be registered to an aggregate of 3,968,423 shares issuable upon conversion of the Initial Notes and in lieu of cash payments on the Initial Notes (i.e., a portion of the shares of common stock that may be issued as interest payments under the Initial Notes). Under the terms of Exchange Agreements, each of the investors agreed to amend the Company's registration obligations to allow the Company to register an aggregate of 3,968,423 shares of its common stock, consisting of 3,492,212 conversion shares and 476,211 interest shares, and agreed to extend the date by which a registration statement to register 3,492,212 conversion shares and 476,211 interest shares is declared effective from January 25, 2011 to February 8, 2011.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Prior to entering into the Exchange Agreements, the Company withdrew the registration statement it filed to register for resale by the investors certain of the shares issuable under the Initial Notes. In compliance with the Company's obligations under the registration rights agreement, as amended by the Exchange Agreements, the Company filed a registration statement on Form S-1 to register for resale by the investors 3,492,212 conversion shares and 476,211 interest shares issuable under the Convertible Notes.

Subject to grace periods, the Company is required to keep effective a registration statement for resale by the investors on a delayed or continuous basis at then-prevailing market prices at all times until the earlier of (i) the date as of which all of the investors may sell all of the shares of common stock required to be covered by the registration statement without restriction under Rule 144 under the Securities Act (including volume restrictions) and without the need for current public information required by Rule 144(c), if applicable), or (ii) the date on which the investors have sold all of the shares of common stock covered by the registration statement.

The Company must pay registration delay payments of 2% of each investor's initial investment in the Initial Notes per month if the registration statement ceases to be effective prior to the expiration of deadlines provided for in the registration rights agreement. The registration rights agreement contains other customary terms and conditions, including various indemnification provisions in connection with the registration of the shares of common stock underlying the Convertible Notes and the shares of common stock underlying the Warrants. The Company believes it is in compliance with these agreements.

New PE Holdco Term Debt and Working Capital Line of Credit – On the Effective Date, approximately $294,478,000 in prepetition and post petition secured indebtedness of the Plant Owners was restructured under a Credit Agreement entered into on June 25, 2010 among Plant Owners, as borrowers, and West LB, AG, New York Branch, and other lenders. Under the Plan, the Plant Owners’ existing prepetition and post petition secured indebtedness of approximately $294,478,000 was restructured to consist of approximately $50,000,000, plus accrued interest of $1,279,000, in three-year term loans and a new three-year revolving credit facility of up to $35,000,000 to fund working capital requirements of New PE Holdco. The term loan and revolving credit facility require monthly interest payments at a floating rate equal to the three month London Interbank Offered Rate (“LIBOR”) or the Prime Rate of interest, as elected by the borrower, plus 10.0%. At December 31, 2010, the rate was approximately 13.75%. Repayments of principal are based on available free cash flow of the borrower, until maturity, when all principal amounts are due. During 2010, no principal payments were made on these facilities. The term loan and revolving credit facility represent permanent financing and are collateralized by a perfected, first-priority security interest in all of the assets, including inventories and all rights, title and interest in all tangible and intangible assets, of New PE Holdco.

Notes Payable to Related Party – In November 2008, the Company restructured certain construction related loans of $30,000,000 in the aggregate with Lyles United, LLC (“Lyles United”) by paying all accrued and unpaid interest thereon and issuing an amended and restated promissory note in the principal amount of $30,000,000. The amended and restated promissory note was due March 15, 2009 and accrued interest at the Prime Rate of interest, plus 3.00. The Company and Lyles United jointly instructed PEI California pursuant to an Irrevocable Joint Instruction Letter to remit directly to Lyles United any cash distributions received by PEI California on account of its ownership interests in Front Range until such time as the amended and restated promissory note was repaid in full.

In October 2008, upon completion of the Stockton facility, the Company converted final unpaid construction costs to an unsecured note payable. The note payable was between the Company and Lyles Mechanical Co. in the principal amount of $1,500,000 and was due with accrued interest on March 31, 2009. Interest accrued at the Prime Rate of interest, plus 2.00%.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

In February 2009, the Company notified Lyles United and Lyles Mechanical Co. (collectively, “Lyles”) that it would not be able to pay off its notes due March 15 and March 31, 2009 and as a result, entered into a forbearance agreement. Under the terms of the forbearance agreement, Lyles agreed to forbear from exercising rights and remedies against the Company through April 30, 2009. These forbearances were not extended.

In March 2010, the Company announced agreements designed to satisfy this indebtedness. Socius CG II, Ltd. (“Socius”) entered into purchase agreements with Lyles under which Socius would purchase claims in respect of the Company’s indebtedness in up to $5,000,000 tranches, which claims Socius would then settle in exchange for shares of the Company’s common stock. Each tranche was to be settled in exchange for the Company’s common stock valued at a 20% discount to the volume weighted average price (“VWAP”) of the Company’s common stock over a predetermined trading period, which ranged from five to 20 trading days, immediately following the date on which the shares were first issued to Socius.

Under this arrangement, the Company issued shares to Socius which settled outstanding debt previously owed to Lyles in four successive transactions. For the year ended December 31, 2010, the Company issued an aggregate of 3,441,000 shares with an aggregate fair value of $21,159,000 in exchange for $19,000,000 in debt extinguishment, resulting in an aggregate loss of $2,159,000. The Company determined fair value based on the closing price of its shares on the last day of the applicable trading period, which was the date the net shares to be issued were determinable by the Company.

On October 6, 2010, the Company paid in full all remaining principal, accrued interest and fees owed to Lyles using the proceeds from the sale of its interest in Front Range and the issuance and sale of the Convertible Notes and Warrants.

DIP Financing and Rollup – Certain of the Plant Owners’ existing lenders (the “DIP Lenders”) entered into a credit agreement for up to a total of $25,000,000 in debtor-in-possession financing (“DIP Financing”), not including a DIP rollup amount (as defined below). The DIP Financing provided for a first priority lien in the Chapter 11 Filings. Proceeds of the DIP Financing were used, among other things, to fund the working capital and general corporate needs of the Company and the costs of the Chapter 11 Filings in accordance with an approved budget. The DIP Financing allowed the DIP Lenders a first priority lien on a dollar-for-dollar basis of their term loans and working capital lines of credit funded prior to the Chapter 11 Filings for each dollar of DIP Financing (“DIP Rollup”). As the Plant Owners drew down on their DIP Financing, an equivalent amount was reclassified from liabilities subject to compromise to DIP financing and rollup. For the period the DIP Financing was outstanding, the interest rate was approximately 14% per annum. As discussed in Note 7, the DIP Financing and DIP Rollup balances were removed from the Company’s consolidated financial statements.

Notes Payable to Related Parties – On March 31, 2009, the Company’s Chairman of the Board and its Chief Executive Officer provided funds in an aggregate amount of $2,000,000 for general working capital purposes, in exchange for two unsecured promissory notes issued by the Company. Interest on the unpaid principal amounts accrues at a rate of 8.00% per annum. The maturity date of these notes was initially extended to January 5, 2011. On October 29, 2010, the Company paid all accrued interest and $750,000 in principal under these notes. On November 5, 2010, the Company entered into amendments to these notes, further extending their maturity dates to March 31, 2012.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Kinergy Line of Credit – Kinergy has a working capital line of credit with Wells Fargo Capital Finance, LLC in an aggregate amount of up to $20,000,000 based on Kinergy’s eligible accounts receivable and inventory levels, subject to any reserves established by Wells Fargo Capital Finance LLC. The credit facility is subject to certain other sublimits, including as to inventory loan limits. Interest accrues under the line of credit at a rate equal to (i) three month LIBOR, plus (ii) a specified applicable margin ranging between 3.50% and 4.50%. The applicable margin was 4.3% at December 31, 2010. The credit facility’s monthly unused line fee is 0.50% of the amount by which the maximum credit under the facility exceeds the average daily principal balance. Kinergy is also required to pay customary fees and expenses associated with the credit facility and issuances of letters of credit. In addition, Kinergy is responsible for a $3,000 monthly servicing fee. Payments that may be made by Kinergy to the Company as reimbursement for management and other services provided by the Company to Kinergy are limited to $750,000 per fiscal quarter in 2011, $800,000 per fiscal quarter in 2012, and $850,000 per fiscal quarter in 2013. Kinergy is required to meet specified EBITDA and fixed coverage ratio financial covenants under the credit facility and is prohibited from incurring any additional indebtedness (other than specific intercompany indebtedness) or making any capital expenditures in excess of $100,000 absent the lender’s prior consent. The Company believes it is in compliance with these covenants. Kinergy’s obligations under the credit facility are secured by a first-priority security interest in all of its assets in favor of the lender. The line of credit matures on December 31, 2013. The Company has guaranteed all of Kinergy’s obligations under the line of credit.

Front Range Related Debt – Front Range had a swap note, which was a term loan, with a floating interest rate, established on a quarterly basis, equal to the 90-day LIBOR plus 3.00%. Front Range entered into a swap contract with the lender to provide a fixed rate of 8.16%. The loan matured in five years, but required principal payments due based on a ten-year amortization schedule. In addition, Front Range had a long-term revolving note in the amount of $2,500,000 and carried a floating interest rate equal to the greater of 5.00% or the 30-day LIBOR, plus 3.25-4.00%, depending on a debt-to-net worth ratio. As of December 31, 2009, the interest rate was 5.00%. The revolving loan matured in five years, but was amortized over ten years with a final payment due August 10, 2011. As of December 31, 2009, there were no borrowings on the revolving note.

The Front Range related notes referred to above represented permanent financing and were collateralized by a perfected, priority security interest in all of the assets of Front Range, including inventories and all rights, title and interest in all tangible and intangible assets of Front Range; a pledge of 100% of the ownership interest in Front Range; an assignment of all revenues produced by Front Range; a pledge and assignment of Front Range’s material contracts and documents, to the extent assignable; all contractual cash flows associated with such agreements; and any other collateral security as the lender may reasonably request. These collateralizations restricted the assets and revenues as well as future financing strategies of Front Range, the Company’s VIE, but did not apply to, nor have bearing upon any financing strategies that the Company may have chosen to undertake.

Front Range was subject to certain loan covenants. Under these covenants, Front Range was required to maintain a certain fixed-charge coverage ratio, a minimum level of working capital and a minimum level of net worth. The covenants also set a maximum amount of additional debt that may be incurred by Front Range. The covenants also limited annual distributions that may have been made to owners of Front Range, including the Company, based on Front Range’s leverage ratio.

Effective January 1, 2010, the Company deconsolidated the results of Front Range, and along with the other assets and liabilities of Front Range, the Company removed all debt balances associated with Front Range.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Interest Expense on Borrowings – Interest expense on all borrowings discussed above, which excludes certain liabilities of the Plant Owners, was $6,261,000 and $13,771,000 for the years ended December 31, 2010 and 2009, respectively.

Long-term debt due in each of the next three years is as follows (in thousands):

Years Ended December 31,	Amount
2011	$38,108
2012	1,250
2013	83,731
Total	$123,089

7.	ACCOUNTING FOR EMERGENCE FROM BANKRUPTCY

Gain on Bankruptcy Exit – On the Effective Date, the Company ceased to own the Plant Owners as they emerged from bankruptcy. As a result, the Company removed the related assets and liabilities from its consolidated financial statements, resulting in a net gain from the bankruptcy exit of $119,408,000. The classification and amounts of the net liabilities removed at June 29, 2010 were as follows (in thousands):

Current Assets:
Cash and cash equivalents	$1,302
Accounts receivable – trade	562
Accounts receivable – Kinergy and PAP	5,212
Inventories	4,841
Other current assets	2,166
Total current assets	14,083
Property and equipment, net	160,402
Other assets	585
Total Assets	$175,070

Current Liabilities:
Accounts payable and other liabilities	$21,368
DIP financing and rollup	50,000
Liabilities subject to compromise	223,110
Total Liabilities	$294,478
Net Gain	$119,408

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Liabilities Subject to Compromise – Liabilities subject to compromise refers to prepetition obligations which may be impacted by the Chapter 11 Filings. These amounts represented the Company’s estimate of known or potential prepetition obligations to be resolved in connection with the Chapter 11 Filings. On June 29, 2010, the liabilities subject to compromise were removed from the Company’s balance sheet as discussed above.

Liabilities subject to compromise were as follows (in thousands):

December 31, 2009
Term loans	$209,750
Working capital lines of credit	16,906
Accounts payable trade and accrued expenses	12,886
Derivative instruments – interest rate swaps	2,875
Total liabilities subject to compromise	$242,417

Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including liabilities subject to compromise for which interest expense may not be recognized in accordance with the provisions of FASB ASC 852. The Plant Owners did not record contractual interest expense on certain unsecured prepetition debt subject to compromise from the date of the Chapter 11 Filings. The Plant Owners did, however, accrue interest on their DIP Financing and DIP Rollup as these amounts were likely to be paid in full upon confirmation of a plan of reorganization. On the Effective Date, the DIP Financing was converted to a term loan of the Plant Owners. For the years ended December 31, 2010 and 2009, the Company recorded interest expense related to the Plant Owners of approximately $2,356,000 and $11,508,000, respectively, through their emergence from bankruptcy. Had the Company accrued interest on all of the Plant Owners’ liabilities subject to compromise for the years ended December 31, 2010 and 2009, interest expense would have been approximately $14,932,000 and $28,993,000, respectively.

Reorganization Costs – In accordance with FASB ASC 852, revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations. During the years ended December 31, 2010 and 2009, the Plant Owners settled a prepetition accrued liability with a vendor, resulting in a realized gain. Professional fees directly related to the reorganization include fees associated with advisors to the Plant Owners, unsecured creditors, secured creditors and administrative costs in complying with reporting rules under the Bankruptcy Code. As discussed in Note 1, the Company wrote off a portion of its unamortized deferred financing fees on the debt which is considered unlikely to be repaid by the Plant Owners.

The Plant Owners’ reorganization costs consisted of the following (in thousands):

	December 31,
	2010	2009
Professional fees	$4,026	$5,198
Write-off of unamortized deferred financing fees	—	7,545
Settlement of accrued liability	—	(2,008)
DIP financing fees	—	750
Trustee fees	127	122
Total	$4,153	$11,607

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

8.	INCOME TAXES.

The asset and liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for tax credits and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that those assets will be realized.

The Company files a consolidated federal income tax return. This return includes all corporate companies 80% or more owned by the Company as well as the Company’s pro-rata share of taxable income from pass-through entities in which the Company holds an ownership interest. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to the Company and its subsidiaries.

The Company recorded no provision for income taxes for the years ended December 31, 2010 and 2009.

A reconciliation of the differences between the United States statutory federal income tax rate and the effective tax rate as provided in the consolidated statements of operations is as follows:

	Years Ended December 31,
	2010	2009
Statutory rate	(35.0%)	(35.0%)
State income taxes, net of federal benefit	(4.9)	(5.4)
Stock compensation	(1.8)	0.0
Change in valuation allowance	41.5	40.2
Other	0.2	0.2
Effective rate	0.0%	0.0%

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Deferred income taxes are provided using the asset and liability method to reflect temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using presently enacted tax rates and laws. The components of deferred income taxes included in the consolidated balance sheets were as follows (in thousands):

	December 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforward	$144,814	$97,043
Capital loss carryover	7,180	—
Convertible notes and warrants	4,520	—
Stock-based compensation	3,446	3,309
Impairment of asset group	—	100,661
Deferred financing costs	—	5,476
Investment in partnerships	—	4,365
Derivative instruments mark-to-market	—	1,157
Other accrued liabilities	231	161
Other	279	918
Total deferred tax assets	160,470	213,090

Deferred tax liabilities:
Intangibles	(1,901)	(2,088)
Investment in New PE Holdco	(756)	—
Fixed assets	(191)	(22,681)
Total deferred tax liabilities	(2,848)	(24,769)

Valuation allowance	(158,713)	(189,412)
Net deferred tax liabilities	$(1,091)	$(1,091)

Classified in balance sheet as:
Deferred income tax benefit (current assets)	$—	$—
Deferred income taxes (long-term liability)	(1,091)	(1,091)
	$(1,091)	$(1,091)

At December 31, 2010 and 2009, the Company had federal net operating loss carryforwards of approximately $373,623,000 and $255,706,000, and state net operating loss carryforwards of approximately $388,479,000 and $260,792,000, respectively. These net operating loss carryforwards expire at various dates beginning in 2013. The deferred tax asset for the Company’s net operating loss carryforwards at December 31, 2010 does not include $5,420,000 which relates to the tax benefits associated with warrants and non-statutory options exercised by employees, members of the board and others under the various incentive plans. These tax benefits will be recognized in stockholders’ equity (deficit) rather than in the statements of operations but not until the period in which these amounts decrease taxes payable.

A portion of the Company’s net operating loss carryforwards will be subject to provisions of the tax law that limit the use of losses incurred by a company prior to becoming a member of a consolidated group as well as losses that existed at the time there is a change in control of an enterprise. The amount of the Company’s net operating loss carryforwards that would be subject to these limitations was approximately $76,928,000 at December 31, 2010.

In assessing whether the deferred tax assets are realizable, a more likely than not standard is applied. If it is determined that it is more likely than not that deferred tax assets will not be realized, a valuation allowance must be established against the deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the associated temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

A valuation allowance has been established in the amount of $158,713,000 and $189,412,000 at December 31, 2010 and 2009, respectively, based on Company’s assessment of the future realizability of certain deferred tax assets. For the years ended December 31, 2010 and 2009, the Company recorded an increase (decrease) in the valuation allowance of $(30,699,000) and $124,034,000, respectively. The valuation allowance on deferred tax assets is related to future deductible temporary differences and net operating loss carryforwards (exclusive of net operating losses associated with items recorded directly to equity) for which the Company has concluded it is more likely than not that these items will not be realized in the ordinary course of operations.

At December 31, 2010, the Company had no increase or decrease in unrecognized income tax benefits for the year as a result of tax positions taken in a prior or current period. There was no accrued interest or penalties relating to tax uncertainties at December 31, 2010. Unrecognized tax benefits are not expected to increase or decrease within the next twelve months.

The Company is subject to income tax in the United States federal jurisdiction and various state jurisdictions and has identified its federal tax return and tax returns in state jurisdictions below as “major” tax filings. These jurisdictions, along with the years still open to audit under the applicable statutes of limitation, are as follows:

Jurisdiction	Tax Years
Federal	2007 – 2009
California	2006 – 2009
Colorado	2006 – 2009
Idaho	2007 – 2009
Nebraska	2007 – 2008
Oregon	2007 – 2009
Wisconsin	2006 – 2008

However, because the Company had net operating losses and credits carried forward in several of the jurisdictions, including the United States federal and California jurisdictions, certain items attributable to closed tax years are still subject to adjustment by applicable taxing authorities through an adjustment to tax attributes carried forward to open years.

9.	PREFERRED STOCK.

The Company has 6,205,853 undesignated shares of authorized and unissued preferred stock, which may be designated and issued in the future on the authority of the Company’s Board of Directors. As of December 31, 2010, the Company had the following designated preferred stock:

Series A Preferred Stock – The Company has authorized 1,684,375 shares of Series A Cumulative Redeemable Convertible Preferred Stock (“Series A Preferred Stock”), with none outstanding at December 31, 2010 and 2009. Shares of Series A Preferred Stock that are converted into shares of the Company’s common stock revert to undesignated shares of authorized and unissued preferred stock.

Upon any issuance, the Series A Preferred Stock would rank senior in liquidation and dividend preferences to the Company’s common stock. Holders of Series A Preferred Stock would be entitled to quarterly cumulative dividends payable in arrears in cash in an amount equal to 5% per annum of the purchase price per share of the Series A Preferred Stock. The holders of the Series A Preferred Stock would have conversion rights initially equivalent to two shares of common stock for each share of Series A Preferred Stock, subject to customary antidilution adjustments. Certain specified issuances will not result in antidilution adjustments. The shares of Series A Preferred Stock would also be subject to forced conversion upon the occurrence of a transaction that would result in an internal rate of return to the holders of the Series A Preferred Stock of 25% or more. Accrued but unpaid dividends on the Series A Preferred Stock are to be paid in cash upon any conversion of the Series A Preferred Stock.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The holders of Series A Preferred Stock would have a liquidation preference over the holders of the Company’s common stock equivalent to the purchase price per share of the Series A Preferred Stock plus any accrued and unpaid dividends on the Series A Preferred Stock. A liquidation would be deemed to occur upon the happening of customary events, including transfer of all or substantially all of the Company’s capital stock or assets or a merger, consolidation, share exchange, reorganization or other transaction or series of related transaction, unless holders of 66 2/3% of the Series A Preferred Stock vote affirmatively in favor of or otherwise consent to such transaction.

Series B Preferred Stock – The Company has authorized 2,109,772 shares of Series B Preferred Stock, with 1,455,924 and 2,346,152 outstanding at December 31, 2010 and 2009, respectively. Shares of Series B Preferred Stock that are converted into shares of the Company’s common stock revert to undesignated shares of authorized and unissued preferred stock.

On March 18, 2008, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lyles United. The Purchase Agreement provided for the sale by the Company and the purchase by Lyles United of (i) 2,051,282 shares of the Company’s Series B Preferred Stock, all of which were initially convertible into an aggregate of 879,121 shares of the Company’s common stock based on an initial three-for-one conversion ratio, and (ii) a warrant to purchase an aggregate of 439,560 shares of the Company’s common stock at an exercise price of $49.00 per share. On March 27, 2008, the Company consummated the purchase and sale of the Series B Preferred Stock. Upon issuance, the Company recorded $39,898,000, net of issuance costs, in stockholders’ equity (deficit). The warrant has an exercise period of ten years from the date of issuance.

On May 20, 2008, the Company entered into a Securities Purchase Agreement (the “May Purchase Agreement”) with Neil M. Koehler, William L. Jones, Paul P. Koehler and Thomas D. Koehler (the “May Purchasers”). The May Purchase Agreement provided for the sale by the Company and the purchase by the May Purchasers of (i) an aggregate of 294,870 shares of the Company’s Series B Preferred Stock, all of which were initially convertible into an aggregate of 126,373 shares of the Company’s common stock based on an initial three-for-one conversion ratio, and (ii) warrants to purchase an aggregate of 63,186 shares of the Company’s common stock at an exercise price of $49.00 per share. On May 22, 2008, the Company consummated the purchase and sale under the May Purchase Agreement. Upon issuance, the Company recorded $5,745,000, net of issuance costs, in stockholders’ equity (deficit). The warrants have an exercise period of ten years from the date of issuance.

The Series B Preferred Stock ranks senior in liquidation and dividend preferences to the Company’s common stock. Holders of Series B Preferred Stock are entitled to quarterly cumulative dividends payable in arrears in cash in an amount equal to 7.00% per annum of the purchase price per share of the Series B Preferred Stock; however, subject to the provisions of the Letter Agreement described below, such dividends may, at the option of the Company, be paid in additional shares of Series B Preferred Stock based initially on liquidation value of the Series B Preferred Stock. The holders of Series B Preferred Stock have a liquidation preference over the holders of the Company’s common stock initially equivalent to $19.50 per share of the Series B Preferred Stock plus any accrued and unpaid dividends on the Series B Preferred Stock. A liquidation will be deemed to occur upon the happening of customary events, including the transfer of all or substantially all of the capital stock or assets of the Company or a merger, consolidation, share exchange, reorganization or other transaction or series of related transaction, unless holders of 66 2/3% of the Series B Preferred Stock vote affirmatively in favor of or otherwise consent that such transaction shall not be treated as a liquidation. The Company believes that such liquidation events are within its control and therefore has classified the Series B Preferred Stock in stockholders’ equity (deficit).

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The holders of the Series B Preferred Stock have conversion rights initially equivalent to three shares of common stock for each share of Series B Preferred Stock. The conversion ratio is subject to customary antidilution adjustments. In addition, antidilution adjustments are to occur in the event that the Company issues equity securities at a price equivalent to less than the then conversion ratio, initially $6.50 per share, including derivative securities convertible into equity securities (on an as-converted or as-exercised basis). The shares of Series B Preferred Stock are also subject to forced conversion upon the occurrence of a transaction that would result in an internal rate of return to the holders of the Series B Preferred Stock of 25% or more. The forced conversion is to be based upon the conversion ratio as last adjusted. Accrued but unpaid dividends on the Series B Preferred Stock are to be paid in cash upon any conversion of the Series B Preferred Stock.

The holders of Series B Preferred Stock vote together as a single class with the holders of the Company’s common stock on all actions to be taken by the Company’s stockholders. Each share of Series B Preferred Stock entitles the holder to the number of votes equal to the number of shares of common stock into which each share of Series B Preferred Stock is convertible on all matters to be voted on by the stockholders of the Company. Notwithstanding the foregoing, the holders of Series B Preferred Stock are afforded numerous customary protective provisions with respect to certain actions that may only be approved by holders of a majority of the shares of Series B Preferred Stock.

In connection with the closing of the above mentioned sales of its Series B Preferred Stock, the Company entered into Letter Agreements with Lyles United and the May Purchasers under which the Company expressly waived its rights under the Certificate of Designations to make dividend payments in additional shares of Series B Preferred Stock in lieu of cash dividend payments without the prior written consent of Lyles United and the May Purchasers.

Registration Rights Agreement – In connection with the closing of the sale of its Series B Preferred Stock, the Company entered into a Registration Rights Agreement with Lyles United. The Registration Rights Agreement is to be effective until the holders of the Series B Preferred Stock, and their affiliates, as a group, own less than 10% for each of the series issued, including common stock into which such Series B Preferred Stock has been converted. The Registration Rights Agreement provides that holders of a majority of the Series B Preferred Stock, including common stock into which such Series B Preferred Stock has been converted, may demand and cause the Company, at any time after the first anniversary of the Closing, to register on their behalf the shares of common stock issued, issuable or that may be issuable upon conversion of the Preferred Stock and as payment of dividends thereon, and upon exercise of the related warrants (collectively, the “Registrable Securities”). The Company is required to keep such registration statement effective until such time as all of the Registrable Securities are sold or until such holders may avail themselves of Rule 144 for sales of Registrable Securities without registration under the Securities Act of 1933, as amended. The holders are entitled to two demand registrations on Form S-1 and unlimited demand registrations on Form S-3; provided, however, that the Company is not obligated to effect more than one demand registration on Form S-3 in any calendar year. In addition to the demand registration rights afforded the holders under the Registration Rights Agreement, the holders are entitled to unlimited “piggyback” registration rights. These rights entitle the holders who so elect to be included in registration statements to be filed by the Company with respect to other registrations of equity securities. The Company is responsible for all costs of registration, plus reasonable fees of one legal counsel for the holders, which fees are not to exceed $25,000 per registration. The Registration Rights Agreement includes customary representations and warranties on the part of both the Company and the holders and other customary terms and conditions.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The Company recorded preferred stock dividends of $2,847,000 and $3,202,000 for the years ended December 31, 2010 and 2009, respectively.

10.	COMMON STOCK AND WARRANTS.

On October 6, 2010, as part of the Convertible Note financing, the Company issued Warrants which are immediately exercisable and entitle the holders of the Warrants to purchase up to an aggregate of 2,941,178 shares of the Company’s common stock until October 6, 2017 at an exercise price of $5.95 per share (“Warrant Exercise Price”), which price is subject to adjustment. The Warrants include both cash and cashless exercise provisions.

The Warrant Exercise Price is subject to adjustment for stock splits, combinations or similar events, and, in such event, the number of shares issuable upon the exercise of the Warrants will also be adjusted so that the aggregate Warrant Exercise Price shall be the same immediately before and immediately after the adjustment. In addition, the Warrant Exercise Price is also subject to a “full ratchet” anti-dilution adjustment where if the Company issues or is deemed to have issued securities at a price lower than the then applicable Warrant Exercise Price, the Warrant Exercise Price will immediately decline to equal the price at which the Company issues or is deemed to have issued its common stock.

If the Company sells or issues any securities with “floating” conversion prices based on the market price of its common stock, a holder of a Warrant has the right to substitute the “floating” conversion price for the Warrant Exercise Price upon exercise of all or part of the Warrant.

Similar to the Convertible Notes, the Warrants require payments to be made by the Company for failure to deliver the shares of common stock issuable upon exercise.

The Warrants may not be converted if, after giving effect to the conversion, the investor together with its affiliates would beneficially own in excess of 4.99% or 9.99% (which percentage has been established at the election of each selling security holder) of the Company’s outstanding shares of common stock. The blocker applicable to the exercise of the Warrants may be raised or lowered, subject to an advance notice period, to any other percentage not in excess of 9.99%.

If the Company issues options, convertible securities, warrants, stock, or similar securities to holders of its common stock, each holder of a Warrant has the right to acquire the same as if the holder had exercised its Warrant. The Warrants prohibit the Company from entering into specified transactions involving a change of control, unless the successor entity is a publicly traded corporation that assumes all of the Company’s obligations under the Warrants under a written agreement approved by all of the holders of the Warrants before the transaction is completed. When there is a transaction involving a permitted change of control, a holder of a Warrant will have the right to force the Company to repurchase the holder’s Warrants for a purchase price in cash equal to the Black Scholes value of the then unexercised portion of the Warrants.

If at any time after the date the Company has initially satisfied certain specified conditions, and (i) its common stock trades at a price equal to or greater than $14.84 per share for 20 trading days in any 30 consecutive trading day period (“Mandatory Exercise Measuring Period”), (ii) the average daily dollar trading volume of the Company’s common stock for each trading day during the Mandatory Exercise Measuring Period exceeds $250,000 per day, and (iii) all such conditions are then satisfied, the Company will have the right to require the holders of the Warrants to fully exercise all, but not less than all, of the Warrants (subject to the blocker).

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The initial number of shares of the Company’s common stock issuable upon exercise of the Warrants is 2,941,178, which is based on the current exercise price of $5.95 per share. The exercise price is subject to adjustments as noted above, and therefore, there is no maximum number of shares of the Company’s common stock that may be issued, or if any, prior to the end of the term of the Warrants.

The Company has determined that the Warrants did not meet the conditions for classification in stockholders’ equity and as such, has recorded them as a liability at fair value. The Company must revalue the Warrants at each reporting period. Accordingly, the Company recorded fair value adjustments of $7,445,000 for their initial recognition and a gain of $1,727,000 for subsequent changes in fair value, which is attributed to term shortening and reduction in the market value of the Company’s common stock, resulting in the Warrants becoming out of the money at December 31, 2010. See Note 13 for the Company’s fair value assumptions.

In March 2008, the Company issued warrants to purchase an aggregate of 439,560 shares of common stock at an exercise price of $49.00 per share, which expire in 2018. In May 2008, the Company issued warrants to purchase an aggregate of 63,186 shares of common stock at an exercise price of $49.00 per share, which expire in 2018. See Note 9—Preferred Stock. In March 2008, the Company also issued warrants to purchase 14,286 shares of common stock at an exercise price of $56.00 per share, which expired unexercised in 2009.

In May 2008, the Company issued warrants to purchase an aggregate of 428,571 shares of common stock at an exercise price of $49.70 per share, which expire in 2013.

The following table summarizes warrant activity for the years ended December 31, 2010 and 2009 (number of shares in thousands):

	Number of Shares	Price per Share	Weighted Average Exercise Price
Balance at December 31, 2008	945	$49.00 – $56.00	$49.42
Warrants expired	(14)	$56.00	$56.00
Balance at December 31, 2009	931	$49.00 – $49.70	$49.35
Warrants issued	2,941	$5.95	$5.95
Balance at December 31, 2010	3,872	$5.95 – $49.70	$16.38

11.	STOCK-BASED COMPENSATION.

The Company has three equity incentive compensation plans: an Amended 1995 Incentive Stock Plan, a 2004 Stock Option Plan and a 2006 Stock Incentive Plan.

2004 Stock Option Plan – The 2004 Stock Option Plan authorized the issuance of incentive stock options (“ISOs”) and non-qualified stock options (“NQOs”) to the Company’s officers, directors or key employees or to consultants that do business with the Company for up to an aggregate of 357,143 shares of common stock. On September 7, 2006, the Company terminated the 2004 Stock Option Plan, except to the extent of issued and outstanding options then existing under the plan. The Company had 11,429 stock options outstanding under its 2004 Stock Option Plan at December 31, 2010 and 2009.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Summaries of the status of Company’s stock option plans as of December 31, 2010 and 2009 and of changes in options outstanding under the Company’s plans during those years are as follows (in thousands, except exercise prices):

	Years Ended December 31,
	2010		2009
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	11	$57.82	18	$51.59
Terminated	—	—	(7)	41.65
Outstanding at end of year	11	$57.82	11	$57.82
Options exercisable at end of year	11	$57.82	11	$57.82

Stock options outstanding as of December 31, 2010, were as follows (number of shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$57.75-$58.10	11	4.57	$57.82	11	$57.82

The options outstanding and exercisable at December 31, 2010 and 2009 had no intrinsic value.

2006 Stock Incentive Plan – The 2006 Stock Incentive Plan authorizes the issuance of options, restricted stock, restricted stock units, stock appreciation rights, direct stock issuances and other stock-based awards to the Company’s officers, directors or key employees or to consultants that do business with the Company for up to an aggregate of 857,143 shares of common stock.

The Company grants to certain employees and directors shares of restricted stock under its 2006 Stock Incentive Plan pursuant to restricted stock agreements. A summary of unvested restricted stock activity is as follows (shares in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2008	108	$49.77
Vested	(31)	$56.21
Canceled	(37)	$36.61
Unvested at December 31, 2009	40	$56.63
Issued	585	$ 8.40
Vested	(145)	$14.91
Canceled	(11)	$45.64
Unvested at December 31, 2010	469	$ 9.66

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Stock-based compensation expense related to employee and non-employee stock grants and options recognized in income were as follows (in thousands):

	Years Ended December 31,
	2010	2009
Employees	$1,895	$1,660
Non-employees	576	264
Total stock-based compensation expense	$2,471	$1,924

At December 31, 2010, the total compensation cost related to unvested awards which had not been recognized was $4,523,000 and the associated weighted-average period over which the compensation cost attributable to those unvested awards would be recognized was 2.4 years.

12.	COMMITMENTS AND CONTINGENCIES.

Commitments – The following is a description of significant commitments at December 31, 2010:

Operating Leases – Future minimum lease payments required by non-cancelable operating leases in effect at December 31, 2010 are as follows (in thousands):

Years Ended December 31,	Amount
2011	$1,669
2012	1,240
2013	1,196
2014	735
2015	747
Thereafter	4,521
Total	$10,108

Total rent expense during the years ended December 31, 2010 and 2009 was $1,598,000 and $2,320,000, respectively.

Sales Commitments – At December 31, 2010, the Company had entered into sales contracts with its major customers to sell certain quantities of ethanol, WDG and syrup. The volumes indicated in the indexed price contracts table will be sold at publicly-indexed sales prices determined by market prices in effect on their respective transaction dates (in thousands):

Fixed-Price Contracts
Ethanol	$4,109
WDG and syrup	2,508
Total	$6,617

Indexed-Price Contracts (Volume)
Ethanol (gallons)	115,333
WDG and syrup	36

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Purchase Commitments – At December 31, 2010, the Company had fixed-price purchase contracts with its suppliers to purchase $4,688,000 of ethanol and indexed-price purchase contracts with its suppliers to purchase 18,500 gallons of ethanol. These fixed- and indexed-price commitments will be satisfied throughout 2011.

Contingencies – The following is a description of significant contingencies at December 31, 2010:

Litigation – General – The Company is subject to various claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee-related matters, and others. When the Company is aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, the Company discloses the claim if the likelihood of a potential loss is reasonably possible and the amount involved could be material. While there can be no assurances, the Company does not expect that any of its pending legal proceedings will have a material financial impact on the Company’s operating results.

Litigation – Delta-T Corporation – On August 18, 2008, Delta-T Corporation filed suit in the United States District Court for the Eastern District of Virginia (the “First Virginia Federal Court case”), naming Pacific Ethanol, Inc. as a defendant, along with its former subsidiaries Pacific Ethanol Stockton, LLC, Pacific Ethanol Imperial, LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Magic Valley, LLC and Pacific Ethanol Madera, LLC. The suit alleged breaches of the parties’ Engineering, Procurement and Technology License Agreements, breaches of a subsequent term sheet and letter agreement and breaches of indemnity obligations. The complaint sought specified contract damages of approximately $6,500,000, along with other unspecified damages. All of the defendants moved to dismiss the First Virginia Federal Court case for lack of personal jurisdiction and on the ground that all disputes between the parties must be resolved through binding arbitration, and, in the alternative, moved to stay the First Virginia Federal Court case pending arbitration. In January 2009, these motions were granted by the Court, compelling the case to arbitration with the American Arbitration Association (the “AAA”). By letter dated June 10, 2009, the AAA notified the parties to the arbitration that the matter was automatically stayed as a result of the Chapter 11 Filings.

On March 18, 2009, Delta-T Corporation filed a cross-complaint against Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC in the Superior Court of the State of California in and for the County of Imperial. The cross-complaint arose out of a suit by OneSource Distributors, LLC against Delta-T Corporation. On March 31, 2009, Delta-T Corporation and Bateman Litwin N.V, a foreign corporation, filed a third-party complaint in the United States District Court for the District of Minnesota naming Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC as defendants. The third-party complaint arose out of a suit by Campbell-Sevey, Inc. against Delta-T Corporation. On April 6, 2009, Delta-T Corporation filed a cross-complaint against Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC in the Superior Court of the State of California in and for the County of Imperial. The cross-complaint arose out of a suit by GEA Westfalia Separator, Inc. against Delta-T Corporation. Each of these actions allegedly related to the aforementioned Engineering, Procurement and Technology License Agreements and Delta-T Corporation’s performance of services thereunder. The third-party suit and the cross-complaints asserted many of the factual allegations in the First Virginia Federal Court case and sought unspecified damages.

On June 19, 2009, Delta-T Corporation filed suit in the United States District Court for the Eastern District of Virginia (the “Second Virginia Federal Court case”), naming Pacific Ethanol, Inc. as the sole defendant. The suit alleged breaches of the parties’ Engineering, Procurement and Technology License Agreements, breaches of a subsequent term sheet and letter agreement, and breaches of indemnity obligations. The complaint sought specified contract damages of approximately $6,500,000, along with other unspecified damages.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

In connection with the Chapter 11 Filings, the Plant Owners moved the Bankruptcy Court to enter a preliminary injunction in favor of the Plant Owners and Pacific Ethanol, Inc. staying and enjoining all of the aforementioned litigation and arbitration proceedings commenced by Delta-T Corporation. On August 6, 2009, the Bankruptcy Court ordered that the litigation and arbitration proceedings commenced by Delta-T Corporation be stayed and enjoined until September 21, 2009 or further order of the court, and that the Plant Owners, Pacific Ethanol, Inc. and Delta-T Corporation complete mediation by September 20, 2009 for purposes of settling all disputes between the parties. Following mediation, the parties reached an agreement under which a stipulated order was entered in the Bankruptcy Court on September 21, 2009, providing for a complete mutual release and settlement of any and all claims between Delta-T Corporation and the Plant Owners, a complete reservation of rights as between Pacific Ethanol, Inc. and Delta-T Corporation, and a stay of all proceedings by Delta-T Corporation against Pacific Ethanol, Inc. until December 31, 2009. As a result of the complete mutual release and settlement, the Company recorded a gain of approximately $2,008,000 in reorganization costs for the year ended December 31, 2009.

On March 1, 2010, Delta-T Corporation resumed active litigation of the Second Virginia Federal Court case by filing a motion for entry of a default judgment. Also on March 1, 2010, Pacific Ethanol, Inc. filed a motion for extension of time for its first appearance in the Second Virginia Federal Court case and also filed a motion to dismiss Delta-T Corporation’s complaint based on the mandatory arbitration clause in the parties’ contracts, and alternatively to stay proceedings during the pendency of arbitration. These motions were argued on March 31, 2010. The Court ruled on the motions in May 2010, denying Delta-T Corporation’s motion for entry of a default judgment, and compelling the case to arbitration with the AAA.

On May 25, 2010, Delta-T Corporation filed a Voluntary Petition in the Bankruptcy Court for the Eastern District of Virginia under Chapter 7 of the Bankruptcy Code. The Company believes that Delta-T Corporation has liquidated its assets and abandoned its claims against the Company.

Litigation – Barry Spiegel – State Court Action – On December 22, 2005, Barry J. Spiegel, a former shareholder and director of Accessity, filed a complaint in the Circuit Court of the 17th Judicial District in and for Broward County, Florida (Case No. 05018512), or the State Court Action, against Barry Siegel, Philip Kart, Kenneth Friedman and Bruce Udell, or collectively, the Individual Defendants. Messrs. Udell and Friedman are former directors of Accessity and Pacific Ethanol. Mr. Kart is a former executive officer of Accessity and Pacific Ethanol. Mr. Siegel is a former director and former executive officer of Accessity and Pacific Ethanol.

The State Court Action relates to the Share Exchange Transaction and purports to state the following five counts against the Individual Defendants: (i) breach of fiduciary duty, (ii) violation of the Florida Deceptive and Unfair Trade Practices Act, (iii) conspiracy to defraud, (iv) fraud, and (v) violation of Florida’s Securities and Investor Protection Act. Mr. Spiegel based his claims on allegations that the actions of the Individual Defendants in approving the Share Exchange Transaction caused the value of his Accessity common stock to diminish and is seeking approximately $22.0 million in damages. On March 8, 2006, the Individual Defendants filed a motion to dismiss the State Court Action. Mr. Spiegel filed his response in opposition on May 30, 2006. The court granted the motion to dismiss by Order dated December 1, 2006, on the grounds that, among other things, Mr. Spiegel failed to bring his claims as a derivative action.

On February 9, 2007, Mr. Spiegel filed an amended complaint which purports to state the following five counts: (i) breach of fiduciary duty, (ii) fraudulent inducement, (iii) violation of Florida’s Securities and Investor Protection Act, (iv) fraudulent concealment, and (v) breach of fiduciary duty of disclosure. The amended complaint included Pacific Ethanol as a defendant. On March 30, 2007, Pacific Ethanol filed a motion to dismiss the amended complaint. Before the court could decide that motion, on June 4, 2007, Mr. Spiegel amended his complaint, which purports to state two counts: (a) breach of fiduciary duty, and (b) fraudulent inducement. The first count is alleged against the Individual Defendants and the second count is alleged against the Individual Defendants and Pacific Ethanol. The amended complaint was, however, voluntarily dismissed on August 27, 2007, by Mr. Spiegel as to Pacific Ethanol.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Mr. Spiegel sought and obtained leave to file another amended complaint on June 25, 2009, which renewed his case against Pacific Ethanol, and named three additional individual defendants, and asserted the following three counts: (x) breach of fiduciary duty, (y) fraudulent inducement, and (z) aiding and abetting breach of fiduciary duty. The first two counts are alleged solely against the Individual Defendants. With respect to the third count, Mr. Spiegel has named Pacific Ethanol California, Inc. (formerly known as Pacific Ethanol, Inc.), as well as William L. Jones, Neil M. Koehler and Ryan W. Turner. Messrs. Jones and Turner are directors of Pacific Ethanol. Mr. Turner is a former officer of Pacific Ethanol. Mr. Koehler is a director and officer of Pacific Ethanol. Pacific Ethanol and the Individual Defendants filed a motion to dismiss the count against them, and the court granted the motion. Plaintiff then filed another amended complaint, and Defendants once again moved to dismiss. The motion was heard on February 17, 2010, and the court, on March 22, 2010, denied the motion requiring Pacific Ethanol and Messrs. Jones, Koehler and Turner to answer the complaint and respond to discovery requests.

Litigation – Barry Spiegel – Federal Court Action – On December 28, 2006, Barry J. Spiegel, filed a complaint in the United States District Court, Southern District of Florida (Case No. 06-61848), or the Federal Court Action, against the Individual Defendants and Pacific Ethanol. The Federal Court Action relates to the Share Exchange Transaction and purports to state the following three counts: (i) violations of Section 14(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, and Securities and Exchange Commission Rule 14a-9 promulgated thereunder, (ii) violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and (iii) violation of Section 20(A) of the Exchange Act. The first two counts are alleged against the Individual Defendants and Pacific Ethanol and the third count is alleged solely against the Individual Defendants. Mr. Spiegel bases his claims on, among other things, allegations that the actions of the Individual Defendants and Pacific Ethanol in connection with the Share Exchange Transaction resulted in a share exchange ratio that was unfair and resulted in the preparation of a proxy statement seeking shareholder approval of the Share Exchange Transaction that contained material misrepresentations and omissions. Mr. Spiegel is seeking in excess of $15.0 million in damages.

Mr. Spiegel amended the Federal Court Action on March 5, 2007, and Pacific Ethanol and the Individual Defendants filed a Motion to Dismiss the amended pleading on April 23, 2007. Plaintiff Spiegel sought to stay his own federal case, but the Motion was denied on July 17, 2007. The court required Mr. Spiegel to respond to the Company’s Motion to Dismiss. On January 15, 2008, the court rendered an Order dismissing the claims under Section 14(a) of the Exchange Act on the basis that they were time barred and that more facts were needed for the claims under Section 10(b) of the Exchange Act. The court, however, stayed the entire case pending resolution of the State Court Action. On November 9, 2011, the Company and parties to the Spiegel cases entered into a confidential settlement agreement to settle all matters relating to the State Court Action and the Federal Court Action.  The settlement agreement became effective on November 21, 2011 whereupon the State Court Action and the Federal Court Action were dismissed with prejudice.

13.      FAIR VALUE MEASUREMENTS.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1 – Observable inputs – unadjusted quoted prices in active markets for identical assets and liabilities;

•	Level 2 – Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

•
Level 3 – Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable. For fair value measurements using significant unobservable inputs, a description of the inputs and the information used to develop the inputs is required along with a reconciliation of Level 3 values from the prior reporting period.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

Convertible Notes and Warrants – As discussed in Notes 6 and 10, the Company recorded the Convertible Notes and Warrants at fair value and designated them as Level 3 on their issuance date.

The Convertible Notes were valued using a combination of a Monte Carlo Binomial Lattice-Based valuation methodology for the embedded conversion feature, adjusted for marketability restrictions, combined with a discounted cash flow model for the payment stream of the debt instrument. Significant assumptions used in the valuation at both the issuance date and December 31, 2010 are as follows:

Assumptions	October 6, 2010	December 31, 2010
Conversion price	$5.95	$5.95
Volatility	73.7%	68.4%
Risk free interest rate	0.24%	0.29%
Term (years)	1.27	1.03
Marketability discount	32.0%	27.0%
Discount rate on plain debt	30.0%	30.0%

Based on the above, the Company estimated the fair value of the Convertible Notes to be $37,474,000 at October 6, 2010 and $38,108,000 at December 31, 2010.

The Warrants were valued using a Monte Carlo Binomial Lattice-Based valuation methodology, adjusted for marketability restrictions. Significant assumptions used in the valuations at both the issuance date and December 31, 2010 are as follows:

Assumptions	October 6, 2010	December 31, 2010
Strike price	$5.95	$5.95
Volatility	67.0%	63.5%
Risk free interest rate	1.77%	2.71%
Term (years)	7.00	6.90
Marketability discount	50.4%	44.4%

Based on the above, the Company estimated the fair value of the Warrants to be $7,445,000 at October 6, 2010 and $5,718,000 at December 31, 2010.

Interest Rate Caps and Swaps – Prior to the Effective Date, the Company classified the Plant Owners’ interest rate caps and swaps into the following levels depending on the inputs used to determine their fair values. The fair value of the interest rate caps were designated as Level 2 based on quoted prices on similar assets or liabilities in active markets. The fair values of the interest rate swaps were designated as Level 3 and were based on a combination of observable inputs and material unobservable inputs.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The Plant Owners had five pay-fixed-and-receive variable interest rate swaps in liability positions which were extinguished as part of the emergence from bankruptcy. The value of these swaps was materially affected by the Plant Owners’ credit. A pre-credit fair value of each swap was determined using conventional present value discounting based on the 3-year Euro dollar futures curves and the LIBOR swap curve beyond 3 years, resulting in a liability of approximately $4,070,000 and $7,189,000 at June 29, 2010 and December 31, 2009, respectively. To reflect the Plant Owners’ financial condition and Chapter 11 Filings, a recovery rate of 40% was applied to that value. Management elected the 40% recovery rate in the absence of any other company-specific information. As the recovery rate is a material unobservable input, these swaps were considered Level 3. It is the Company’s understanding that a 40% recovery rate reflects the standard market recovery rate provided by Bloomberg in probability of default calculations. The Company applied its interpretation of the 40% recovery rate to the swap liability, reducing the liability by 60% to approximately $1,628,000 and $2,875,000 at June 29, 2010 and December 31, 2009, respectively, to reflect the credit risk to counterparties. On June 29, 2010, the liability balance was removed from the Company’s consolidated financial statements as discussed in Note 7.

Other Derivative Instruments – The Company’s other derivative instruments consist of commodity positions and other interest rate caps and swaps. The fair value of the commodity positions are based on quoted prices on the commodity exchanges and are designated as Level 1; the fair value of the interest rate caps and certain swaps are based on quoted prices on similar assets or liabilities in active markets and discounts to reflect potential credit risk to lenders and are designated as Level 2; and certain interest rate swaps are based on a combination of observable inputs and material unobservable inputs.

The following table summarizes fair value measurements by level at December 31, 2010 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Interest rate caps	—	—	—	—
Total Assets	$—	$—	$—	$—

Liabilities:
Convertible notes	$—	$—	$38,108	$38,108
Warrants(1)	—	—	5,718	5,718
Commodity contracts	15	—	—	15
Total Liabilities	$15	$—	$43,826	$43,841
__________
(1)      Included in other liabilities in the consolidated balance sheets.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

The following table summarizes fair value measurements by level at December 31, 2009 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Interest rate caps	$—	$21	$—	$21
Total Assets	$—	$21	$—	$21

Liabilities:
Interest rate caps and swaps	$—	$971	$2,875	$3,846
Total Liabilities	$—	$971	$2,875	$3,846

For fair value measurements using significant unobservable inputs (Level 3), a description of the inputs and the information used to develop the inputs is required along with a reconciliation of Level 3 values from the prior reporting period. The changes in the Company’s fair value of its Level 3 inputs are as follows (in thousands):

	Convertible Notes	Warrants	Interest Rate Swaps
Balance, December 31, 2008	$—	$—	$(5,245)
Adjustments to fair value for the period	—	—	2,370
Balance, December 31, 2009	—	—	(2,875)
Issuance of convertible notes and warrants	37,474	7,445	—
Adjustments to fair value for the period	634	(1,727)	1,247
Gain recognized in bankruptcy exit	—	—	1,628
Balance, December 31, 2010	$38,108	$5,718	—

Reconciliation of Impact to Statements of Operations – The following reconciliation summarizes the initial amounts recognized for the issuance of the Convertible Notes and Warrants and subsequent amounts that are recorded in the statements of operations as fair value adjustments to the Convertible Notes and Warrants (in thousands):

	Balance Sheet		Statements of Operations
	Convertible Notes	Warrants	Fair Value Gain (Loss)
Issuance of $35.0 million on October 6, 2010	$37,474	$7,445	$(9,919)
Write off of issuance costs	—	—	(2,910)
Adjustments to fair value for the period	634	(1,727)	1,093
Ending balance, December 31, 2010	$38,108	$5,718	$(11,736)

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

14.    RELATED PARTY TRANSACTIONS.

The Company had accrued and unpaid dividends in respect of its Series B Preferred Stock of $6,050,000 and $3,202,000 as of December 31, 2010 and 2009, respectively.

The Company had notes payable to its Chairman of the Board and its Chief Executive Officer totaling $1,250,000 and $2,000,000 and accrued and unpaid interest in respect of these notes of $0 and $120,000 as of December 31, 2010 and 2009, respectively. On October 29, 2010, the Company paid all accrued interest and $750,000 in principal under these notes. On November 5, 2010, the Company entered into amendments to these notes, extending the maturity date to March 31, 2012.

The Company had notes payable to Lyles in the aggregate principal amount of $31,500,000 and accrued and unpaid interest and fees in respect of these notes of $2,731,000 as of December 31, 2009. On October 6, 2010, the Company paid in full all amounts owed under its notes payable to Lyles, consisting of $12,500,000 in principal and $4,537,000 in accrued interest and fees.

In May 2009, the Company entered into a consulting agreement with Ryan W. Turner, who is the son-in-law of the Company’s Chairman of the Board, at $10,000 per month for consulting services relating to the Company’s restructuring efforts. In November 2009, the Company executed a new consulting agreement with Mr. Turner at $20,000 per month for similar consulting services. The Company paid Mr. Turner an aggregate of $23,100 and $86,500 for the years ended December 31, 2010 and 2009, respectively, under these arrangements. As of December 31, 2010 and 2009, the Company had no outstanding accounts payable to Mr. Turner. The Company’s consulting relationship with Mr. Turner was terminated in connection with his appointment to the Company’s Board of Directors in February 2010.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

15.    PLANT OWNERS’ CONDENSED COMBINED FINANCIAL STATEMENTS

Since the consolidated financial statements of the Company include entities other than the Plant Owners, below are the condensed combined financial statements of the Plant Owners for the periods included in these consolidated financial statements during the pendency of their Chapter 11 Filings. These condensed combined financial statements have been prepared, in all material respects, on the same basis as the consolidated financial statements of the Company. The condensed combined financial statements of the Plant Owners during the pendency of their Chapter 11 Filings are as follows (unaudited, in thousands):

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED BALANCE SHEET
As of December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$3,246
Accounts receivable trade	716
Accounts receivable related parties	2,371
Inventories	7,789
Prepaid expenses	1,131
Other current assets	1,029
Total current assets	16,282
Property and equipment, net	160,000
Other assets	858
Total Assets	$177,140

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Accounts payable – trade	$2,219
Accrued liabilities	174
Other liabilities – related parties	36
DIP financing and rollup	39,654
Other current liabilities	1,504
Total current liabilities	43,587

Other liabilities	61
Liabilities subject to compromise	242,417
Total Liabilities	286,065
Member’s Deficit:
Member’s equity	257,487
Accumulated deficit	(366,412)
Total Member’s Deficit	(108,925)
Total Liabilities and Member’s Deficit	$177,140

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF OPERATIONS

	January 1, 2010 to June 29, 2010	May 17, 2009 to December 31, 2009

Net sales	$89,737	$50,448
Cost of goods sold	98,140	66,470
Gross loss	(8,403)	(16,022)
Selling, general and administrative expenses	1,829	2,420
Asset impairments	—	247,657
Loss from operations	(10,232)	(266,099)
Other expense, net	(1,253)	(267)
Loss before reorganization costs and gain from bankruptcy exit	(11,485)	(266,366)
Reorganization costs	(4,153)	(11,607)
Gain from bankruptcy exit	119,408	—
Net income (loss)	$103,770	$(277,973)

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	January 1, 2010 to June 29, 2010	May 17, 2009 to December 31, 2009
Operating Activities:
Net income (loss)	$103,770	$(277,973)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Non-cash reorganization costs:
Gain on bankruptcy exit	(119,408)	—
Write-off of unamortized deferred financing fees	—	7,545
Settlement of accrued liability	—	(2,008)
Asset impairments	—	247,657
Depreciation and amortization of intangibles	5,064	16,042
Gain on derivative instruments	(1,206)	(1,572)
Amortization of deferred financing costs	85	61
Changes in operating assets and liabilities:
Accounts receivable	(5,059)	(103)
Inventories	2,948	(5,016)
Prepaid expenses and other assets	159	(378)
Accounts payable and accrued expenses	6,839	(442)
Net cash used in operating activities	$(6,808)	$(16,187)
Investing Activities:
Additions to property and equipment	$(310)	$(446)
Net cash impact of bankruptcy exit	(1,301)	—
Net cash used in investing activities	$(1,611)	$(446)
Financing Activities:
Proceeds from borrowings under DIP financing	$5,173	$19,827
Net cash provided by financing activities	$5,173	$19,827
Net increase (decrease) in cash and cash equivalents	(3,246)	3,194
Cash and cash equivalents at beginning of period	3,246	52
Cash and cash equivalents at end of period	$—	$3,246

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

16.    SUBSEQUENT EVENTS.

Initial Note and Initial Warrant Exchange – On January 7, 2011, under the terms of exchange agreements with the holders of the Initial Notes and Initial Warrants, the Company issued $35,000,000 in principal amount of Convertible Notes in exchange for the Initial Notes and issued Warrants to purchase an aggregate of 2,941,178 shares of the Company’s common stock in exchange for the Initial Warrants.

Amendment and Waiver to Convertible Notes and Warrants – On March 24, 2011, the Company entered into a separate Amendment and Waiver Agreement with each of the Convertible Note investors (collectively, the “Waiver Agreements”). Under the terms of the Waiver Agreements, (i) the date the Company is required to deliver the Company’s installment notice with respect to the May 2, 2011 installment date was changed from March 31, 2011 to March 24, 2011 and (ii) the date the Company is required to deliver the pre-installment shares with respect to the May 2, 2011 installment date was changed from April 4, 2011 to March 25, 2011. Under the terms of the Waiver Agreements, each of the Convertible Note investors also waived an equity conditions failure under the Convertible Notes that may be triggered by the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Additionally, the Registration Rights Agreement was amended to include the period consisting of the trading days beginning and including the date of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Convertible Note Payments – From January 1, 2011, through March 31, 2011, the Company issued 2,128,386 shares of its common stock in connection with its Convertible Notes.

Series B Conversion – From January 1, 2011, through March 31, 2011, 528,982 shares of the Company’s Series B Preferred Stock were converted into 443,589 shares of the Company’s common stock.

PACIFIC ETHANOL, INC.

PROSPECTUS

February 13, 2012

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any accompanying supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.